                                   PRELIMINARY

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 5)

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement            [_] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a- 6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                               Silver Diner, Inc.
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)   Title of each class of securities to which transaction applies:

   (2)   Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)   Proposed maximum aggregate value of transaction:

   (5)   Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)   Amount Previously Paid:

   (2)   Form, Schedule or Registration Statement No.:

   (3)   Filing Party:

   (4)   Date Filed:

                    [GRAPHIC SILVER DINER LOGO APPEARS HERE]

                              11806 Rockville Pike
                            Rockville, Maryland 20852

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 27, 2002

        The annual meeting of shareholders of Silver Diner, Inc., a Delaware corporation, will be held on Friday, September 27, 2002 at 10:00 a.m. (Eastern time), at the Homewood Suites Hotel, 8130 Porter Road, Falls Church, Virginia 22042, for the following purposes:

1.   To elect the company's directors;

2. To amend the company's Certificate of Incorporation, as amended, to effectuate a reverse split (the "reverse stock split") of the outstanding shares of the company's common stock. Pursuant to the reverse stock split, shares of common stock held by each shareholder will be converted into a lesser number of shares, based on a ratio of 5,000 outstanding shares being converted into one share, with no fractional shares being issued as a result of the reverse stock split. Each shareholder who would otherwise be entitled to receive a fractional share post-reverse stock split shall receive in cash $0.32 per share for each share held before the reverse stock split that would result in a post-split fractional share. The amendment would also reduce the authorized capital stock from 21,000,000 shares, of which 20,000,000 are common stock and 1,000,000 are preferred stock issuable in series, to 250,000 shares, of which 200,000 are common stock and 50,000 are preferred stock issuable in series.

3. To transact such other business as may properly come before the meeting and at any adjournment thereof.

The Board of Directors has fixed the close of business on August 26, 2002 as the record date to determine shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                     By Order of the Board

                                 Ype Von Hengst
                                    Secretary

                                 August 29, 2002

                                                                     PRELIMINARY

                     [GRAPHIC LOGO SILVER DINER APPEAR HERE]

                              11806 Rockville Pike
                            Rockville, Maryland 20852

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER 27, 2002

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Silver Diner, Inc., a Delaware corporation, for use at the annual meeting of shareholders to be held on Friday, September 27, 2002 at 10:00 a.m. (Eastern time), at the Homewood Suites Hotel, 8130 Porter Road, Falls Church, Virginia 22042, and at any adjournment thereof (the "Meeting").

Shareholders at the close of business on August 26, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. The shareholders will be entitled to one vote for each share of common stock, par value $.00074 per share, (the "Shares") held of record at the close of business on the Record Date. To take action at the Meeting, a quorum which is composed of holders of a majority of the outstanding Shares must be represented by proxy or in person at the Meeting. On the Record Date, there were 12,024,600 Shares outstanding.

Shares represented by valid proxies received by the company in time for the Meeting will be voted as specified in such proxies. Any shareholder of record giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by sending an instrument of revocation or a duly executed proxy bearing a later date to ADP at the following address: ADP-ICS, 51 Mercedes Way, Edgewood, NY 11717, Attn: Jay Christiansen, Sharelink Department. Any shareholder who owns shares in "street name" through a bank, broker or other intermediary should contact his or her bank, broker or intermediary to determine how to revoke his or her proxy.

Votes cast by proxy or in person at the Meeting will be tabulated by the judge of elections appointed for the Meeting. The judge of elections will treat abstentions as Shares that are present and entitled to be voted for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Shares, such Shares will not be considered as present and entitled to vote with respect to that matter.

This proxy statement, the accompanying proxy, and the company's annual report to shareholders for the year ended December 30, 2001, the quarterly report for the period ended April 21, 2002 and the quarterly report for the period ended July 14, 2002 were first sent or given to shareholders on or about August 30, 2002. ADDITIONAL COPIES OF THE ANNUAL REPORT AND QUARTERLY REPORT, NOT INCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO: SILVER DINER, INC., ATTENTION: INVESTOR RELATIONS, 11806 ROCKVILLE PIKE, ROCKVILLE, MARYLAND 20852. EXHIBITS TO THE ANNUAL REPORT MAY BE FURNISHED TO SHAREHOLDERS UPON THE PAYMENT OF AN AMOUNT EQUAL TO THE REASONABLE EXPENSES INCURRED IN FURNISHING SUCH EXHIBITS. A LIST OF THE SHAREHOLDERS OF RECORD ON THE RECORD DATE WILL BE AVAILABLE FOR INSPECTION AT THE ABOVE ADDRESS FOR TEN
(10) DAYS PRECEDING THE DATE OF THE ANNUAL MEETING.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the reverse stock split or the transactions contemplated thereby or determined if this proxy statement is truthful or complete. The Commission has not passed upon the fairness or merits of the reverse stock split or the transactions contemplated thereby nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is accompanied by (i) the annual report on Form 10-K/A, which contains the audited financial statements of the company for the three years ended December 30, 2001, (ii) the quarterly report on Form 10-Q which contains the unaudited financial statements of the company for the first quarter ended April 21, 2002 and (iii) the quarterly report on Form 10-Q which contains the unaudited Financial Statements of the company for the first quarter ended July 14, 2002. The annual report on Form 10-K/A and the quarterly reports on Form 10-Q are incorporated in this proxy statement and should be reviewed in connection with voting for the matters submitted to shareholders at the meeting.

This proxy statement provides you with detailed information about the proposed amendment to the certificate of incorporation, reverse stock split and related matters. We encourage you to read this entire document carefully.

The company makes forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company after the reverse stock split is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include changes in economic conditions, both nationally and in our primary market area, development and construction activities, acceptance of the Silver Diner concept, increased competition in the restaurant industry, weather conditions, the quality of the company's restaurant operations, the adequacy of operating and management controls, dependence on discretionary consumer spending, dependence on existing management, inflation and general economic conditions, and changes in federal or state laws or regulations.

The words "we," "our," and "us," as used in this proxy statement, refer to the company unless the context indicates otherwise.

                               SUMMARY TERM SHEET

This proxy statement contains information concerning the election of directors, beneficial ownership, executive compensation and other matters that are generally included in a proxy statement for an annual shareholders meeting. In addition, this proxy statement contains information concerning the proposed reverse stock split.

The following is a summary of the material terms of the proposed reverse stock split. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying this proxy statement, including the financial statements in the annual report on Form 10-K/A and the quarterly reports on Form 10-Q, which are incorporated in this proxy statement by reference. We urge you to review the entire proxy statement and accompanying materials carefully.

..       Reverse Stock Split.

We are asking the company's shareholders to approve an amendment to the company's certificate of incorporation that will provide for the conversion and reclassification of each outstanding share of common stock into one five-thousandth (1/5,000) of a share of common stock in a reverse stock split. In the reverse stock split, you will receive one share of common stock for each 5,000 shares you hold immediately prior to the effective date of the reverse stock split and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment will be equal to $0.32 per pre-split share. Please see the Section "Description of the Reverse Stock Split" for a more detailed discussion.

The amendment will also decrease the authorized capital stock from 21,000,000 shares, of which 20,000,000 are common stock and 1,000,000 are preferred stock issuable in series, to 250,000 shares, of which 200,000 are common stock and 50,000 are preferred stock issuable in series.

..    Purposes of and Reasons for the Reverse Stock Split

     The principal purposes of, and our reasons for, effecting the reverse stock split are:

..    the cost savings of approximately $150,000 per year that we expect to realize as a result of the deregistration of our common stock under the Securities Exchange Act of 1934, as amended, and the resulting decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock;

..    management's belief, given the company's history of losses, that it is necessary to realize every opportunity to reduce overhead and focus our limited resources on becoming profitable. We have reduced other operating expenses over the past year, and the expenses we incur as a result of being a public company are the major remaining significant expense that we can eliminate without negatively affecting our operations;

..    the additional savings in terms of management's and employees' time that will no longer be spent preparing the periodic reporting required of publicly-traded companies under the Securities Exchange Act of 1934 and managing shareholder relations and communications with approximately 4,000 shareholders as compared to less than 300 post reverse stock split;

..    the fact that we have not realized many of the benefits associated with being a publicly traded company, such as enhanced shareholder value, access to capital and business credibility, due to the limited liquidity and low market price of our common stock in comparison to our peers;

..    the fact that the poor performance of our common stock in the public market has been a detriment to attracting and retaining high quality employees, in particular restaurant managers because of the perceived negative image that a low stock price creates and the fact that stock options are not a viable method of compensation; and

..    our belief that our shareholders have not benefited proportionately from the costs of registration and OTC Bulletin Board listing of our stock, principally as a result of the thin trading market for our stock, which we believe has resulted in:

        .    depressed market prices for our stock;
        .    a lack of market makers and analysts following our performance; and
        .    a limitation of our shareholders' abilities to sell relatively large blocks of their shares in the open market without significantly decreasing the market price.

Please see the Section "Special Factors--Purposes of and Reasons for the Reverse Stock Split" for a more detailed discussion.

..       Alternatives Considered

We considered a cash-out merger of the company, a tender offer, remaining a public company and a sale of the company as alternatives to the reverse stock split. We determined that we did not have sufficient cash to pay the larger number of shareholders who would be cashed out in a merger. Further, the tender offer option raised similar concerns as to the cash required, gave no guarantee that the number of shareholders would be reduced sufficiently and thus there would be no guarantee that we would no longer be a public company. We determined that remaining a public company was not a viable option as we would continue to incur the expenses involved and would have no other significant way to reduce our expenses without affecting the service we provide our customers.

The board of directors determined in March 2002 that the sale of the company was not an alternative to going private by means of a reverse stock split. They believed that by implementing the reverse stock split management would be able to devote full time and attention to the company's business and expenses would be significantly reduced thus enabling the company to improve its financial performance, which could result in increased shareholder value over time. In discussing the reverse stock split and the alternatives, the board knew that obtaining shareholders approval would have been highly unlikely given the number of shares beneficially owned by directors and officers. They also noted their concern that exploring the sale of the company could create an unstable environment for many employees, whose commitment is key to company operations, thus potentially disrupting and adversely affecting the company's business.

During the process of analyzing the fairness of the transaction and preparing this proxy statement each director-shareholder, who collectively own beneficially approximately 45% of the company's common stock, concluded that it was inappropriate to sell their shares at this time given their considerable investment of time and money in the company. While recognizing that there is considerable uncertainty regarding the company's future performance, they are hopeful that the performance of the company will improve if the reverse stock split is implemented and thus over time result in increased shareholder value.

Although the board did not actively solicit any third-party offers or attempt to sell the company, the board, nevertheless, concluded, based on the company's operating history, net losses and cash flow, that the company was not an attractive candidate for acquisition. The board also believed that, even though it had not solicited an offer from a third party and thus did not know with certainty what a third party would be willing to pay to acquire the company, the price to be paid for the fractional shares was fair on the basis of the analysis prepared by the special committee. See `Analysis of the Special Committee.' Moreover, in discussing the sale alternative, one director, Mr. Neeb, noted that it was his experience that the price buyers were willing to pay for small capitalization restaurant companies was decreasing, especially where there is no proven growth vehicle, and that there were no strategic buyers in the marketplace. Mr. Neeb was chairman of the board of Casa Ole, a restaurant company with similar market capitalization, when it explored a sale of Casa Ole approximately a year ago. Finally, the board concluded that maintaining the status quo was not a viable alternative since it would be detrimental to all shareholders for the reasons discussed above, particularly the company's continuing operating losses.

Please see the Section "Special Factors--Alternatives Considered" for a more detailed discussion.

..       Effects of the Reverse Stock Split

Below are the effects of the reverse stock split on the company and the shareholders.

..    Effects of the Reverse Stock Split on the Company. The reverse stock split will have the following effects on the company:

..    our number of record shareholders, measured as of April 21, 2002, will be reduced from approximately 962 to approximately 172, and the number of outstanding shares of company common stock will decrease from approximately 11,971,486 to approximately 1,860 (9,271,000 on a pre-split basis), resulting in a significant decrease in the number of shares that will be available for purchase and sale in the public market;

..    we will be entitled to terminate the registration of company common stock under the Securities Exchange Act of 1934, as amended, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission or be classified as a public company;

..    our common stock will no longer be traded on the OTC Bulletin Board, and no public market will exist for our common stock;

..    book value per share of common stock as of July 14, 2002 will be changed from approximately $0.091 per share on a historical basis to approximately $1.06 (pre-split) per share on a pro forma basis giving effect to the cash payment for fractional shares and the expense occurred;

..    the percentage ownership of company common stock beneficially owned by our executive officers and directors as a group will increase from approximately 45% at April 21, 2002 to approximately 56% immediately following the reverse stock split; and

..    our cash and equivalents will be reduced from approximately $2,251,000 at
     July 14, 2002 to approximately $1,211,000 on a pro forma basis as of July 14, 2002, with a corresponding reduction in our net stockholders' equity.

..    Effects of the Reverse Stock Split on Affiliated Shareholders: Affiliated
     shareholders are shareholders who are our directors and officers. These shareholders will increase the percentage of shares they own above 50% without investing more money in the company, which means that they will control the company; they will retain their positions with the company.

..    Effect of Reverse Stock Split on Outstanding Options: As a result of the reverse stock split, the exercise price of each outstanding option will automatically increase by a factor of 5,000 and the number of underlying shares will decrease by a factor of 5,000. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but the company will not issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock, determined by the board of directors, multiplied by the fraction of a share represented by the option. Repriced options were issued on July 31, 2002 to affiliated shareholders with an exercise price of $0.22 per share.

..    Effects of the Reverse Stock Split on Unaffiliated Shareholders Who will be
     Cashed Out: As a result of the reverse stock split, these shareholders will receive $0.32 for each share of company common stock they own before the reverse stock split, and will no longer be shareholders of the company.

..    Effects of the Reverse Stock Split on Unaffiliated Shareholders Who will
     Remain Shareholders: As a result of the reverse stock split, these shareholders will remain shareholders, but unaffiliated shareholders as a group will own a lesser percentage of shares than before, and there will be less liquidity for those shares. The company has agreed to a limited liquidity plan with the goal of providing some level of liquidity. That limited liquidity plan is subject to the condition that the Company has at least $1.6 million of cash in the bank as of the end of the applicable quarter, and the redemption does not violate any creditor agreement then in place. Currently, we do not have sufficient cash to effect the plan, based on our position as of July 14, 2002. We will need to generate sufficient cash from our operations in the remainder of this year to be able to effect the plan. Please see the sections "Special Factors--Effects of the Reverse Stock Split on Unaffiliated Shareholders," and "Special Factors--Effects of the Reverse Stock Split on Unaffiliated Shareholders--Post Reverse Stock Split Liquidity" in particular, for a more detailed discussion.

..    Federal Income Tax Consequences of the Reverse Stock Split. As a result of the reverse stock split, shareholders who receive only common stock will not recognize gain or loss. Shareholders who receive cash will recognize a gain or loss, which may be treated as income or capital gains/losses, depending on the individual shareholder's circumstances and the amount of time the shareholder held the shares. Shareholders who acquired shares of common stock as a result of exercising stock options will likewise recognize gain or loss if they receive cash, but the treatment of that gain or loss will depend on the amount of time the shareholder held the shares or options. Please see the section "Special Factors--Federal Income Tax Consequences of the Reverse Stock Split" for a more detailed discussion.

Please see the section "Special Factors--Effects of the Reverse Stock Split" for a more detailed discussion of the effects of the reverse stock split on the company and its shareholders.

..    Fairness of the Reverse Stock Split to Unaffiliated Shareholders

We believe that the reverse stock split is fair to, and in the best interests of, our unaffiliated shareholders, both for those who will be cashed out and those who will remain shareholders. The board of directors has unanimously approved the reverse stock split.

The reverse stock split is fair to unaffiliated shareholders who will be cashed out because it provides them with the opportunity to liquidate their shares for a price they could not obtain in the marketplace, and without incurring brokerage costs. The certainty of receiving that price outweighs the fact that they do not control the timing or price of the transaction, and will no longer be able to participate in any improvement in the company's performance. Please see the section "Special Factors--Fairness of the Reverse Stock Split to Unaffiliated Shareholders" for a more detailed discussion.

The transaction is fair to unaffiliated shareholders who remain shareholders because affiliated shareholders currently have effective control over the company. The remaining shareholders will participate in any improvement in the company's performance resulting from the reverse stock split. Also, there is at present little liquidity for the company's common stock, and the company has agreed to a limited liquidity plan with the goal of providing some level of liquidity. Currently, the company does not have sufficient cash to effect the plan, based on its position as of July 14, 2002, and will need to generate sufficient cash from its operations in the remainder of this year to be able to effect the plan.

..    Procedural Fairness. Because affiliated shareholders have sole control over the nature and timing of the transaction and the price to be paid in lieu of fractional shares in the reverse stock split, the board appointed a special committee, chaired by an independent director, to determine a price to be paid in lieu of fractional shares that was fair to all unaffiliated shareholders. The board decided not to employ an independent appraiser or representative for unaffiliated shareholders because the cost of such an appraiser or representative outweighed its potential benefit in a transaction of this size.

..    Fairness of the Price. The board of directors, based on financial analysis completed by a special committee of directors with the assistance of a financial advisor, Allison Steinberg, has determined that the price to be paid for the fractional shares is fair both to the company and to the shareholders for their fractional interests, based on the following factors:

..    Historical Market Prices of Company Common Stock: Although the company's common stock is quoted on the OTC Bulletin Board, there is a limited trading market for the stock. The high and low sale prices for the common stock from January 1, 2000 to April 21, 2002 ranged from a high of $1.125 in January, 2000, to a low of $0.19 per share in April 2002. The last sale price of the common stock on May 9, 2002, which was the last day on which the common stock was traded before we announced the proposed reverse stock split, was $0.25 per share.

..    Comparison of Implied Valuation Multiple to Multiples of Comparable
     Publicly-Traded Companies. The implied enterprise value to earnings before interest, taxes, depreciation and amortization ("EBITDA") multiple at which the transaction is being proposed compares favorably to the median enterprise value to EBITDA trading multiples of 21 comparable publicly-traded restaurant companies.

..    Comparison of Implied Valuation Multiple to Acquisition Multiples from
     Recent Merger and Acquisition Transactions Involving Comparable Publicly-Traded Companies. The implied enterprise value to EBITDA multiple at which the transaction is being proposed compares favorably to the median enterprise value to EBITDA purchase price multiples paid for five comparable publicly-traded companies that were parties to remaining interest purchase transactions since January 1, 2001.

..    Premium over Market Prices: The price to be paid for fractional shares in the reverse stock split on a pre-split basis represents a 28% premium over the closing trading price for our common stock on May 9, 2002, the day prior to announcement of the split, a 23% premium over the average closing trading price for the 30 calendar days through May 9, 2002, and a 33% premium over the average closing trading price for the first four months and nine days of 2002 through May 9, 2002.

..    Premium over Discounted Cash Flow Value: The price to be paid for fractional shares in the reverse stock split represents a 14.3% premium over the highest per share valuation and 88.2% premium over the lowest per share valuation of the company reached through a discounted cash flow analysis.

..    Premium Over Liquidation Value: The price to be paid for a fractional share in the reverse stock split represents a 68.4% premium over the per share value of the company reached through a liquidation analysis.

     The board determined that the cash price of $0.32 per pre-split share is fair to all unaffiliated shareholders, both those who would be eliminated because they own less than 5,000 shares and who will receive only cash in lieu of fractional shares in the reverse stock split, and those who will remain shareholders. Please see the section "Special Factors--Fairness of the Price" for a more detailed discussion.

General

..    Effectiveness of the Reverse Stock Split; Conditions: The reverse stock split will not be effected unless and until the company's shareholders approve the reverse stock split and the board of directors determines that:
     (i) the company has available funds necessary to pay for the fractional shares resulting from the transaction; (ii) the company has sufficient cash reserves to continue to operate its business; (iii) no event has occurred or is likely to arise that might have a materially adverse effect on the company; and (iv) the reverse stock split will reduce the number of shareholders of record below 300. Assuming these conditions are satisfied, the company, as promptly as possible, will file the amendment to its certificate of incorporation with the Delaware Secretary of State and thereby effect the reverse stock split. In that case, the record date for effectuating the reverse stock split will be October 4, 2002. If the Company does not effect the reverse stock split, the Company will continue as a registered company under the Securities Exchange Act of 1934, as amended, and the common stock will continue to be traded on the OTC Bulletin Board.

..    Financing for the Reverse Stock Split: We estimate that approximately
     $865,000 will be required to pay for the fractional shares of company common stock exchanged for cash in the reverse stock split, and $249,000 for expenses. We intend to finance the purchase through cash and cash equivalents on hand, a portion of which was borrowed under our loan agreement with our bank. Please see the section "Description of the Reverse Stock Split--Source of Funds and Expenses" for a more detailed discussion.

..    Adjournment of Meeting. If the company does not obtain the approval of the holders of a majority of the outstanding common stock for the reverse stock split, the company will consider, pursuant to our discretionary authority, adjourning the meeting and extending it until a later date to solicit additional proxies. If the company extends the date, it will file a revised proxy statement setting forth the details of the shareholders' meeting and the results of the voting at that meeting or such other additional materials as may be required under federal securities laws. In no event will the company extend the date beyond October 27, 2002 unless a new record date is set. In the event of an adjournment, the company will solicit new proxies from all shareholders if required by applicable law, in which case the proxies for the original meeting will be discarded.

..    Dissenters' Rights: Under the Delaware General Corporation Law and the
     company's certificate of incorporation and bylaws, the company's shareholders are not entitled to dissenters' appraisal rights in connection with the reverse stock split.

Questions and Answers Regarding Stock Split

Q:     What is the vote required?

A:   The proposal must receive the affirmative vote of the holders of a majority of the shares of the company's common stock entitled to vote at the meeting. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal. If your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal. The company's directors intend to vote their shares in favor of the reverse stock split. Because the directors collectively hold approximately 40% of the outstanding shares of common stock, the affirmative vote of other shareholders who hold an additional 10.1% of the outstanding shares is sufficient to approve the reverse stock split.

Q:   Will the company adjourn the shareholders' meeting and solicit further proxies if the company does not receive sufficient votes to approve the reverse stock split at the shareholders' meeting?

A:   If the company does not obtain the approval of the holders of a majority of the outstanding common stock for the reverse stock split, the company will consider, pursuant to our discretionary authority, adjourning the meeting and extending it until a later date to solicit additional proxies. If the company extends the date, it will file a revised proxy statement setting forth the details of the shareholders' meeting and the results of the voting at that meeting or such other additional materials as may be required under federal securities laws. In no event will the company extend the date beyond October 27, 2002 unless a new record date is set. In the event of an adjournment, if required by applicable law, the company will solicit new proxies from all shareholders in which case the proxies for the original meeting will be discarded.

Q:   What is the recommendation of our board of directors regarding the proposal?

A:   Our board of directors has determined that the reverse stock split is fair to our shareholders, including unaffiliated shareholders, and that the reverse stock split is advisable and in the best interests of the company and its shareholders. Our board of directors has therefore unanimously approved the proposed amendment to the certificate of incorporation that will effect the reverse stock split, and recommends that you vote "FOR" approval of the proposed amendment at the annual meeting.

Q:   Should I send in my stock certificates now?

A:   No. After the effective date of the reverse stock split we will send instructions on how to receive any cash payments or shares of company common stock that you may be entitled to receive.

Q:   Will I have dissenters' rights in connection with the reverse stock split?

A:   No. Delaware law does not provide you with dissenters' or appraisal rights in connection with the reverse stock split.

Q:   Will I be able to sell my shares following the reverse stock split?

A:   That is uncertain. Because the number of outstanding shares of company common stock will be reduced to approximately 1,860, a very limited market for those shares may exist. Nonetheless, the company common stock will have no restrictions on transfer. Please note that the board of directors intends to implement a limited liquidity plan to buy common stock from our shareholders at the end of the two fiscal quarters following this transaction, as described in more detail in "Special Factors--Post Reverse Stock Split Liquidity." That limited liquidity plan is subject to the condition that the Company has at least $1.6 million of cash in the bank as of the end of the applicable quarter, and the redemption does not violate any creditor agreement then in place. Currently, we do not have sufficient cash to effect the plan, based on our position as of July 14, 2002. We will need to generate sufficient cash from our operations in the remainder of this year to be able to effect the plan.

Q: Will I continue to receive information about the company if I remain a shareholder?

A: Yes. We will continue to publicly release our unaudited quarterly financial statements as soon as practicable following each quarter and audited annual financial statements as soon as practicable following each fiscal year via our web page even though federal securities laws will no longer require us to provide information. We will not post information that we are currently required by federal securities laws to provide to our shareholders, such as management's description and analysis of our financial condition and results of operation, disclosure of compensation for our officers and directors, and related party transactions. Our web page will also be used to periodically communicate with shareholders. Our web page address is www.silverdiner.com. Copies of any materials released on our web page will also be provided to shareholders on request. We may stop posting information on our website in the future.

Q.  How do I vote or revoke my proxy if I hold my shares in "Street Name"?

A. Your bank, broker or other intermediary (or "intermediary") will receive a proxy card on your behalf, and should contact you to solicit your vote. Unless instructed, your intermediary will only vote your shares if you instruct him or her to. Your intermediary will mail information to you that will explain how to give those instructions, and how to revoke a proxy.

Q.  How do I revoke or change my proxy if I am a shareholder of record?

A. If you wish to revoke or change your proxy, you should send a request to do so: ADP-ICS, 51 Mercedes Way, Edgewood, NY 11717, Attn: Jay Christiansen, Sharelink Department. Please see previous answer if you hold your shares in "street name."

Q. Will there be any information provided by the company that will assist me in valuing my common shares once the reverse stock split has been completed?

A. In addition to making the company's financial statements available for shareholders, it is also contemplated that the board will periodically establish a price for the company's common shares for use in connection with the company's limited liquidity plan and outstanding stock options. Such price should not be viewed as establishing a market value of your common stock, but may assist in making your assessment of market value.

Q. Are the company's officers and members of the board of directors selling their common shares in this transaction?

A. No. Fractional shares held by the company's officers and directors resulting from the reverse stock split will be cashed out on the same basis as fractional shares held by all shareholders who own more than 5,000 shares. The cashed-out portion will amount to less than 0.5% (less than one-half of one percent) of the common shares owned by the officers and directors.

Q. Does the company have any plans for growth and will the reverse stock split enhance the value of the company's common stock?

A. In order to keep its focus on continuing to achieve and maintain improved operating performance of its existing restaurants, the company does not intend to open any new restaurants during 2002 or 2003. Historically, opening a new restaurant has had a negative financial impact on the company in the year in which it was opened. However, the company may resume growth and open restaurants in 2004 and beyond, depending on the board's evaluation of the company's 2002 operating performance and its ongoing estimates of operating performance, future cash flow and capital. The company hopes that going private, together with improved operations, will provide an opportunity to enhance the value of the company's common stock through cost savings and improved use of management and employees' time.

Q. How may I obtain additional information concerning this transaction after you have mailed the proxy statement to me?

A. In the interests of insuring that all shareholders get equal access to information in an efficient way, we will post, when permitted, Frequently Asked Questions (FAQs) concerning the proposed reverse stock split on our web site.

                                TABLE OF CONTENTS

                                                         Page
                                                         ----
SPECIAL FACTORS
DESCRIPTION OF THE REVERSE STOCK SPLIT
 ANALYSIS OF THE SPECIAL COMMITTEE
BENEFICIAL OWNERSHIP OF SHARES
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
INDEPENDENT ACCOUNTANTS
OTHER MATTERS
SHAREHOLDER PROPOSALS
METHOD OF PROXY SOLICITATION
INCORPORATION BY REFERENCE

EXHIBITS
A   Certificate of Amendment
B   Special Committee Report
C   Projected Condensed Financial Statements

                                 SPECIAL FACTORS

Purposes of and Reasons for the Reverse Stock Split.

The primary purpose of the reverse stock split is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended. The reverse stock split will result in the elimination of the expenses related to our disclosure and reporting requirements under the Securities Exchange Act, and is likely to decrease the administrative expense we incur in servicing a large number of record shareholders who own relatively small numbers of shares. The reverse stock split will thus enable the company's management and employees to devote more time and effort to stabilizing and improving the company's operations. The company's management believes that the reverse stock split will also make the company more attractive to employees by diminishing any negative impression of the company we believe many employees have as a result of our being a publicly-traded company with a low market price per share.

The company is operating marginally. Our cash flow has been erratic--in some quarters we have produced positive cash flow, but in most quarters we have experienced negative cash flow. We have been unable financially to expand within the past two years, and future expansion plans are on hold. Our management has determined that the company needs to stabilize and reduce operating expenses so that we can focus on running a successful business through the restaurants the company currently operates, and so that we can plan with more certainty for the future of the company. Given the company's history of losses, management believes it necessary to realize every opportunity to reduce overhead and focus our limited resources on becoming profitable. To achieve that purpose, we have been cutting our operating expenses over the past year, but we need to ensure that we do not negatively affect the service we provide to our customers. The direct and indirect expenses we incur in being publicly traded are the most significant remaining expenses that we can eliminate without negatively affecting our operations.

Because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act. The cost of complying with these requirements is substantial, representing an estimated annual cost to us of $150,000. The company also incurs printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders who are record holders of relatively small numbers of shares. In going private, we will be able to save most of those costs. We will incur minimal costs in posting quarterly and annual financial information on our website.

In addition to the direct costs the company incurs, the company's management and employees are required to devote their time and energy to completing the periodic reports required of publicly-traded companies under the Securities Exchange Act. In going private, we can eliminate many of those indirect costs. Thus, as well as the approximately $150,000 in direct savings we expect to realize following the reverse stock split, our management and employees will be able to focus their time and effort on the operation of the company's business.

Over the past year the company's management has been reducing operating costs in an attempt to stabilize the company's financial position. For example, in the past year we have reduced our corporate overhead expenses by more than $125,000 through reductions in corporate staff and otherwise through monitoring our expenses, such as administrative expenses. The company's management believes that going private presents the only remaining opportunity for the company to reduce expenses and focus the company on stabilizing profitability, without cutting expenses that would have an adverse effect on the service we provide to our customers.

In becoming a publicly-traded company on NASDAQ, we had hoped to realize enhanced value, greater access to capital and increased business credibility for the company. Unfortunately, market capitalization has decreased substantially since going public, and rather than increasing access to capital, it has made capital less available to us. In May, 2001 we were delisted from NASDAQ because our stock price went below $1.00, despite our attempts in 2000 to maintain the common stock price above $1.00 through the repurchase of shares. Since delisting, the market price for the company's common stock has continued to decline. As a result, there appears to be little chance that the company will be in a position to list again with NASDAQ, and thus the company will not benefit from having market makers or financial analysts following the company and reporting on its activity. In light of the expenses mentioned above and the limited trading market for the company's common stock, the board of directors believes the company receives little relative benefit from being registered under the Securities Exchange Act.

The company had approximately 962 record shareholders as of April 21, 2002, but approximately 63% of the outstanding shares as of that date were held by fewer than 100 shareholders. As a result, there is a limited market for the company's shares and the board of directors believes there is little likelihood that a more active market will develop in the foreseeable future. Even if our financial performance improves, the board believes that at this time there is little public appetite for the common stock of small restaurant chains with low capitalization, a history of operating losses and sporadic cash flow and limited opportunity to grow. This belief is based on the board's review of the analytical data regarding the sale or merger of comparable companies reviewed in determining the fairness of the price to be paid for the fractional shares which is discussed under the caption "Analysis of the Special Committee" and on the company's consistent history of net losses and sporadic cash flow.

The company further believes good performance does not necessarily translate efficiently into an increase in the value of the company's common stock, or to an increase in capital attracted to the company. For example, while the company's most recent quarterly results showed an improvement in financial performance, this did not translate into a higher market price for our common stock. Thus, liquidity for the company's common stock is likely to remain low. The reverse stock split will allow the shareholders being cashed out to liquidate their shares without having to pay brokerage or similar fees for the transaction.

Furthermore, the low market price makes our business seem less credible. It has made stock options unattractive, and our use of stock options has not been an effective method of attracting or retaining high-quality employees. The company adopted numerous stock option plans and stock participation plans upon going public, with the goal of providing incentives to our employees by giving them the opportunity to participate as shareholders in the growth of the company. The low market price of our common stock has meant that employees have not taken advantage of these stock options. As a result, in the past year we have stopped giving any awards under the various stock option plans and related stock-based incentive plans, and have given employees cash bonuses rather than compensation in the form of shares. By becoming a private company, we hope to focus employees' attention on our fundamental positive aspects, such as our busy restaurants, varied menus and the high quality of the company's facilities, while removing the negative impression of being an underperforming public company, and in doing so attract and retain more high quality employees.

To keep its focus on continuing to achieve and maintain improved operating performance among its existing restaurants, the company does not intend to open any new restaurants during 2002 or 2003. Historically, opening a new restaurant has had a negative financial impact on the company in the year in which it was opened. However, the company may resume growth and open restaurants in 2004 and beyond, depending on the board's evaluation of the company's 2002 operating performance and its ongoing estimates of operating performance, future cash flow and capital.

In view of the fact that going private presents the best opportunity to save operating costs, and in light of the relatively small benefit we believe our shareholders have received as a result of our registration, we believe the reverse stock split will provide a more efficient means of using our capital to benefit our shareholders.

Failure to Effect Reverse Stock Split.

Although the board of directors believes that the reverse stock split will be consummated and that the company will go private, we cannot guarantee that the reverse stock split will result in the company going private. The board of directors will not implement the reverse stock split if it determines that the reverse stock split would result in the number of shareholders of record remaining 300 or more. The company's stock would continue to be listed on the OTC Bulletin Board and the company would continue to file annual and quarterly reports on Form 10-K and Form 10-Q. The board of directors considered the possibility that the reverse stock split may not be implemented. The board determined that the potential benefits of implementing the reverse stock split, in the form of reduced operating expenses without directly affecting the company's operations, were worth the risk that the reverse stock split might not be implemented.

Alternatives Considered.

In making its determination to proceed with the reverse stock split, the board of directors considered other alternatives. As discussed below, it rejected these alternatives because the company did not have the financial ability to effect a merger or tender offer for all the shares other than those owned by affiliates, and a sale of the company was inappropriate. The board also rejected maintaining the status quo as a public company because the company would continue having the same problems--incurring the costs of being a registered company without the market, image or other benefits that being public can provide. The board determined that providing liquidity to some shareholders was fair to all the shareholders considering the benefits to the company of eliminating the expenses incurred through being a public company. The special committee, as discussed below in "Background of the Reverse Stock Split" and "Analysis of the Special Committee," did not consider alternatives to the reverse stock split because the sole purpose of the special committee was to determine a fair price to be paid to shareholders in lieu of fractional shares. The alternatives the board considered were:

Merger. The board considered, as a possible alternative to the reverse stock split, a cash-out merger of the company into a newly-formed corporation, with conversion of the outstanding shares occurring in the same general manner and ratios as in the reverse stock split. In such a merger, the company's principal shareholders would receive stock in the newly-formed corporation, and the remaining shareholders would receive cash in lieu of those shares. However, the board determined that the company did not have the financial ability to pay the cash-out price to all the remaining shareholders, as those shareholders hold approximately 7,300,000 shares. The cash out price in a merger would be approximately $2,335,000, based on a per share price of $0.32, as opposed to a total cash out price of $865,000 for the reverse stock split plus $200,000 if the limited liquidity plan is implemented. The board noted that the company's shareholders would have had dissenters' appraisal rights under Delaware law if the company had effected a merger.

Issuer Tender Offer. The board also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature, thus the board was uncertain as to whether this alternative would result in a sufficient number of shares being tendered. In addition, similar to the merger, the total cash-out cost of tender offer would be approximately $2,335,000, based on a per share price of $0.32, as opposed to a total cost of approximately $1,055,000 for the reverse stock split and limited liquidity plan. Moreover, federal regulations impose rules regarding the treatment of shareholders in a tender offer, including pro-rata acceptance of offers from shareholders, which make it difficult to ensure that the company would be able to reduce the number of shareholders below 300. As a result, the board rejected this alternative.

Maintaining the Status Quo. The board considered whether the company could reduce operating costs while providing the same quality service to customers without taking the company private. However, the board considered maintaining the status quo to be detrimental to all the shareholders. The company would continue to incur the expenses of being a public company without the benefits, and would have no other significant way to reduce expenses and stabilize operations other than to reduce expenses that might have a more direct negative impact on the service the company provides to its customers. Thus, the board considered maintaining the status quo to be detrimental to all shareholders and rejected this alternative.

Selling the Company. The board of directors determined in March 2002 that the sale of the company was not an alternative to going private by means of a reverse stock split. They believed that by implementing the reverse stock split management would be able to devote full time and attention to the company's business and expenses would be significantly reduced thus enabling the company to improve its financial performance, which could result in increased shareholder value over time. In discussing the reverse stock split and the alternatives, the board knew that obtaining shareholders approval would have been highly unlikely given the number of shares beneficially owned by directors and officers. They also noted their concern that exploring the sale of the company could create an unstable environment for many employees, whose commitment is key to company operations, thus potentially disrupting and adversely affecting the company's business.

During the process of analyzing the fairness of the transaction and preparing this proxy statement each director-shareholder, who collectively own beneficially approximately 45% of the company's common stock, concluded that it was inappropriate to sell their shares at this time given their considerable investment of time and money in the company. While recognizing that there is considerable uncertainty regarding the company's future performance, they are hopeful that the performance of the company will improve if the reverse stock split is implemented and thus over time result in increased shareholder value,

Although the board did not actively solicit any third-party offers or attempt to sell the company, the board, nevertheless, concluded, based on the company's operating history, net losses and cash flow, that the company was not an attractive candidate for acquisition. The board also believed that, even though it had not solicited an offer from a third party and thus did not know with certainty what a third party would be willing to pay to acquire the company, the price to be paid for the fractional shares was fair on the basis of the analysis prepared by the special committee. See `Analysis of the Special Committee.' Moreover, in discussing the sale alternative, one director, Mr. Neeb, noted that it was his experience that the price buyers were willing to pay for small capitalization restaurant companies was decreasing, especially where there is no proven growth vehicle, and that there were no strategic buyers in the marketplace. Mr. Neeb was chairman of the board of Casa Ole, a restaurant company with similar market capitalization, when it explored a sale of Casa Ole approximately a year ago. Finally, the board concluded that maintaining the status quo was not a viable alternative since it would be detrimental to all shareholders for the reasons discussed above, particularly the company's continuing operating losses.

As we noted above, the special committee did not consider the alternative of "Selling the Company." However, the chairman of the special committee, Mr. Neeb noted that it was his experience that the price buyers were willing to pay for small capitalization restaurant companies was decreasing, especially where there is no proven growth vehicle, and that there were no strategic buyers in the marketplace. Mr. Neeb was chairman of the board of Casa Ole, a restaurant company with similar market capitalization, when it explored a sale of Casa Ole approximately a year ago.

Effects of the Reverse Stock Split.

Effects of the Reverse Stock Split on the Company. The board considered the following effects that the reverse split will have on the company:

Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of April 21, 2002, we believe that the reverse stock split will reduce our number of record shareholders from approximately 962 to approximately 172. We estimate that approximately 2,700,000 shares held by approximately 880 shareholders of record will be exchanged for cash in lieu of fractional shares in the reverse stock split. The number of outstanding shares of common stock as of April 21, 2002, will decrease from approximately 11,971,486 to approximately 1,860 (9,271,000 on a pre-split basis). Accordingly, the liquidity of the shares of company common stock will substantially decrease.

Change in Book Value. Because (1) the price to be paid to holders of fewer than 5,000 shares of common stock will be $0.32 per share, (2) the number of shares of common stock expected to be cashed out as a result of the reverse stock split is estimated to be approximately 2,700,000, (3) the total cost to the company, including expenses, of effecting the reverse stock split is expected to be approximately $1,040,000, and (4) at July 14, 2002, aggregate shareholders' equity in the company was approximately $10,875,000, or $0.91 per share, the company expects that, as a result of the reverse stock split, the book value per share of common stock as of July 14, 2002, will be changed from approximately $0.91 per share on a historical basis to approximately $1.06 (pre-split) per share on a pro forma basis. However, it is important to note that book value is an accounting methodology based on the historical cost of the company's assets, and therefore does not reflect current company value.

Available Cash. Our cash will be reduced from approximately $2,251,000 at July 14, 2002 to approximately $1,211,000 on a pro forma basis as of July 14, 2002, with a corresponding reduction in our net stockholders' equity.

Termination of Securities Exchange Act Registration. The company's common stock is currently registered under the Securities Exchange Act and quoted on the OTC Bulletin Board. We are permitted to terminate our registration and OTC Bulletin Board listing if there are fewer than 300 record holders of outstanding shares of company common stock. Upon the completion of the reverse stock split, the company will have approximately 172 shareholders of record. We intend to apply for termination of registration of the company's common stock under the Securities Exchange Act and to delist our common stock from the OTC Bulletin Board as promptly as possible after the effective date of the reverse stock split.

Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by the company to its shareholders and to the Securities and Exchange Commission. However, the company plans to continue to publicly release, via its web page (www.silverdiner.com) quarterly unaudited financial statements as soon as practical following each quarter, and annual audited financial statements as soon as possible following the end of each fiscal year. These financial reports will not include information that we currently are required to provide to our shareholders under federal securities laws, including information required under Form 10-Q or Form 10-K, such as a description of the company's business, management discussion and analysis of financial condition and results of operation, description of transactions with related parties, disclosure of executive compensation and reports of beneficial ownership by our management. The company will also use its web page to periodically communicate with its shareholders. Copies of any materials released through our web page will also be provided to shareholders on request.

In addition, the reverse stock split will make many of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a), some of the requirements relating to tender offers under Section 14(d) and the requirements of Rule 13e-3 regarding "going private" transactions, no longer applicable to the company. Furthermore, the company's affiliates may be deprived of the ability to dispose of their company common stock under Rule 144 promulgated under the Securities Act of 1933.

Financial Effects Of The Reverse Stock Split. We estimate that approximately $865,000 will be required to pay for the fractional shares of the company common stock exchanged for cash in the reverse stock split. Additionally, we estimate that professional fees and other expenses related to the transaction, as opposed to the fees we have historically incurred as part of our annual meeting of shareholders, will total approximately $249,000, as follows: SEC filing fees will be about $200; legal and professional fees will be about $224,000; accounting fees will be about $2,000; printing costs will be about $17,000; ADP fees will be about $5,000 and other fees will be about $800.

We do not expect that the payment to shareholders receiving cash in the reverse stock split or the payment of expenses will have any material adverse effect on our capital, liquidity, operations or cash flow. However, there will be less capital available to the company. Because we do not currently know the actual number of shares that will be cashed out in the reverse stock split, we do not know the net amount of cash to be paid to shareholders in the reverse stock split. You should read the discussion under "Description of the Reverse Stock Split--Sources of Funds and Expenses" for a description of the sources of funds for the reverse stock split.

As discussed above in "Purposes of and Reasons for the Reverse Stock Split," we anticipate saving $150,000 in direct costs and an indeterminable amount in indirect savings resulting from the reduction in the time that must be devoted to preparing SEC reports and filings and responding to shareholder inquiries by employees of the company.

Effects of the Reverse Stock Split on the Company's Shareholders. The board reviewed the effects of the reverse stock split on the company's shareholders. In doing so, the board considered the effects on the company's affiliated shareholders, defined as those who are directors and officers. The board also considered the effects on unaffiliated shareholders, both those who will be eliminated as shareholders and those who will remain shareholders after the reverse stock split.

Effects of the Reverse Stock Split on Directors and Officers In reviewing the reverse stock split, the board took into account the following effects the transaction would have on the company's directors, officers and other affiliated shareholders:

As a result of the reverse stock split, we expect that the percentage of beneficial ownership of the company common stock held by our executive officers and directors as a group will increase significantly from approximately 45% before the reverse stock split to approximately 56% after the reverse stock split. The directors will increase their ownership percentage without any additional investment. As a result of their additional ownership, the affiliated shareholders will be able, under Delaware law, to approve a merger or sale of the company by majority written consent, without needing to seek or obtain the consent of unaffiliated shareholders. Please note that the company has no plans to sell or merge the company, nor has it had any discussions regarding the same. No change-in-control or severance provisions of any employee's employment agreement will be triggered by the reverse stock split. The directors and officers will remain in the same positions in the company that they had prior to the reverse stock split.

Also, the exercise price of each outstanding employee and director stock option will automatically increase by a factor of 5,000 and the number of underlying shares will decrease by a factor of 5,000. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but the Company will not be able to issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as determined annually or more frequently by the board of directors, multiplied by the fraction of a share represented by the option.

In December 2001, before the company's management had considered or notified any of the board members of an intent to effect a reverse stock split, the board agreed to offer repriced options to some of the company's directors and officers, as described in "Non-Employee Director Compensation" and "Stock Options" below. The repriced options were issued at the market price on July 31, 2002, which was $0.22 per share. The optionees could elect to delay the issuance of the repriced options until February 1, 2003 to ensure that the options would be treated as incentive stock options for federal income tax purposes, which require that the aggregate value of the repriced options for an optionee does not exceed $100,000. None of the optionees elected to delay issuance of the options because the aggregate exercise of the options for each optionee was below $100,000, and thus the options were incentive stock options for federal tax purposes. As discussed above for all stock options, if the exercise would result in the issuance of a fractional share, the optionee will receive upon exercise, in lieu of that fractional share, the difference between the fair market value at the time of exercise and $1,100, which is the market price on July 31, 2002 ($0.22) adjusted to reflect the reverse stock split, multiplied by the fraction of a share represented by the option. The board of directors will determine the fair market value and thus the cash to be paid to the optionees at the time of exercise. There is thus a conflict of interest for the board of directors regarding the repriced stock options, in that they determine the fair market value upon exercise of their options.

After the reverse stock split, the company's common stock will not be registered under the Securities Exchange Act. As a benefit, the executive officers, directors and other affiliates of the company will no longer be subject to many of the reporting requirements, such as reporting of related party transactions and compensation and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16. Our directors and officers will still be subject to the fiduciary and other obligations of Delaware law. However, our affiliates may also be deprived of the ability to dispose of their shares of the company common stock under Rule 144 under the Securities Act of 1933.

Effects of the Reverse Stock Split on Unaffiliated Shareholders. The board reviewed the following effects of the reverse stock split on unaffiliated shareholders, both those who would remain shareholders after the transaction and those who would receive only cash and be eliminated entirely as shareholders.

Remaining Shareholders. Terminating the registration of the common stock will affect the market for the common stock and the ability of shareholders who remain to buy and sell shares. Even as an SEC reporting company, the company has had a limited trading market for its common stock, especially for sales of large blocks of shares, and the board noted that the company's shareholders derive little relative benefit from the company's status as an SEC reporting company. After the reverse stock split, the company's common stock will no longer be quoted on the OTC Bulletin Board and the number of shares of common stock available to be traded will decrease to less than 1,860 as a result of the reverse stock split. The board of directors has agreed to a limited liquidity plan, described below in "Post Reverse Stock Split Liquidity." The company will be unable at this point to implement the liquidity plan. The company's ability to implement the plan will depend on operations for the period from July 14/th/ through the end of the fourth quarter of 2002. The company does not know whether it will generate sufficient cash flow, or that the company will have sufficient cash available, to implement the plan.

In addition, the company will no longer be required to file public reports of its financial condition and other aspects of its business with the Securities and Exchange Commission after the reverse stock split. As a result, shareholders will have less legally mandated access to information about the company's business and results of operations than they had prior to the reverse stock split. However, as discussed below in "Description of the Reverse Stock Split--Termination of Securities Exchange Act Registration," we intend to continue to provide quarterly and annual financial statements to our shareholders.

Finally, the remaining unaffiliated shareholders will have less control over the company because the affiliated shareholders will increase their ownership percentages.

Shareholders Being Cashed Out. With respect to shareholders being cashed out, they will receive $0.32 per share and will no longer be shareholders of the company.

Post Reverse Stock Split Liquidity. With respect to the two quarters beginning with the first quarter ending after the reverse stock split, which we expect to be the third and fourth quarters of this fiscal year, the board has agreed to establish a limited liquidity plan under which shareholders will have the opportunity to tender their shares back to the company. The tender period will be open for 30 days from the date the price is announced for the quarter or such longer period as determined by the board. The obligation of the company to purchase stock will be limited to an aggregate quarterly dollar amount as to all tendering shareholders of $100,000, and there will not be any obligation if (i) the company does not have at least $1.6 million of cash in the bank as of the end of the applicable quarter or (ii) the redemption might violate any creditor agreement then in place with the company. There are no provisions of such existing agreements that would be violated. If more shares are tendered than the company is obligated to purchase, all offers will be proportionately reduced. The liquidity plan will be made available to all shareholders other than the directors of the company. Based on the July 14, 2002 balance sheet, a copy of which is included in Form 10-Q for the period ended July 14, 2002, adjusted to reflect the implementation of the reverse stock split and payment of approximately $850,000 to holders of fractional shares and expenses of $249,000, the company will have approximately $1,211,000 in cash, with the result that the company will be unable at this point to implement the liquidity plan. The company's ability to implement the plan will depend on operations for the period from July 15/th/ through the end of the fourth quarter of 2002. We do not know whether the company will generate sufficient cash flow, or that the company will have sufficient cash available, to implement the plan.

For the two quarters immediately following the reverse stock split, the redemption price of the common stock will be determined based upon the results of operations for the trailing 12 months. For each of such quarters, the redemption price will be the greater of the price paid for the fractional interests resulting from the reverse stock split or the redemption price determined by the board. The price determined by the board will be arrived at by using an Enterprise Value to trailing twelve months EBITDA multiple of 5.7. This is the same multiple derived when we compared the per share price paid for fractional interests in this transaction to our prospective fiscal 2002 EBITDA. It is anticipated that the quarterly results and the resulting stock price will be available within 60 days after the close of each calendar quarter, other than the final quarter of the year, which will be available within 90 days after the close of the final quarter. The board believes that it is desirable to continue a liquidity program after the initial two quarters and will evaluate implementing an additional liquidity plan. No assurance can be given, however, that the board will implement future liquidity plans or that the terms will be the same as the initial liquidity plan. The company will distribute in writing materials relating to its offer to purchase any shares of common stock under such plan.

Fairness of the Reverse Stock Split to Unaffiliated Shareholders

The board determined that the reverse stock split was fair to all unaffiliated shareholders, both those who would remain shareholders and those who would be cashed out as a result of the reverse stock split.

Unaffiliated Shareholders Being Cashed Out. The board considered the fact that shareholders who will receive cash will have no control over the timing or price of the sale of their shares. However, the board noted that there is limited liquidity currently for the company's common stock, and thus shareholders have limited choice as to timing and price, particularly if they wish to sell a large number of shares. The board determined that the certainty of liquidity through the reverse stock split, together with the premium over market price being paid in lieu of fractional shares, made the transaction fair, even taking into account the lack of control over timing and price. The board noted that the price being paid in lieu of fractional shares was at a 33% premium over average market prices for the first four months and nine days of 2002, and the shareholders will not be required to incur brokerage costs.

The board also took into account the fact that the company might improve its performance sufficiently to pay remaining shareholders more for their shares under the limited liquidity plan than the $0.32 being paid in the reverse stock split. However, the board determined that the uncertainty as to the company's ability to purchase shares in the future meant that the price being paid to the shareholders being cashed out was fair.

Moreover, the board noted that maintaining the status quo would be detrimental to all shareholders, for the reasons discussed above in "Alternatives Considered--Maintaining the Status Quo" particularly the company's continuing operating losses.

Additionally, shareholders who wish to increase their holdings to avoid being cashed out may do so by purchasing shares of the company's common stock on the open market prior to the effective time of the reverse stock split and those who wish to be cashed out entirely can reduce their holdings below 5,000 shares of common stock.

Unaffiliated Shareholders who will Remain Shareholders. The reverse stock split is fair to the unaffiliated shareholders who will remain shareholders following the reverse stock split because they have the potential to benefit from any reduction in operating costs the company would realize in going private. Because those costs would not adversely affect the service the company provides to its customers, the board determined that the improved stability of the company's performance made the transaction fair to the remaining shareholders, even though they were not enjoying immediate liquidity because they would enjoy any increased value of the company that might result from improved operations.

Regarding the lack of liquidity, the board also noted that it had agreed to the limited liquidity plan described above. Please note that the company will be unable at this point to implement the liquidity plan. The company's ability to implement the plan will depend on operations for the period from July 15th through the end of the fourth quarter of 2002. We do not know whether the company will generate sufficient cash flow, or that the company will have sufficient cash available, to implement the plan.

Regarding the increased ownership percentage for affiliated shareholders, the board determined that, even under current ownership, the affiliated shareholders have a large influence over the company, and that the change in ownership would not greatly increase that influence.

Consideration of Procedural Fairness for Unaffiliated Shareholders. The board considered the procedural aspects of the approval of the reverse stock split, and determined that the procedure was fair to the unaffiliated shareholders, both those who would be cashed out and those who would remain shareholders. The special committee did not separately consider the issue of procedural fairness.

The vote of a majority of the outstanding shares of the common stock entitled to vote on the reverse stock split will be required to approve it. The board determined that approval by a majority of unaffiliated shareholders was not required to ensure the fairness of the transaction to the unaffiliated shareholders. The board appointed a special committee chaired by an independent director to determine a price to be paid in lieu of fractional shares out that was fair to all unaffiliated shareholders. To provide for approval by a majority of the unaffiliated shareholders where not required would improperly usurp the power of the holders of greater than a majority of the shares of the company's common stock to consider and approve the reverse stock split. Moreover, the reverse stock split has been unanimously approved by the directors, including the directors who are not employees of the company.

The board did not consider it necessary to obtain legal counsel or appraisal services for unaffiliated shareholders at the company's expense, nor did the board obtain an evaluation and fairness opinion by an independent financial analyst to determine the purchase price to be offered to the company's shareholders. Additionally, the board did not engage an unaffiliated representative to negotiate on behalf of the unaffiliated shareholders. In deciding not to adopt these additional procedures, the board took into account factors such as the company's size and financial capacity, the size of the transaction, including the number of shares to be purchased and the aggregate purchase price, the cost of such procedures, and the fact that an independent director was the chairman of the special committee. The board of directors was advised that the cost of an evaluation and opinion from an independent financial analyst would range from $100,000 to $150,000. The board determined that any benefit of an opinion of an independent analyst or an unaffiliated representative to the unaffiliated shareholders was outweighed by the costs that would be borne by all the remaining shareholders, both affiliated and unaffiliated.

The board determined that the transaction was procedurally fair to unaffiliated shareholders who would remain shareholders because the affiliated shareholders, who are remaining shareholders, have the same incentives as unaffiliated shareholders in ensuring that the price paid in lieu of fractional shares does not adversely affect the company's capital requirements. Moreover, as discussed above in "Fairness to Unaffiliated Shareholders who will Remain Shareholders," unaffiliated shareholders' interests are aligned with affiliated shareholders as both would have the potential to benefit from any reduction in operating costs the company would realize in going private. Although the board noted that the unaffiliated shareholders who would remain did not have the opportunity to liquidate their shares, unlike the shareholders who would be cashed out, the board also noted that there is limited liquidity currently for the company's common stock, and thus shareholders have limited choice as to timing and price, particularly if they wish to sell a large number of shares.

The board has not made any provision in connection with the reverse stock split to grant unaffiliated shareholders access to our corporate files, except as provided under the Delaware General Corporation Law. With respect to unaffiliated shareholders' access to our corporate files, the board determined that this proxy statement, together with the company's other filings with the SEC (including the reports provided to the shareholders with this proxy statement), provide adequate information for unaffiliated shareholders to make an informed decision with respect to the reverse stock split. The board also considered the fact that under the Delaware General Corporation Law and subject to specified conditions set forth under Delaware law, shareholders have the right to review the company's relevant books and records of account.

Fairness of the Price. In analyzing the fairness of the transaction and the purchase price, the board of directors and the special committee sought to determine a price that would be paid in a transaction between willing and knowledgeable buyers and sellers to effectuate the purchase of the company or its assets. The board and special committee sought to determine a price that was fair both to those shareholders who would receive only cash in the reverse stock split, and those shareholders who would remain shareholders after the reverse stock split. The board and special committee sought to balance paying an appropriate premium to the cashed-out shareholders with retaining sufficient capital in the company to stabilize and improve future performance.

The board of directors and the special committee considered and reviewed the following documentation and information:

.. Annual financial statements for the company, including consolidated audited financial statements for each of the past five years up to and including December 30, 2001;

.. Quarterly unaudited financial statements of the company for the fiscal quarter ended April 21, 2002;

.. Management projected revenue and cost budgets for the fiscal year ending December 29, 2002;

.. Management projections of operating performance for fiscal years 2003 through 2006;

.. The terms of the reverse stock split and its effect on the company's shareholders, both those whose shares will be purchased and those who will remain as shareholders;

.. Market information concerning other publicly-traded restaurant companies that are comparable to the company in terms of size and profitability;

.. Market information on interest rates;

.. Market information on the recent price behavior and trading volume of the company's common stock;

.. The terms and prices, to the extent publicly available, of selected recent merger and acquisition transactions involving comparable companies in the restaurant industry;

.. The proforma financial effects of the reverse stock split on the company and its shareholders; and

.. The tax effects of the reverse stock split on shareholders.

The board of directors and the special committee considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the price to be paid in lieu of fractional shares arising from the reverse stock split. The board and the special committee did not assign any specific weights to the factors listed below, and individual directors may have given differing weights to different factors. On May 7, 2002, the board adopted the special committee's analyses and conclusions with respect to those factors.

.. Historical Market Prices of the Company Common Stock: Although the company common stock is quoted on the OTC Bulletin Board, there is a limited trading market for the stock. The high and low sale prices for the common stock from January 1, 2000 to April 21, 2002, ranged from a high of $1.125 in January 2000, to a low of $0.19 per share in April, 2002. The closing sale price of the common stock on May 9, 2002, which was the last day on which the company common stock was traded before we announced the proposed reverse stock split, was $0.25 per share. The board and the special committee noted the high prices the company and an affiliate paid for the company common stock in 2000, but did not consider those prices relevant to determining fair value since the purchases were made approximately two years ago. Please see "Executive Compensation--Affiliated Stock Purchases" for those prices.

.. Comparison of Implied Valuation Multiple to Acquisition from Multiples of other Comparable Publicly-Traded Companies. The implied enterprise value to EBITDA multiple at which the transaction is being proposed compares favorably to the median enterprise value to EBITDA trading multiples of 21 comparable publicly-traded restaurant companies based on their market capitalization.

.. Comparison of Implied Valuation Multiple to Acquisition Multiples from Recent Acquisitions of Comparable Publicly-Traded Companies. The implied enterprise value to EBITDA multiple at which the transaction is being proposed compares favorably to the median enterprise value to EBITDA purchase price multiples of 5 comparable publicly-traded companies that were parties to residual ownership interest purchase transactions since January 1, 2001.

.. Premium Over Market Price: The price to be paid for fractional shares in the reverse stock split on a pre-split basis represents a 28% premium over the last closing trading price for our common stock prior to the announcement of the split, a premium of 23% over the average closing trading price for the thirty calendar days prior to May 9, 2002, and a 33% premium over the average trading price for the first four months and nine days of 2002, through May 9, 2002. The board and the special committee noted that the high closing price for the fiscal quarter ended April 21, 2002 was $0.34, and the low closing price for that period was $0.19. The board and the special committee noted the high price of $0.34 on April 15, 2002, and did not know why the trading price was high on that day. The board and the special committee could also not explain why the low price of $0.19 occurred. The board and the special committee determined that using the average price over a period of time was more indicative of the market price for the company's common stock than atypical high or low prices.

.. Premium over Discounted Cash Flow Value: The price to be paid for fractional shares in the reverse stock split represents a 14.3% premium over the highest per share valuation and an 88.2% premium over the lowest per share valuation of the company reached through a discounted cash flow analysis.

.. Premium over Liquidation Value: The price to be paid for a fractional share in the reserve stock split represents a 68.4% premium over the per share value of the company reached through a liquidation analysis.

.. Other Transactions. There have been no contacts, negotiations or transactions during the preceding two years nor are any contemplated for (1) the merger or consolidation of the company into or with another person or entity, (2) the sale or other transfer of all or any substantial part of the assets of the company,
(3)other than the proposed limited liquidity plan, a tender offer for any outstanding shares of the company common stock, (4) the acquisition of another person or entity, or (5) the election of directors to our board.

.. Book Value The board and the special committee did not consider book value as a useful factor, because it is an accounting methodology based on the historical cost of the company's assets and therefore does not reflect current company value. The board and the special committee noted, however, that the book value is substantially higher on a per share basis than the per share price to be paid in lieu of fractional shares. Please see the section "Financial Information" below for the book value.

.. Report of Special Committee of the Board of Directors: The board appointed Louis P. Neeb, as chairman, and Charles M. Steiner to a special committee to provide financial analysis as to a fair cash price to be paid in lieu of fractional shares of the company common stock in the reverse stock split. Please see Election of Directors section for further information regarding those directors' financial experience. During April 2002, the members of the special committee worked with management and the company's financial analyst with respect to the preparation, compilation and review of the financial information for comparable companies and transactions and the future operating performance of the company.

The financial analyst, Allison Steinberg, compiled and formatted publicly-available financial information for those comparable companies and transactions selected by the special committee. In addition, Ms. Steinberg compiled and formatted the company's historical and projected financial performance, as provided to her by company management, and the company's historical stock price performance. Ms. Steinberg further calculated a liquidation value for the company based on the assumptions and methodologies established by the special committee. Ms. Steinberg also calculated the discount rate to be used for evaluating projected future cash flows based on the assumptions and methodologies established by the special committee, and prepared the discounted cash flow analysis using this discount rate and the company's projected financial statements. Finally, Ms. Steinberg prepared a compilation that applied those valuation multiples selected by the special committee arising from the Comparable Public Company Analysis and the Merger and Acquisition Analysis to the appropriate company historical and projected financial information. The special committee and the board of directors analyzed those materials to determine a fair price to be paid to shareholders in the reverse stock split.

The special committee provided Ms. Steinberg with the assumptions and methodologies established by it and instructed Ms. Steinberg to prepare the liquidation value, discount rate, cash flow and other information based on such assumptions and methodologies. The assumptions and methodologies are fully discussed in the section entitled "Analysis of the Special Committee." In addition to the assumptions and methodologies provided to her by the special committee, Ms. Steinberg relied on the projected condensed financial statements provided to her by management and by the special committee.

The materials compiled by Ms. Steinberg will be made available for inspection and copying at the principal executive offices of the company during normal business hours at Silver Diner, Inc., 11806 Rockville Pike, Rockville, Maryland 20852. Those materials consist of: results of the discounted cash flow analysis, the public comparable company analysis, the merger and acquisition analysis and the liquidation analysis; a discounted cash flow table containing various possible discounts; a valuation summary; a calculation of the discount rate; and tables of publicly-available information for the merger and acquisition analysis and the public comparable analysis. Copies of such materials will also be provided to any shareholder or a duly authorized representative of such shareholder who has been so designated in writing upon written request to the company. Copies of the materials Ms. Steinberg prepared are also available at the Securities and Exchange Commission's website, www.sec.gov

Ms. Steinberg did not provide a recommendation to the company or the special committee regarding the reverse stock split or a fair price to be paid therein. Rather, she collected publicly-available information and performed mathematical calculations as requested by the special committee. For her services, the company expects to pay Ms. Steinberg approximately $25,000, of which approximately $13,000 has been paid to date, and has agreed to indemnify her.

During April and on May 3, 2002, May 6, 2002, and May 7, 2002 the special committee met to discuss its analysis and conclusions. On May 7, 2002, the special committee delivered its analysis to the board to assist the board in determining a price that was fair to the shareholders. At the May 7 board meeting, the board of directors adopted the analysis and conclusions of the special committee, which are described below in "Analysis of the Special Committee," and determined that $0.32 was a fair price to be paid to shareholders for fractional shares resulting from the reverse stock split.

Federal Income Tax Consequences of the Reverse Stock Split. The following are the material federal income tax consequences of the reverse stock split to the company and all its shareholders. The conclusions in the following summary are not binding on the Internal Revenue Service and no ruling has been or will be obtained from the Internal Revenue Service in connection with the reverse stock split.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain the company shareholders in light of their particular circumstances. The discussion assumes that the company shareholders hold their shares of the company common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the reverse stock split. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

.. financial institutions;

.. insurance companies;

.. tax-exempt organizations;

.. dealers in securities or currencies;

.. traders in securities that elect to mark-to-market;

.. persons that hold the company common stock as part of a hedge, straddle or conversion transaction;

.. persons who are considered foreign persons for U.S. federal income tax purposes; and

.. persons who do not hold their shares of the company common stock as a capital asset.

Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the reverse stock split, including applicable federal, foreign, state and local tax consequences to you of the reverse stock split in light of your own particular circumstances.

The Company. The reverse stock split will be a tax free reorganization described in Section 368(a)(1)(E) of the United States Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the company will not recognize taxable income, gain or loss in connection with the reverse stock split.

Shareholders Who Receive Shares Of New Common Stock. A shareholder who receives only shares of new common stock in the transaction (i.e., a shareholder who owns a number of shares of old common stock equal to the product of 5,000 multiplied by a whole number) will not recognize gain or loss, or dividend income, as a result of the reverse stock split and the basis and holding period of such shareholder in shares of old common stock will carry over as the basis and holding period of such shareholder's shares of new common stock.

A shareholder who receives both shares of new common stock and cash in the transaction (i.e., a shareholder who owns a number of shares of old common stock which is greater than 5,000 and is not equal to the product of 5,000 multiplied by a whole number) will be treated as having exchanged a portion of his shares of old common stock for the shares of new common stock and as having had the balance of his old shares redeemed by the company in exchange for the cash payment. The portion of the transaction treated as a cash redemption of a portion of the old stock will be a taxable transaction to such shareholder, the consequences of which are described below (see, Shareholders Who Receive Cash). The portion of the transaction which is treated as an exchange of shares of old common stock for shares of new common stock will not be a taxable transaction for the shareholder and the shareholder will, therefore, not recognize gain or loss, or dividend income on that portion of the transaction, and the basis and holding period of such shareholder in the portion of his shares of old common stock exchanged for shares of new common stock will carry over as the basis and holding period of such shareholder's shares of new common stock.

Shareholders Who Receive Cash. Except as described in the paragraph captioned Certain Shares Acquired by Exercise of Incentive Stock Options, below, the receipt by a shareholder of cash in lieu of fractional shares of new common stock pursuant to the reverse stock split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a shareholder's situation, will be taxed as either:

(a) A sale or exchange of the redeemed shares, in which case the shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder's tax basis for the redeemed shares; or

(b) A cash distribution which is treated: (i) first, as a taxable dividend to the extent of the company's 2002 earnings and its earnings accumulated through December 29, 2002; (ii) then as a tax-free return of capital to the extent of the shareholder's tax basis in the redeemed shares, and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income.

Under Section 302 of the Code, a redemption of shares stock from a shareholder as part of the reverse stock split will be treated as a sale or exchange of the redeemed shares if:

.. the reverse stock split results in a "complete termination" of shareholder's interest in the company;

.. the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

.. the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer under as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

A shareholder who receives only cash in the reverse stock split (i.e., owns fewer than 5,000 shares of old common stock) and does not constructively own any shares of new common stock after the reverse stock split, will have his interest in the company completely terminated by the reverse stock split and will therefore receive sale or exchange treatment on his old common stock. That is, such a shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder's tax basis for his old common shares.

A shareholder who receives only cash in the reverse stock split (i.e., owns fewer than 5,000 shares of old common stock) and would only constructively own shares of new common stock after the reverse stock split as a result of family attribution may be able to avoid constructive ownership of the shares of new common stock by waiving family attribution and, thus, be treated as having had his interest in the company completely terminated by the reverse stock split. Among other things waiving family attribution requires (i) that the shareholder have no interest in the company (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the ten year period immediately following the reverse stock split and (ii) including an election to waive family attribution in the shareholder's tax return for the year in which the reverse stock split occurs.

A shareholder who receives cash in the reverse stock split and immediately after the reverse stock split actually or constructively owns shares of new common stock, must compare (X) his percentage ownership immediately before the reverse stock split (i.e., the number of old common shares actually or constructively owned by him immediately before the reverse stock split divided by the number of shares of old common stock outstanding immediately before the reverse stock split (approximately 11,971,486 shares) with (Y) his percentage ownership immediately after the reverse stock split (i.e., the number of new common shares actually or constructively owned by him immediately after the reverse stock split divided by the number of shares of new common stock outstanding immediately after the reverse stock split).

If the shareholder's post reverse stock split ownership percentage is less than 80% of the shareholder's pre-reverse stock split ownership percentage, the receipt of cash is "substantially disproportionate" with respect to the shareholder and the shareholder will, therefore, receive sale or exchange treatment on the portion of his shares of old common stock exchanged for cash in lieu of fractional shares.

If (i) the shareholder exercises no control over the affairs of the company (e.g., is not an officer, director or high ranking employee), (ii) the shareholder's relative stock interest in the company is minimal, and (iii) the shareholder's post reverse stock split ownership percentage is less than the shareholder's pre-reverse stock split ownership percentage, the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder and the shareholder will, therefore, receive sale or exchange treatment on the portion of his shares of old common stock exchanged for cash in lieu of fractional shares. For these purposes, actual and constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest and actual and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.

In all other cases, cash in lieu of fractional shares received by a shareholder who immediately after the reverse stock split actually or constructively owns shares of new common stock will probably be treated: (i) first, as a taxable dividend to the extent of the company's 2002 earnings and its earnings accumulated through December 29, 2002; (ii) then as a tax-free return of capital to the extent of the shareholder's tax basis in the redeemed shares, and (iii) finally, as gain from the sale or exchange of the redeemed shares. If the amount treated as a tax free return of capital is less than the shareholder's tax basis in the portion of his shares of old common stock treated as redeemed for cash, the remaining tax basis is (i) added to the shareholder's tax basis for the shares of new common stock actually owned by the shareholder, or (ii) if the shareholder does not actually own any shares of new common stock, added to the tax basis of the shares of new common stock constructively owned by the shareholder.

Certain Shares Acquired by Exercise of Incentive Stock Options. If a shareholder receives cash in lieu of fractional shares with respect to shares of old common stock which the shareholder acquired by exercising an "incentive stock option" within the meaning of Section 422(b) of the Code (such options are commonly referred to as "qualified options" or "ISO's") and either (i) as of the effective date of the reverse stock split, the shareholder has held such shares for less than one year, or (ii) the incentive stock option pursuant to which the shareholder acquired the shares was granted less two years before the effective date of the reverse stock split, a portion of the cash received by the shareholder in lieu of fractional shares will be compensation income, subject to income tax withholding and employment taxes. Generally, the amount treated as compensation income will be equal to the excess of (A) the fair market value at the time the option was exercised of the shares of old common stock surrendered for the cash in lieu of fractional shares over (B) the exercise price for such shares of old common stock; however, if the cash received in lieu of the fractional shares is less than the fair market value at the time the option was exercised of the shares of old common stock surrendered for the cash in lieu of fractional shares, the amount treated as compensation income will be limited to the excess of (X) the cash received in lieu of the fractional shares over (Y) the shareholder's tax basis for the shares of old common stock surrendered for the cash in lieu of fractional shares (generally, the amount paid for the shares). The tax treatment of the balance of the cash received in lieu of fractional shares will be determined under the principles described in the section captioned Shareholders Who Receive Cash, above.

Tax Withholding. Non-corporate shareholders of the company may be subject to backup withholding at a rate of 30.5% on cash payments received in the reverse stock split. Backup withholding will not apply, however, to a shareholder who
(1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

As stated above, the preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the reverse stock split. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the reverse stock split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Financial Information. The following sets forth certain financial data for the periods indicated and was obtained from our consolidated financial statements which are included in our Annual Report on Form 10-K/A for the year ended December 30, 2001, in our Quarterly Report on Form 10-Q for the quarter ended April 21, 2002 and in our Quarterly Report on Form 10-Q for the quarter ended July 14, 2002, copies of which accompany this proxy statement and are incorporated herein by reference. The Annual Report and Quarterly Report also contain Management's Discussion and Analysis of Financial Condition and Result of Operations, which should be read in connection with the financial data set forth below.

Statements of Operations

                                                                    Fiscal Year Ended                                 Period Ended
                                                                    -----------------                                 ------------
                                                 January 2,    December 31,   December 30,
                                                    2000           2000           2001          April 22, 2001     April 21, 2002
                                                    ----           ----           ----          --------------     --------------
                                                                                                      (unaudited)    (unaudited)
Net sales                                       $  29,157,000    $ 31,560,000    $  31,833,000     $   9,378,000      $  9,691,000
Operating costs (cost of goods, labor
    occupancy and other operating)                 25,561,000      30,612,000       28,992,000         8,403,000         8,439,000
Restaurant depreciation and amortization            1,172,000       1,304,000        1,253,000           398,000           366,000
General and administrative                          3,133,000       3,380,000        2,873,000           949,000           935,000
Interest expense (net)                                (77,000)         (5,000)         126,000            40,000            36,000
Other                                                      -0-        102,000          153,000           261,000            58,000
Corporate depreciation and amortization               340,000         363,000          335,000           105,000            32,000
                                                      -------         -------          -------           -------            ------

Net loss                                             (972,000)     (4,196,000)      (1,899,000)         (778,000)         (175,000)
Net loss per share                              $       (0.08)   $      (0.36)   $       (0.16)    $       (0.07)     $      (0.01)



                                    Twenty Eight Weeks Ended
                                    ------------------------
                                 July 15, 2001        July 14, 2002
                                 -------------        -------------
                                  (unaudited)          (unaudited)

Net Sales                         16,911,000            17,509,000
Operating costs (cost of goods,
    labor occupancy and other
    operating)                    15,496,000            15,489,000
Restaurant Depreciation and
    amortization                   1,998,000               684,000

General and Administrative         1,739,000             1,581,000
Interest Expense (net)               (70,000)              (63,000)
Other                               (221,000)
Going private transaction                                 (250,257)
Corporate depreciation and
    amortization                     185,000                55,000

Net loss                          (1,490,000)             (611,984)

Net loss per share                     (0.13)                (0.05)


Balance Sheet Data



                                                                           At December 30, 2001          At April 21, 2002
                                                                           --------------------          -----------------
                                                                                                            (unaudited)
Total assets                                                                          $ 17,470,000                18,038,000
Total cash and cash equivalents                                                          1,839,000                 2,562,000
Total liabilities                                                                        6,011,000                 6,735,000
Stockholders equity                                                                     11,459,000                11,303,000
Book value per share                                                                  $       0.97              $       0.94


                              At July 14, 2002
                              ----------------
                                (unaudited)

Total Assets                      17,562,000
Total cash                         2,250,000
Total liabilities                  6,686,000
Stockholders Equity               10,876,000
Book value per share            $       0.91



Pro Forma Balance Sheet Data

The following pro forma balance sheet is based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the reverse stock split. The pro forma balance sheet data is based on the assumption that an aggregate of 2,700,000 shares will result in fractional shares and will be purchased by the company for $865,000, with $249,000 in costs incurred. We have not included pro forma income statement data as there will be no material change to the statement of operations as a result of the reverse stock split.

                                                                           At December 30, 2001          At April 21, 2002
                                                                           --------------------          -----------------
                                                                               (unaudited)                  (unaudited)
Total assets                                                                          $ 16,346,000                16,914,000
Total cash and cash equivalents                                                            715,000                 1,438,000
Total liabilities                                                                        6,011,000                 6,735,000
Stockholders equity                                                                     10,335,000                10,179,000
Book value per share                                                                  $       1.14              $       1.10

All financial information was rounded to the nearest thousand.


                                At July 14, 2002
                                ----------------
                                  (unaudited)

Total Assets                      16,522,000
Total cash and cash equivalents    1,211,000
Total liabilities                  6,686,000
Stockholders Equity                9,836,000
Book value per share            $      1.06

Projected Financial Information. The projected condensed financial statements for the five years ended December 31, 2006 are included as Exhibit C to this proxy statement. You should review those projected statements together with the accompanying notes and assumptions. The assumptions disclosed are those that the management believes are significant to the projections. As discussed below, the projections were based in part upon historical results, as contained in our Annual Report on Form 10-K/A for the year ended December 30, 2001, and in our Quarterly Report on Form 10-Q for the quarter ended April 21, 2002. You should review the Annual Report and Quarterly Report for those historical results.

The projected condensed financial information will not be revised to reflect any differences between the projections and the company's actual results during the second quarter of the current fiscal year as set forth in our Quaterly Report on Form 10-Q for the quarter ended July 14, 2002. In this respect, neither management nor the board of directors believes that the results for the current fiscal quarter materially changes the projected condensed financial statements.

Management and the board of directors note that although the company's net sales in the second quarter of 2002 are less than the company's net sales for the first quarter of 2002, the first quarter is 28 days longer than the second quarter, and that on a comparative basis, net sales for both quarters would be nearly the same. Additionally, management and the board of directors noted that the company's operating costs were a greater percentage of net sales (18.1%) in the second quarter of 2002 than the percentage of operating costs in the first quarter (14.7%). Other than that, the percentages represented were substantially similar in each quarter. The additional operating costs in the second quarter include costs of marketing (2.2%), maintenance and refurbishment (0.5%) and various miscellaneous costs (0.7%) such as menus and utilities, which are consistent with historical operating costs for the second quarter. Although management continues to believe that we will meet the projections for 2002 set forth in the projected condensed financial information, no assurance can be given that we will meet the projections.

The members of the special committee and the board of directors reviewed the preliminary results of operations for the period ended April 21, 2002, and management's estimates of the results of operations for the remaining three fiscal quarters of 2002, for the purpose of determining projected EBITDA to be used in the Comparable Public Company Analysis and the Merger and Acquisition Analysis described below in "Analysis of the Special Committee." In arriving at the estimates for the current fiscal year, management considered the results of operation for the first quarter, as well as the company's historical trends in sales and margins. The special committee and the board of directors do not expect that the period ended April 21, 2002 will be necessarily indicative of operations for the full fiscal year 2002 for several reasons discussed below. First, the company currently is experiencing significant increases in management salaries, workman's compensation and utility charges, and these expenses are now higher than reflected in the results of operations for the first period of the current fiscal year. Second, net revenues during the first quarter were significantly higher than normal because of the moderate weather in the Eastern part of the United States during January, February and March, 2002. Traditionally, this time of year results in lower net revenues than are achieved in other periods of the year because of winter weather conditions.

The projected condensed financial statements for the five years ended
December 31, 2006 were prepared by the management of the company to assist the board and the special committee in its Discounted Cash Flow Analysis, described below in "Analysis of the Special Committee," and reflect the views of the special committee and the board. These projections were prepared by management in a manner consistent with prior years and were prepared for internal purposes. No consideration was given to including the projections in the proxy statement when they were prepared. With the exception of the line item classifications and the fact that certain items were combined in the projections, the results reflected in the projections for the year ended December 30, 2001 are the same as reflected in the financial statements for the year ended December 30, 2001 filed as part of Form 10-K/A. The projections for the succeeding years were prepared in a manner consistent with the year ended December 30, 2001. Management uses restaurant operating margins for costs of goods (food and supplies), labor and operating costs when preparing projections since these costs can vary and are not easily predicted. Management's experience is that these items tend to balance out and are reflected in restaurant operating margins. See note 5 to the notes to projected condensed financial statements. A discussion of each of the line item classifications and the information contained therein is set forth in note 14 to the notes to projected condensed financial statements.

The special committee and the board recognized that the company's operating performance for the five years ended December 30, 2001 reflected on average negative same store customer counts and approximately flat same store sales. For this reason, as well as the company's unpredictable operating performance, the historical failure of the company to meet management projections, and because of the uncertainty surrounding the company's future growth, the special committee and the board also believe that the most reasonable estimate of the company's operating performance over the next five year period is that it will be nearly the same as the company's combined actual and estimated performance for the current fiscal year. The special committee and the board noted, however, that this represents better performance than the company has experienced over the past five years. Except as specifically noted below, management did not adjust these numbers for inflation. The special committee and the board of directors also recognized that labor costs, costs of goods (specifically food and other restaurant consumables) could increase as a result of inflationary or other conditions, which would result in increased operating costs and thus increased net loss. However, the special committee and the board of directors concluded that any increases in operating costs would most likely be offset by increases in menu prices, with the result that net income (loss) over the five-year period should remain relatively consistent. It should be noted that, historically, operating and other expenses increase sooner than the company can increase menu prices in each of its restaurants and increase at rates higher than the company is able to pass through to customers. The result is that net revenues generally lag behind increases in operating and other expenses since the company is unable to pass on price increases immediately in each of its restaurants. The special committee and the board also noted that as menu prices increase, the number of customers can sometimes decrease as customers turn to other alternative eating establishments. They finally determined that depreciation and amortization would decline yearly as a function of depreciation and amortization schedules used by the company in preparing its financial statements assuming no significant future capital expenditures which may result in annual depreciation and amortization expense.

                     DESCRIPTION OF THE REVERSE STOCK SPLIT

Conversion of Shares. The reverse stock split will be effected upon our filing of an amendment to our certificate of incorporation that will provide for the conversion and reclassification of each outstanding share of our common stock into One Five-Thousandth (1/5,000) of a share of company common stock in a reverse stock split. In the reverse stock split, you will receive one share of company common stock for each 5,000 shares you hold of record immediately prior to the effective date of the reverse stock split, and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment will be equal to $0.32 per pre-split share. The following examples illustrate the effect of the reverse stock split on shareholders in various circumstances.

Example 1: Shareholders Owning Fewer Than 5,000 Shares of Record

On the effective date of the reverse stock split, Shareholder A owns of record 2,500 shares of company common stock. Using the ratio of one share of common stock for each 5,000 shares outstanding immediately prior to the reverse stock split, Shareholder A would be entitled to receive only 0.5 shares of common stock. Because no fractional shares will be issued as a result of the reverse stock split, Shareholder A will not receive any common stock, but will instead receive a cash payment from the company at the rate of $0.32 per pre-split share. In this example, Shareholder A will receive $800 in cash and will no longer be a shareholder of the company.

Example 2: Shareholders Owning 5,000 or More Shares of Record

On the effective date of the reverse stock split, Shareholder B owns of record 7,500 shares of company common stock. Using the ratio of one share of common stock for each 5,000 shares outstanding immediately prior to the reverse stock split, Shareholder B will be entitled to receive 1.5 shares of common stock. Because fractional shares will not be issued as a result of the reverse stock split, Shareholder B will receive one share of common stock and $800 in cash (at the rate of $0.32 per pre-split share) for his remaining 0.5 shares of common stock.

Authorized Capital Stock Following Reverse Split. The amendment to our certificate of incorporation, a copy of which is attached as Exhibit A, will reclassify each outstanding share of common stock and will reduce our ability to issue any shares of capital stock from 21,000,000 shares to 250,000 shares. The amendment will reduce the authorized common stock from 20,000,000 to 200,000 shares and the authorized preferred stock from 1,000,000 to 50,000 shares. The board of directors currently has, and will continue to have, authority to issue all authorized but unissued shares of capital stock at such times and for such considerations as the board determines. This authority will continue although the number of shares of capital stock authorized will be significantly reduced. Other than the issuance of shares of common stock on exercise of outstanding options, the company has no plans to issue any shares of common stock.

Legal Effectiveness and Conditions. The reverse stock split will not be effected unless and until the company's shareholders approve the reverse stock split and the board of directors determines that: (i) the company has available funds necessary to pay for the fractional shares resulting from the transaction; (ii) the company has sufficient cash reserves to continue to operate its business;
(iii) no event has occurred or is likely to arise that might have a materially adverse effect on the company, and (iv) the reverse stock split will reduce the number of shareholders of record below 300. If those conditions are met, the company will cause the exchange transfer agent to send a Letter of Transmittal to all record holders of company common stock as of the effective date of the amendment. The amendment and the reverse stock split will be effective upon filing with the Delaware Secretary of State, which we anticipate will be October 4, 2002.

On the effective date of the reverse stock split, each certificate representing a share of company common stock outstanding immediately prior to the reverse stock split will be deemed, for all corporate purposes and without any further action by any person, to evidence ownership of the reduced number of shares of common stock and/or the right to receive cash for fractional shares. Each shareholder who owns fewer than 5,000 shares of record immediately prior to the reverse stock split will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional shares to which he or she would otherwise be entitled.

Adjournment of Meeting. If the company does not obtain the approval of the holders of a majority of the outstanding common stock for the reverse stock split, the company will consider, pursuant to our discretionary authority, adjourning the meeting and extending it until a later date to solicit additional proxies. If the company extends the date, it will file a revised proxy statement setting forth the details of the shareholders' meeting and the results of the voting at that meeting or such other additional materials as may be required under federal securities laws. In no event will the company extend the date beyond October 27, 2002 unless a new record date is set. In the event of an adjournment, if required by applicable law the company will solicit new proxies from all shareholders, in which case the proxies for the original meeting will be discarded.

Exchange of Stock Certificates. The Letter of Transmittal will provide the means by which shareholders will surrender their stock certificates and obtain certificates evidencing the shares of company common stock or cash to which they are entitled after the reverse stock split. If certificates evidencing common stock have been lost or destroyed, the company may, in its full discretion, accept in connection with the reverse stock split a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to the company in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder must submit, in addition to other documents, a bond or other security satisfactory to the board indemnifying the company and all other persons against any losses occurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact the company. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the reverse stock split becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates or in connection with the payment of cash in lieu of fractional shares. The company will bear these costs.

The Letter of Transmittal will be sent to shareholders promptly after the effective date of the reverse stock split. Do not send in your stock certificate(s) until you have received the Letter of Transmittal.

Regulatory Approvals. Aside from shareholder approval of the proposed amendment to the certificate of incorporation, the reverse stock split is not subject to any regulatory approvals.

Source of Funds and Expenses. We estimate that approximately $865,000 will be required to pay for the fractional shares of company common stock exchanged for cash in the reverse stock split. We intend to use cash and other equivalents on hand, a portion of which was borrowed under our existing loan agreement with our bank secured by substantially all of our assets. See description of loan agreement in Note 7 to the Consolidated Financial Statements on page 28 of the Annual Report to Shareholders for 2001 accompanying this proxy statement. As described in Note 7, $1,000,000 is repayable in monthly principal and interest payments through December, 2007, and $1,500,000 is repayable interest only monthly through December 2002, at which time monthly principal and interest payments commence and are payable through December, 2008. An additional $500,000 is repayable interest only monthly through December, 2003, at which time monthly principal and interest payments commence and are payable through December, 2009. We have no additional borrowing capacity available under our existing loan agreement.

Additionally, the company will pay all of the expenses related to the reverse stock split. We estimate that these expenses will amount to $249,000.

Dissenters' Rights. Under the Delaware General Corporation Law and the company's certificate of incorporation and bylaws, the company's shareholders do not have the right to dissent from the reverse stock split and to receive a value for their shares in cash determined via an independent appraisal.

Dividends. The company has not previously paid dividends on its common stock, and does not intend to do so following the reverse stock split.

Recommendation of the Board of Directors; Background of Determination of Fairness of the Reverse Stock Split

The board of directors, including those directors who are not employees of the company, has unanimously approved the reverse stock split, and the board unanimously recommends that the shareholders vote for approval and adoption of the proposed amendment to the certificate of incorporation that will effect the reverse stock split. All of the company's directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the proposed amendment. The directors and executive officers of the company beneficially owned approximately 40% of the shares outstanding as of June 17, 2002.

Background. Robert T. Giaimo first considered having the company go private in mid-February, 2002, while he was reviewing drafts of the company's annual report on form 10-K and the company's financial statements for the year ended December 30, 2001. He noted the time that he and other employees had to devote to SEC filings in light of his belief that the company was not now obtaining any of the benefits associated with being a public company. Such benefits are discussed in the proxy statement under the caption, "Special Factors -- Purpose of and Reasons for the Reverse Stock Split."

Mr. Giaimo further considered the company's status as a public company, the low market price for the company's common stock and employee morale factors. Mr. Giaimo's stated purpose of going private was to change the company's status quo by reducing expenses in an attempt to generate positive net income and positive cash flow. In mid-February, 2002, Mr. Giaimo consulted with the company's counsel to determine what steps were available to the company to eliminate the company's obligations to file reports with the SEC. Counsel advised him that such steps included a tender offer for all shares held by unaffiliated stockholders, a merger pursuant to which all non-affiliated stockholders would be cashed out, a reverse stock split which would reduce the number of shareholders of record below 300, or a sale of the company.

After determining what steps were available for going private, Mr. Giaimo raised the idea with the company's directors in separate telephone conversations. These telephone conversations occurred between late February and mid-March 2002. At the same time that Mr. Giaimo was talking to the directors, he spoke with Allison Steinberg, a financial analyst who had provided financial and analytical services to the company and who had assisted the company in preparing its shareholder communications to see if she could be available to prepare data and compile publicly available information to be used by the board of directors and the special committee in their determination of a fair price.

During a telephone meeting of the board of directors on March 15, 2002, Mr. Giaimo pointed out to each director his goal of reducing expenses by going private and noted that the company could use up to approximately $1.5 million to consummate a going-private transaction and still have $1 million available to meet operating requirements. He noted that the only transaction that would enable the company to go private and at the same time not exceed an aggregate cost of $1.5 million was the reverse stock split which allowed the company to fix its redemption costs by choosing a ratio that reduced the number of stockholders and placed a cap on the number of shares to be redeemed.

Mr. Giaimo noted that a tender offer would not work since a tender offer would have to be open to all stockholders, would only allow the company to redeem a pro rata share of the outstanding common stock and would not necessarily reduce the number of shareholders of record sufficiently to allow the company to go private. More importantly, he noted that a tender offer for all shares or a merger were not feasible because they would require the company to redeem all shares held by unaffiliated shareholders for approximately $2.4 million which is far greater than $1.4 million for the reverse stock split. For the sake of illustrating potential costs, Mr. Giaimo used the average of the bid and ask prices for the company's common stock as traded on the OTC Bulletin Board for the thirty trading days prior to March 14, 2002, namely $0.25 per share, and applied a 30% premium to such price. He, therefore, advised each director that a reverse stock split was the only feasible transaction for going private based on available capital. At this meeting, the board retained Ms. Steinberg to assist the company in compiling information to be used to determine a fair price. There were no discussions regarding valuation until the end of March, since the information was not yet available.

The board then discussed the purposes of the recapitalization, the form and financial aspects of the transaction, including a range of possible split ratios, and the procedures that it would need to follow in order to determine a fair price to be paid to shareholders. After a lengthy discussion of the reasons for, alternatives to, and potential nature of, the recapitalization, the board decided to use a reverse stock split with a split ratio of between 1 to 2,000 and 1 to 5,000.

Following the board's initial approval of the reverse stock split on March 15, 2002, Mr. Giaimo instructed the company's employees to commence preparation of projected financial information to be used in connection with evaluating a transaction from the point of view of how much could be offered for fractional shares resulting from the reverse stock split. Mr. Giaimo asked Ms. Steinberg to compile publicly available data relating to mergers and acquisitions involving restaurant companies during the past five years.

The board met again on March 25, 2002, in person, to discuss in more detail the reverse stock split, and began to review preliminary analysis regarding a fair price to be paid to fractional shareholders. Mr. Giaimo noted that the reverse split would have to be 5,000 to 1 since a lower ratio would not result in reducing the number of shareholders below 300 and a higher number may result in higher costs. No specific price was discussed at the March 25 board meeting.

This was followed by a further discussion of reasons for going private. Mr. Giaimo noted that the reasons for going private were that the company has not met public company objectives; being public under the present circumstances did not provide the company with a source of raising capital; and no credibility was provided to the company by being public. He also pointed out that the company should save a minimum of $150,000 per year in costs of being a public company. More important, he noted that the company's publicly traded stock may actually constitute a disincentive for employees. Mr. Steiner noted that improving relationships with employees may improve operations.

The board then discussed available cash to purchase the fractional shares that would result from a reverse split. Messrs. Steiner and Neeb noted that the company's ability to meet its business forecasts and projections was suspect since the company had never achieved its budgets in the past. The board members were, therefore, concerned about the company's ability to meet its budget in the future. Messrs. Steiner and Neeb stated that they would not approve any transaction that would in their view negatively impact the financial integrity and stability of the company. In their view, the company had to have sufficient financial resources to operate following any transaction. These directors also insisted that the company maintain a cash reserve of more than $1 million to sustain future operations. The other directors discussed the company's financial ability to pay for the fractional shares and to maintain the company's business and the price to be paid for such fractional shares.

Mr. Giaimo turned to Mr. Neeb to lead the discussion with respect to the valuation analysis. Mr. Neeb pointed out that, in his view, the only real numbers were the trailing 12 months cash flow and profit numbers. However, since the cash flow for the trailing 12 months may be nominal, it might be necessary to estimate performance for 2002 and apply a discount for the possibility that the company will not meet such estimate. He observed that the company was not being acquired, and the only real measure of value was what the company generated in cash. He believed that enterprise value at about 3.3 times cash flow represented about the maximum real value of the company. He also thought it would be fair to apply a premium of approximately 25 percent to value in order to establish a price to be paid for the fractional shares. He believed that the company should wait until the first quarter results were available in order to make a final decision as to price. Mr. Giaimo said that he generally agreed with Mr. Neeb, and noted that in transactions of this sort there were always premiums paid, although there may be differences with respect to the base number to which the premiums are applied. He pointed out that methodologies tied to revenues seemed to apply when there was a buyer who made its own assumptions about how well it could operate the company and, therefore, its interest was in revenues. He also noted that valuations keyed to book value were not relevant because many of the company's assets that went to make up its book value were special purpose assets and illiquid. He expressed the view that using the enterprise value methodology was the best, since it took into account the debt of the company.

Mr. Steiner noted that he was negative about paying a premium. He also inquired whether, if a formula is used, it would be necessary to take into account capital replacements. There was consensus that the cost to maintain equipment and other assets should be taken into account, as well as adjustments to reflect one time costs in the trailing 12 month period that are non-recurring.

Mr. Neeb noted that going private provided a reasonable means of liquidity for small investors, while larger investors for whom there would not be a public marketplace did not have liquidity at that time. He also noted that consideration should be given to future possibility of providing a liquidity program for the remaining shareholders.

Mr. Kaplan asked whether there should be any attempt to sell the company at this time. Mr. Neeb responded that, based upon his experience as chairman of the board of Casa Ole, there were no strategic buyers in the marketplace. With respect to financial buyers, he had seen the price that they were willing to pay drop from 5 times cash flow to 3 1/2 times cash flow. Mr. Neeb also noted that about a year before the meeting there were nearly 150 public restaurant companies but at the time of the meeting there were probably less than 100 public restaurant companies, the reduction stemming from bankruptcies or the companies going private. He noted that larger capitalized companies were doing better today than small capitalization companies.

The board discussed the fact that it needed more time and information before establishing a price to be paid for the fractional shares that would result from the reverse stock split. The next quarter's financial statements should be ready about April 30. Accordingly, it was decided that the next meeting of the board would be held in May, the date to be determined, the purpose of which would be to establish the price to be paid for the fractional shares resulting from a reverse split.

Between March 25, 2002 and April 22, 2002, Mr. Giaimo had conversations with his employees with respect to the preparation of projected financial information and with Ms. Steinberg, who was obtaining and collating publicly available data regarding companies that had been merged or whose common stock had been acquired over the past four years, as described below. Copies of the information being collected by Ms. Steinberg were being furnished to Mr. Neeb and Mr. Giaimo. Mr. Giaimo, Ms. Steinberg and Mr. Neeb had conversations concerning the valuation procedures and methodologies, but Mr. Neeb did not analyze all of the data he was being provided until the special committee was formed on or around April 22, 2002. Mr. Giaimo was focusing on the company's EBITDA, enterprise value and equity value in his early evaluations of a fair price. Mr. Giaimo originally did not believe that a discounted cash flow analysis was appropriate or necessary given the company's sporadic cash flow and operating losses, and the consequent uncertainty regarding future projections on which a discounted cash flow analysis would be based. Mr. Neeb, however, believed that an analysis of discounted cash flow was required since it was an appropriate analytical tool.

On or around April 22, 2002, the board of directors appointed two of its members, Mr. Neeb, chairman, and Mr. Steiner, to the special committee to provide the analysis of a range of fair prices to be paid to the company's shareholders. The special committee's sole purpose was to determine a range of fair prices, and it was not authorized to review alternatives to the reverse stock split. The board appointed Mr. Neeb because of his thirty-years of experience in the restaurant and related industries, including his participation in the purchase and sale of a number of restaurant companies or concepts, and in particular his experience as a director of Franchise Finance Corporation of America, Inc. during its recent sale to GE Capital. Mr. Steiner was a certified public accountant, and has almost thirty years of business experience, including having served as chief executive officer of Branch Group, Inc., an electrical parts distributor. Please review their biographies in "Election of Directors" for more details. Mr. Neeb will receive $7,500 and Mr. Steiner will receive $2,500 for serving on the special committee. As discussed below, the special committee met informally in April and May, and formally on May 3, 2002, May 6, 2002 and May 7, 2002.

Following the formation of the special committee, the special committee started focusing on the data and information provided by Ms. Steinberg. Mr. Neeb noticed that the discounted cash flow was not included and, after discussion with Mr. Giaimo, requested that Ms. Steinberg include discounted cash flow data. Mr. Neeb spoke to Ms. Steinberg and requested that she provide the committee with analysis of the calculation of a standard discount rate to use for evaluating projected future cash flows. He suggested that such rate should be adjusted to reflect the lack of stock liquidity and the inherent risk of the company's cash flow. He pointed out that this was necessary given the company's history of inconsistent cash flow in prior years. Mr. Neeb discussed his suggestions with Mr. Steiner, and based on these discussions, instructed her to prepare calculations based on the company's trailing 12 months actual results and the actual results for the period ended April 21, 2002, combined with the projected nine months ended December 30, 2002, in connection with the public company and merger acquisition analysis. Mr. Neeb subsequently discussed this information with Mr. Steiner on or around April 30, at which time they selected the comparable companies to be further examined in connection with determining a fair price to be paid for the fractional shares. They also discussed the relevant size of companies to be reviewed noting that the size of company most relevant had capitalization values of $25 million or less. Conversations related to a review of publicly available data concerning companies which had merged or in which shares had been redeemed, which companies were similar to the company in size, net income and cash flow and the period of time to be looked at. The committee determined that only transactions in the past two years were relevant given current economic conditions. The special committee reviewed the financial forecasts and management's budgets and questioned the company's ability to even meet these budgets given its history and determined that any transaction would have to be fair from the point of view of the shareholders being cashed out as well as to the shareholders who would remain as shareholders in the company. The members of the special committee felt that it was important to make sure that the company was able to maintain sufficient cash to enable the company to operate for the immediate future.

During April 2002, the members of the special committee worked with the company's management and Ms. Steinberg, with respect to the preparation and compilation of financial information associated with its analysis of the proposed reverse stock split. Ms. Steinberg is a self-employed financial analyst with experience in the valuation of companies, having spent the past four years as an independent consultant, in which position she has provided a range of financial consulting services to companies, including valuation analyses. Prior to this, Ms. Steinberg spent six years as an investment banker, in which position, among other things, she assisted in conducting valuations and preparing fairness opinions. Ms. Steinberg has provided independent financial consulting services to the company since 1999, including assistance in the preparation of the company's quarterly shareholder communications.

Ms. Steinberg, compiled and formatted publicly-available financial information for those comparable companies and transactions selected by the special committee. In addition, Ms. Steinberg compiled and formatted the company's historical and projected financial performance, as provided to her by company management, and the company's historical stock price performance. Ms. Steinberg further calculated a liquidation value for the company based on the assumptions and methodologies established by the special committee. Ms. Steinberg also calculated the discount rate to be used for evaluating projected future cash flows based on the assumptions and methodologies established by the special committee, and prepared the discounted cash flow analysis using this discount rate and the company's projected financial statements. Finally, Ms. Steinberg prepared a compilation that applied those valuation multiples selected by the special committee arising from the Comparable Public Company Analysis and the Merger and Acquisition Analysis to the appropriate company historical and projected financial information.

The special committee provided Ms. Steinberg with the assumptions and methodologies established by it and instructed Ms. Steinberg to prepare the liquidation value, discount rate, cash flow and other information based on such assumptions and methodologies. The assumptions and methodologies are fully discussed in the section entitled "Analysis of the Special Committee." In addition to the assumptions and methodologies provided to her by the special committee, Ms. Steinberg relied on the projected condensed financial statements provided to her by management and by the special committee.

The materials compiled by Ms. Steinberg will be made available for inspection and copying at the principal executive offices of the company during normal business hours at Silver Diner, Inc., 11806 Rockville Pike, Rockville, Maryland 20852. Those materials consist of: results of the discounted cash flow analysis, the public comparable company analysis, the merger and acquisition analysis and the liquidation analysis; a discounted cash flow table containing various possible discounts; a valuation summary; a calculation of the discount rate; and tables of publicly-available information for the merger and acquisition analysis and the public comparable analysis. Copies of such materials will also be provided to any shareholder or a duly authorized representative of such shareholder who has been so designated in writing upon written request to the company. Copies of the materials she prepared are also available at the Securities and Exchange Commission's website, www.sec.gov

Ms. Steinberg did not provide a recommendation or an opinion to the company or the special committee regarding the reverse stock split or a fair price to be paid therein. Rather, she collected publicly-available information and performed mathematical calculations as requested by the special committee. For her services, the company expects to pay Ms. Steinberg approximately $25,000, of which approximately $13,000 has been paid to date, and has agreed to indemnify her.

At the end of April, Mr. Giaimo discussed with Mr. Neeb the idea that the company introduce a limited liquidity plan to provide some liquidity to the shareholders who would remain following the reverse stock split. Mr. Neeb said that he would discuss the issue with Mr. Steiner.

Mr. Neeb and Mr. Steiner had a first telephonic meeting regarding the information on May 1, during which they discussed management's preliminary projections and the requirement that the company maintain its financial integrity by maintaining a minimum cash fund of more than $1 million, preferably $1.5 million. Mr. Neeb and Mr. Steiner discussed the limited liquidity plan, and agreed that it should be implemented. On or about May 2, 2002, in a telephone conversation, Mr. Steiner added the requirement that the company must have a minimum cash fund of $1.6 million to implement the limited liquidity plan, so that the company would have a minimum cash fund of $1.5 million after implementing the limited liquidity plan. Mr. Neeb agreed with this position.

On May 2, Mr. Neeb called Mr. Giaimo to advise him of the current status of the special committee's decisions and provided Mr. Giaimo with a draft of a memo that he was going to be submitting to Mr. Steiner with respect to the special committee's evaluation. Mr. Neeb's draft of the special committee memorandum discussed with Mr. Giaimo summarizes the results of the special committee's review and analysis and identified its recommendation to the board. The memorandum specified the four conventional methods to be employed in a fair evaluation, namely, comparable market value of publicly traded companies, recent merger and acquisition activities of similar residual valuations in the restaurant sector, discounted cash flow analysis and liquidated valuation analysis. Mr. Neeb pointed out to Mr. Giaimo and, subsequently to Mr. Steiner, that, based on his experience, these four factors were the most appropriate because of their use in the restaurant industry. He also noted that they were appropriate given the company's five-year history of earnings and cash flow, its lack of a proven growth vehicle and the nature of the transaction under consideration. Mr. Neeb also stated that he considered the company's actual results of operations for the trailing 12-month period ended April 21, 2002, adjusted to eliminate one-time charges that would not be incurred on an ongoing basis, to be the most comparable to the results of the other companies to which comparisons were made. The information, as well as management's projections for fiscal year 2002, which included actual results through April 21 and projections for the remaining nine months of 2002, were prepared by management. Management also prepared projections for the period 2003 through 2006, which accompany this proxy statement as Exhibit C. This information was discussed with Mr. Steiner, who again noted that management's projections were suspect since the company had never achieved anything near the amounts projected in prior years.

Mr. Neeb also spoke to Mr. Steiner regarding the process and Mr. Steiner agreed to the methodology suggested by Mr. Neeb. The information being reviewed by Mr. Neeb was a preliminary draft of the same material that was discussed under the caption, "Analysis of the Special Committee." Mr. Neeb and Mr. Steiner separately determined what they considered to be a range of fair prices to be paid. Mr. Neeb's proposed range was $0.30-$0.34 while Mr. Steiner's range was $0.30-$0.32. On May 3, Mr. Neeb discussed the ranges of proposed prices with Mr. Steiner. Mr. Steiner and Mr. Neeb, and subsequently Mr. Neeb and Mr. Giaimo, discussed whether liquidation value was relevant. Although they concluded that such method was a less reliable valuation methodology than the others, the special committee included the results of a liquidation analysis in the report it gave to the board of directors.

On May 6, the special committee met to review the final determinations with respect to the value of the company and to finalize the report, a copy of which is attached to this proxy statement. At this meeting Mr. Neeb and Mr. Steiner determined that $0.32 was a fair price for the fractional shares, because the average of the two ranges they independently determined was $0.315, which rounds to $0.32 and because $0.32 was a 33% premium over $0.24, the average trading price for the periods indicated in the Report of the Special Committee. Michael Collier was also in attendance at the May 6 meeting since he could not attend the board meeting scheduled for May 7. Mr. Collier listened to the discussion and made no comment with respect to the pricing, but was generally supportive of the decision to implement the reverse stock split and of the work of the special committee. The special committee discussed the draft of the proxy soliciting material, and again discussed the company's inability to devote more than $1.5 million to any transaction.

On May 7, 2002, the board of directors met to review the report of the special committee and to discuss the special committee's findings and to otherwise evaluate the fairness of the $0.32 price to be paid for fractional shares. The board of directors adopted the report of the special committee for the reasons set forth in such report and found that the proposed price of $0.32 per share was fair, from a financial point of view, to the company's shareholders, including both unaffiliated shareholders who would be cashed out and those who would remain shareholders. After further considering the benefits, disadvantages, and effects of the reverse stock split described below, together with the report of the special committee that was presented at the meeting, the board of directors, including those directors who are not employees of the company, unanimously approved a one-for-5,000 reverse stock split and determined that the price to be paid in lieu of fractional shares of $0.32 was fair, from a financial point of view, to the company's shareholders, including unaffiliated shareholders, both those who would be cashed out and those who remain shareholders.

A copy of the report the Special Committee adopted and delivered on May 7, 2002 is attached as Exhibit B.

                        ANALYSIS OF THE SPECIAL COMMITTEE

The board of directors appointed a special committee of board members to determine a range of fair prices to be paid, consisting of Louis P. Neeb, as chairman of the special committee, and Charles M. Steiner. Mr. Neeb has over thirty years of experience in the restaurant industry and was a director of Franchise Finance Corporation of America, Inc. a publicly-traded restaurant finance company that was sold to GE Capital in 2001. Mr. Steiner is a certified public accountant with almost thirty years of business experience, including having served as chief executive officer of Branch Group, Inc. a privately held electrical parts distributor. Please see the biographies of these directors in the "Election of Directors" section. The special committee prepared the report described below, in which it recommended a range of fair prices, and presented that report to a meeting of the full Board held on May 7, 2002. At that meeting, the Board reviewed and discussed the report and recommendation of the special committee and determined that $0.32 per share was a fair price to be paid in lieu of fractional shares.

In connection with its review, the special committee relied on materials provided by the senior management of the company regarding the future operations and financial performance of the company, and employed its business experience in the restaurant and other industries to analyze those materials. The special committee also consulted with the company's attorneys and financial analyst, Allison Steinberg, as discussed above in "Background to the Reverse Stock Split," during the process of determining a fair price. The special committee's determination was based on economic, financial and market conditions, such as interest rates, national and local economic conditions, the local and national labor situation, food costs and consumer tastes, that existed at the time of its determination, each of which is subject to change and which could be beneficial or detrimental to the company's position.

The special committee considered a number of commonly used valuation techniques in arriving at a range of prices to recommend to the board. The special committee focused primarily on the advantages and disadvantages of these various valuation methodologies and the assumptions upon which they were based, as well as the conclusions of these methodologies. The special committee used valuation techniques designed to demonstrate the company's value as a going concern.

Of the methodologies considered, the special committee concluded that a Comparable Public Company Analysis, a Merger and Acquisition Analysis, a Discounted Cash Flow Analysis and a Liquidation Value Analysis were the most appropriate methodologies for the reasons discussed below. The special committee reviewed data for each method prepared for it by Ms. Steinberg at the direction of the special committee.

Comparable Public Company Analysis--This methodology analyzes market valuation parameters based on market and enterprise values of selected restaurant companies that have comparable or similar business characteristics to the company. Because this methodology can be used to compare the company to other companies that closely resemble it in size and industry, the special committee determined that it would use this methodology to produce a range of prices that would be fair to be paid in the reverse stock split.

For the purposes of this methodology, the special committee first examined whether it should review publicly-traded restaurant companies with market capitalizations of over $1 billion, over $500 million, over $100 million, over $25 million or under $25 million. The special committee decided to focus its analysis on 21 publicly-traded restaurant companies having less than $25 million in market capitalization, as it believed these companies have sales levels and overall profit margins comparable to the company. These companies were J Alexander's, Ark Restaurants, Furr's Restaurant Group, Diedrich Coffee, Mexican Restaurants, Fresh Choice, Creative Host Services, Pizza Inn, Flanigan's Enterprises, Good Times Restaurants, Grill Concepts, Elmer's Restaurants, Eateries, Star Buffet, Briazz, Morgan's Foods, Tumbleweed, Family Steak Houses of Florida, Roadhouse Grill, Big Buck Brewery and Steakhouse and ICH Corporation. Current pricing and financial information for these comparable companies was compiled from the web-based Market Guide publication and from annual and quarterly reports from 10-K and 10-Q filings made by those companies with the Securities and Exchange Commission.

Under this valuation methodology, various parameters of the comparable companies were reviewed (such as revenues and book value), and a ratio of those parameters to each company's market capitalization and enterprise value is derived. That ratio is then applied to the company itself, and a fair price for the company's stock is determined. The special committee considered the following market valuation parameters to provide a comparable price for the company: the ratio of a company's market capitalization to its revenues; the ratio of a company's Enterprise Value (defined below) to its revenues; the ratio of a company's market capitalization to its EBITDA (defined below); the ratio of a company's Enterprise Value to its EBITDA; the ratio of a company's market capitalization to its net income; the ratio of a company's Enterprise Value to its net income; the ratio of a company's market capitalization to its Book Value; and the ratio of a company's Enterprise Value to its book value. For the purposes of this analysis, Enterprise Value is defined as market capitalization plus bank debt less cash. EBITDA is earnings before interest, taxes, depreciation and amortization. Market capitalization is market price per common share multiplied by the number of common shares outstanding.

The special committee determined that some of these parameters were not applicable to the company, taking into account its historical and projected financial performance and common restaurant industry valuation methodologies. The special committee eliminated the multiple of net income parameters, as it noted that the company's net income has been negative in each year since its inception. The special committee further eliminated the multiple of revenues parameters, as it determined they are not generally accepted valuation methodologies in the restaurant industry due to the significant capital costs and the resulting highly sensitive margin structure associated with different restaurant formats. The special committee also eliminated the multiple of book value parameters, as it determined that book value in the restaurant industry is rarely indicative of the true value of a company, as it is an accounting methodology based on the historical cost of the company's assets, and therefore does not reflect current value.

While the special committee calculated both the average and median multiple for each EBITDA parameter, it determined that the average multiple could be heavily influenced by a small number of extremely high or extremely low results, which would produce atypical results. Although the company's performance placed it in fact towards the lower end of the comparable companies reviewed, the special committee relied on the median multiple as the best measure of the central tendency of each parameter. Thus, the special committee relied on a median Enterprise Value to trailing twelve month EBITDA multiple of 5.6 and a median market capitalization (equity value) to trailing twelve month EBITDA multiple of 3.3.

The special committee then applied these median market multiples to the appropriate preliminary company income statement and balance sheet values for the trailing twelve month period ended April 21, 2002, and the projected twelve month period ending December 29, 2002. However, the special committee first adjusted the company's income statement data for the trailing twelve-month period ending April 21, 2002 to eliminate the impact of several non-recurring items, such as costs relating to the abandonment of planned or existing restaurants, in effect, increasing EBITDA for this period. Specifically, unadjusted EBITDA of $386,080 for the twelve-month period ending April 21, 2002 was calculated by taking the net loss before interest expense of $1,114,689 and adding back depreciation of $1,500,769. Adjusted EBIDTA for the same period of $387,592 was calculated by taking unadjusted EBITDA of $386,080 and adding back $1,512 in non-recurring items. These non-recurring items consisted of: i) $108,740 in expenses associated with the closing of the company's Towson Town Center location, and ii) $6,869 in abandoned site costs associated with the company's lease in the Pentagon Row shopping center; offset by iii) $114,097 in insurance proceeds associated with a fire in the company's Tysons Corner location. Unadjusted EBITDA of $1,030,720 for the twelve-month period ending December 31, 2002 was calculated by taking the projected net operating loss before net interest expense of $306,289 and adding back projected depreciation of $1,337,009.

This analysis resulted in an enterprise value of $2.2 million, and equity values of $1.3 million and $(0.1) million, when multiples were applied to the company's trailing twelve month EBITDA. This analysis resulted in an enterprise value of $5.2 million, and an equity value of $3.1 million when multiples were applied to the company's projected 2002 EBITDA. On a per share basis, this analysis resulted in an equity value of $0.11 when multiples were applied to the company's trailing twelve month EBITDA, and an equity value of $0.26 when applied to the company's projected 2002 EBITDA. Excluding the add-back of the $1,512 in non-recurring charges discussed above, this analysis would still have resulted in an equity value of $0.11 per share when multiples were applied to the company's trailing twelve-month EBITDA.

In calculating values using projected 2002 EBITDA, the special committee discounted the historical price to trailing 12 months (April 21, 2002) EBITDA multiple by 10%. This discount was taken because "forward" multiples are mathematically lower than trailing month multiples when the source peer group is experiencing revenue and earnings growth. The special committee noted that the source peer group had experienced average revenue and earnings growth of 27.0% and 12.9%, respectively, over the past five years, and thus determined that a 10% discount to forward multiples was appropriate given the company's historical operating performance and production of future operating results.

On July 2, 2002, the special committee discovered that it had failed to account for two items when it calculated the non-recurring charges to be added back to EBITDA for the twelve-month period ending April 21, 2002. These two items included: i) $120,000 in expenses associated with a rent adjustment for one of the company's restaurants that should not have been included in the calculation; and ii) $30,000 in insurance proceeds associated with the fire in the company's Tysons Corner location that should not have been included in the calculation. The special committee noted that total non-recurring items should have consisted of: i) $108,740 in expenses associated with the closing of the company's Towson Town Center location, ii) $6,869 in abandoned site costs associated with the company's lease in the Pentagon Row shopping center; iii) $84,000 in insurance proceeds associated with a fire in the company's Tysons Corner location; and iv) $120,000 in expenses associated with a rent adjustment for one of the company's restaurants. Thus, adjusted EBIDTA for the twelve-month period ending April 21, 2002 of $537,689 should have been calculated by taking unadjusted EBITDA of $386,080 and adding back $151,609 in non-recurring items. Furthermore, the comparable public company analysis should have resulted in an enterprise value of $3.0 million, and equity values of $1.8 million and $0.7 million, when multiples were applied to the company's trailing twelve-month EBITDA. On a per share basis, this analysis should have resulted in equity values of $0.06 and $0.15 when multiples were applied to the company's trailing twelve month EBITDA.

Merger and Acquisition Analysis--This methodology is based on a review of comparable merger and acquisition transactions, from January 1, 1999 through March 18, 2002, in the restaurant industry. These transactions provided the special committee with a good picture of how companies are actually valued by market participants in light of their size, capital structure and financial performance. The special committee decided that these companies, as active participants in buying and selling, are likely to have received or paid fair value in their respective transactions. Of the 78 transactions analyzed by the special committee, five involved companies going private through the purchase of the remaining public ownership interest by an investor group. The special committee determined it should focus on these transactions in its analysis, as they are most comparable to the transaction proposed by the company. The resulting five transactions analyzed by the special committee were Uno Restaurant Group/Management Group, NPC International/Management Group, PJ America/Management Group, Quizno's Corporation/Schaden Acquisition Corporation, and Interfoods of America/Management Group. Except for Interfoods of America/Management Group, which transaction had not been completed as of the date of the special committee's report, each of the transactions considered by the special committee were consummated between January 1, 2001 and May 7, 2002. The special committee further determined it should focus on transactions that occurred since January 1, 2001, as it believed a more accurate picture of current values being paid and accepted by restaurant companies would emerge.

The special committee first considered which of the following ratios to use: the ratio of the implied equity purchase price (defined below) of an acquiree to its revenue; the ratio of an acquiree's implied Enterprise Value (defined below) to its revenue; the ratio of the implied equity purchase price of an acquiree to its EBITDA (defined below); the ratio of an acquiree's implied Enterprise Value to its EBITDA; the ratio of the implied equity purchase price of an acquiree to its net income; the ratio of an acquiree's implied Enterprise Value to its net income; the ratio of the implied equity purchase price of an acquiree to its operating cash flow; the ratio of an acquiree's implied Enterprise Value to its operating cash flow, the ratio of the implied equity purchase price of an acquiree to its book value; and the ratio of an acquiree's implied Enterprise Value to its book value. The special committee also considered the premium of the per share purchase price paid over the market price of an acquiree's stock one month prior to the transaction announcement. For the purposes of this analysis, implied Enterprise Value is defined as total cash paid in the transaction plus bank debt acquired or assumed and less any cash or cash equivalents on hand. The implied equity purchase price is defined as the total cash paid divided by the percentage of the company acquired.

The special committee again narrowed the valuation parameters it considered relevant in this methodology in light of the company's historical and projected financial performance and the special committee's restaurant industry valuation expertise. The special committee eliminated the multiple of net income, revenue and book value parameters for the same reasons it eliminated them in the Comparable Public Company Analysis above. The special committee also eliminated the multiple of operating cash flow parameters, as it noted that the company's operating cash flow was similar to its EBITDA, because the company paid no taxes, had few non-cash charges and had relatively low interest expense (those factors being the primary differences between EBITDA and operating cash flow). The special committee again relied on the median multiples as the best measure of the central tendency of each parameter. Specifically, the special committee relied on an implied equity value to trailing twelve months EBITDA multiple of
2.5 and an implied Enterprise Value to trailing twelve months EBITDA multiple of
5.4. The special committee also relied on a median purchase premium over a company's market price one month prior to the announcement of a transaction of 34.6%.

The special committee applied the median EBITDA acquisition multiples to the appropriate preliminary company preliminary income statement and balance sheet values for the trailing twelve month period ended April 21, 2002, and the projected twelve month period ending December 29, 2002. The special committee first adjusted the company's income statement data for the trailing twelve-month period ending April 21, 2002 to eliminate the impact of several non-recurring items, such as costs relating to the abandonment of planned or existing restaurants, in effect, increasing EBITDA for this period. Similar to the Comparable Public Company Analysis, unadjusted EBITDA of $386,080 for the twelve month period ending April 21, 2002 was calculated by taking the net loss before interest expense of $1,114,689 and adding back depreciation of $1,500,769. Adjusted EBIDTA for the same period of $387,592 was calculated by taking unadjusted EBITDA of $386,080 and adding back $1,512 in non-recurring items. Unadjusted EBITDA of $1,030,720 for the twelve-month period ending December 31, 2002 was calculated by taking the projected net operating loss before net interest expense of $306,289 and adding back projected depreciation of $1,337,009.

This analysis resulted in an enterprise value of $2.1 million, and equity values of $1.0 million and $(0.2) million, when multiples were applied to the company's trailing twelve month EBITDA. This analysis resulted in an enterprise value of $4.9 million, and equity values of $2.3 million and $2.9 million when multiples were applied to the company's projected 2002 EBITDA. On a per share basis, this analysis resulted in an equity value of $0.08 when multiples were applied to the company's trailing twelve months EBITDA, and equity values of $0.20 and $0.25 when applied to the company's projected 2002 EBITDA.

Excluding the add-back of the $1,512 in non-recurring charges discussed above, this analysis would still have resulted in an equity value of $0.08 per share when multiples were applied to the company's trailing twelve month EBITDA. In calculating values using projected 2002 EBITDA, the special committee again discounted the historical price to trailing twelve months (April 21, 2002) EBITDA multiple by 10% for the reasons discussed under "Comparable Public Company Analysis" above.

As noted under "Comparable Public Company Analysis" above, on July 2, 2002, the special committee discovered that it had failed to account for two items when it calculated the non-recurring charges to be added back to EBITDA for the twelve-month period ending April 21, 2002. As discussed above, the impact of these items was to under-account for non-recurring charges by $150,097. Thus, adjusted EBIDTA for the twelve-month period ending April 21, 2002 of $537,689 should have been calculated by taking unadjusted EBITDA of $386,080 and adding back $151,609 in non-recurring items. Furthermore, the merger and acquisition analysis should have resulted in an enterprise value of $2.9 million, and equity values of $1.3 million and $0.6 million, when multiples were applied to the company's trailing twelve-month EBITDA. On a per share basis, this analysis should have resulted in equity values of $0.05 and $0.11 when multiples were applied to the company's trailing twelve month EBITDA.

The special committee also applied the median one month premium to the average closing trading price of the company's stock for the 30 days ending May 2, 2002. Based on this premium, the special committee calculated a per share value for the company's common stock of $0.34.

Discounted Cash Flow Analysis--This analysis involves the estimation of the current or present value of expected future cash flows for a firm or asset, based on an estimate of the risk of those cash flows, the growth rate of those cash flows, and the time period over which those cash flows will be received. The basic premise of discounted cash flow analysis is that the economic value of a firm or asset is based on the expected earnings that can be generated by the firm or asset. Two key pieces of information are required to perform a discounted cash flow analysis, including: (i) an estimate of the company's expected earnings or cash flow over a specified period of time; and (ii) an estimate of the riskiness of the earnings, or the rate of return that an investor would require to invest in this firm or asset.

Expected earnings--The management projections for operating performance in 2003 through 2006 provided the basis for an estimate of the company's free cash flow in the future. Those projections utilized an average rate of 0.0% for the expected annual growth of the company's comparable store sales and EBITDA. This compares to approximately flat store sales growth rate for the last five years (fiscal 1997 through fiscal 2001). An average annual EBITDA growth rate over fiscal 1997 through fiscal 2001 cannot be calculated because EBITDA was negative in three of the last five years.

Riskiness of earnings--There are various ways to estimate the rate at which the company's earnings stream should be discounted to determine present value, some of which are intuitive and some of which are conceptual. One conceptual approach utilizes the Capital Asset Pricing Model ("CAPM") to calculate an estimate of risk. CAPM requires an estimate of the risk-free rate (typically the rate on a U.S. treasury instrument), the volatility of the firm's security, or beta, and an estimate of the market risk premium (the difference between the risk free rate and the rate investors expect to earn in the stock market as a whole). The special committee used the 10-year Treasury bond rate as an estimate of the risk-free rate, and a market premium based on the historical returns of the S&P Small Cap Index. The special committee chose to use an estimate of beta for the restaurant industry as a whole (as reported by Market Guide) instead of the beta for the company's common stock, as it believes such beta cannot be calculated accurately due to the lack of liquidity in the market for the company's common stock. Based on this approach, the special committee arrived at an initial discount rate of 9.52%.

On a more intuitive basis, the special committee relied on the basic premise that thinly-traded restaurant stocks, or any thinly-traded stock, require higher discount rates due to the lack of liquidity. In addition, the special committee noted that the restaurant industry is subject to many factors that make cash flow predictions relatively unreliable, such as labor and food costs and consumer tastes, all of which are highly variable. Furthermore, the special committee noted that the company had an unpredictable history of successful financial performance. Thus, the special committee applied a 40% discount to the conceptual discount rate to arrive at an adjusted discount rate of 13.33%, which it believes is more appropriate to estimate the economic value of a share of the company's common stock. Using this discount rate, the special committee arrived at an enterprise value of $3.8 million, an equity value of $2.0 million, and a per share equity value for the company's common stock of $0.17 when discounting the free cash flows to the Enterprise. Using the same discount rate, the special committee arrived at an equity value of $2.8 million and a per share equity value of $0.24 when discounting the free cash flows to equity. Free cash flow to the Enterprise is after tax earnings before interest plus depreciation and amortization less capital expenditures and changes in non-cash working capital. Free cash flow to equity means net income plus depreciation and amortization less capital expenditures and changes in non-cash working capital.

Liquidation Value--The company's assets consist primarily of restaurant equipment, furniture and fixtures, buildings and leasehold improvements and land. Restaurant equipment generally has a very limited market, and is either so common as to have little value (such as in the case of flatware or cutlery) or is attached to the restaurant premises. Also, the leases contain restrictions on assignment, which reduces their value. In the special committee's experience, buildings and leasehold improvement on specialized buildings often realize $0.15 or less on the book value dollar and restaurant equipment often realizes $0.05 on the book value dollar, in a liquidation sale. The special committee thus applied these percentages to the company's balance sheet data as of March 24, 2002, to derive an expected liquidation value for the company. For the purposes of this analysis, and based on discussion with management of the company, the special committee assumed that land could be sold at book value. This analysis resulted in a liquidation value for the company of $0.19 per share compared to the accounting book value of $0.94 per share as of April 21, 2002. The value of the company as a going concern is discussed above. The assets of the company have little value other than as operating restaurants.

Other Offers and Other Transactions--The company has received no offers to purchase the company, and has not considered a sale of the company or an acquisition of another person or entity. Consequently, the special committee did not consider this factor in its deliberations of what range of per share prices would be fair to the company's shareholders. Other than the merger with Food Trends Acquisition Corp. in 1996, the company has not engaged in any discussion regarding a merger or consolidation with another company or in the sale or other transfer of a substantial part of its assets, nor has it considered such a merger or consolidation, so the special committee did not consider this factor in establishing fair value. To the company's knowledge, there have not been any purchases of the company's common stock that would enable the holder to exercise control of the company. Therefore, the special committee did not use this methodology.

Summary and Conclusion--The special committee independently reviewed and discussed the materials provided to the board, and the analyses and conclusions described above. Based on its review and discussions, the special committee determined that the range of fair prices for a pre-split share of common stock was $0.28 to $0.33, and that $0.32 is a fair price to be paid to the company's shareholders for a pre-split share. The special committee's conclusion is based on its acceptance of the following valuation results:

..    Under the Comparable Public Company Analysis, the range of per share values for the company's common stock is $0.11 to $0.26 as originally calculated, and $0.06 to $0.26 as corrected;

..    Under the Merger and Acquisition Analysis, the range of per share values for the company's common stock is $0.08 to $0.25 based on EBITDA ratios as originally calculated ($0.05 to $0.25 as corrected), and a value of $0.34 based on the median premium over market price prior to announcement;

..    Under the Discounted Cash Flow Analysis, the range of per share values for the company's common stock is $0.17 to $0.28;

..    Under the Liquidation Value Analysis, a fair value for the common stock is
     $0.19.

..    The per share purchase price represents a 28% premium over the May 9, 2002 closing trading price of the company's common stock, a 23% premium over the 30 days average closing trading price ending May 9, 2002, and 33% over the average closing trading price for the first four months and nine days of 2002, through May 9, 2002.

..    The valuation equates to an Enterprise Value/EBITDA multiple of approximately 5.7 times using the actual/projected fiscal 2002 numbers provided by management, and an Enterprise Value/EBITDA multiple of 15.6 times (11.3 times as corrected) the trailing twelve months adjusted to eliminate certain charges as discussed above. This compares favorably to the median Enterprise Value/EBITDA multiple of 5.4 times for the comparable companies reviewed under the Merger and Acquisition Analysis.

                       BENEFICIAL OWNERSHIP OF THE SHARES

As of July 16, 2002, the company had 12,032,469 shares of commons stock issued and outstanding. The following table sets forth, to the company's knowledge as of July 16, 2002, the beneficial ownership of shares by each person or entity beneficially owning more than 5% of the common stock, each director, each nominee, and certain executive officers, individually, and all directors and executive officers as a group. As noted in footnote 23, this table assumes the exercise by those persons of options that are exercisable within 60 days of July 16, 2002.

                              Amount and Nature of
                              Beneficial Ownership
                             Following Reverse Stock


                                          Amount and Nature of Beneficial               Split (in Pre-Reverse
Name and Address(1) of Beneficial Owner    Ownership at June 17, 2002(2)   Percent(3)   Stock Split Shares)(15)   Percent(16)
---------------------------------------    -----------------------------   ----------   -----------------------   -----------
Catherine Britton                                     3,284,677(4)          26.39                 3,277,003(17)     33.74

Michael Collier                                          91,926(5)           *                       90,268(18)      *

Robert T. Giaimo                                      3,284,677(6)          26.39                 3,277,003(19)     33.74

Ype Von Hengst                                          423,881(7)           3.45                   420,000(20)      4.40

Edward H. Kaplan                                      1,019,000(8)           8.46                 1,019,000(21)     10.94

Patrick Meskell                                         367,586(9)           2.98                   365,016(22)      3.79

Louis P. Neeb                                            26,572(10)          *                       26,572(23)      *

Charles M. Steiner                                      583,729(11)          4.84                   579,000(24)      6.21

All directors and executive officers as a             5,797,371(12)(25)     44.31(25)             5,776,859(25)     55.81(25)
   group (8 persons)

*      means less than 1%

(1) The address for each beneficial owner listed above is Silver Diner, Inc., 11806 Rockville Pike, Rockville, Maryland 20852.

(2) Unless otherwise stated in Notes 4 through 24 below, all references to options are to options exercisable currently and within 60 days of July 16, 2002.

(3) Each percentage of beneficial ownership is calculated using a different denominator, consisting of the total number of shares outstanding (12,032,469), increased by the number of options Outside Director Repriced Options (see Note 13) and Executive Officer Repriced Options (see Note 14) owned by the beneficial owners that are exercisable within 60 days of July 16, 2002. The denominator used to calculate the percentage of beneficial ownership of all directors and executive officers as a group is the sum of the total number of shares outstanding (12,032,469) and all outstanding options, Outside Director Repriced Options (see Note 13) and Executive Officer Repriced Options (see Note
       14) held by directors and executive officers that are exercisable within 60 days of July 16, 2002.

(4) Includes: (a) 2,443,609 directly owned shares; (b) options to purchase 2,000 shares granted under the 1996 Stock Option Plan, 1,000 of which have an exercise price of $0.8125 per share, 1,000 of which have an exercise price of $0.938 per share and 12,000 of which have an exercise price of $0.22 per share; (c) 20,003 shares assigned to Ms. Britton by Robert T. Giaimo which are subject to an option held by Mr. Clinton A. Clark, a former director of the company, at an exercise price of $3.60 per share through April 5, 2004; (d) Outside Director Repriced Options (see Note 13 below) to purchase 12,000 shares, which have an exercise price of $0.22 per share; and (e) 809,065 shares beneficially owned by Mr. Giaimo, Ms. Britton's spouse. Ms. Britton disclaims beneficial ownership of the shares beneficially owned by Mr. Giaimo.

(5) Includes: (a) 78,926 directly owned shares; (b) options to purchase 1,000 shares granted under the 1996 Stock Option Plan at an exercise price of $0.938 per share; and (c) Outside Director Repriced Options (see Note 13 below) to purchase 12,000 shares, which have an exercise price of $0.22 per share.

(6) Includes: (a) 409,065 directly owned shares; (b) Executive Officer Repriced Options (see Note 14 below) to purchase 400,000 shares which have an exercise price of $0.242 per share; and (c) 2,475,612 shares beneficially owned by Ms. Britton, Mr. Giaimo's spouse. Mr. Giaimo disclaims any beneficial ownership of shares beneficially owned by Catherine Britton.

(7) Includes: (a) 183,881 directly owned shares; and (b) Executive Officer Repriced Options (see Note 14 below) to purchase 240,000 shares, which have an exercise price of $0.22 per share.

(8) Includes: (a) 1,000,000 directly owned shares; (b) options to purchase 2,000 shares granted under the 1996 Stock Option Plan, 1,000 of which have an exercise price of $0.8125 per share, and 1,000 of which have an exercise price of $0.938 per share; and (c) Outside Director Repriced Options (see Note 13 below) to purchase 17,000 shares which have an exercise price of $0.22 per share.

(9) Includes: (a) 47,570 directly owned shares; (b) options to purchase 25,004 shares granted under the Earned Ownership Plan at an exercise price of $.0003 per share; and (c) Executive Officer Repriced Options (see Note 14 below) to purchase 295,012 shares at an exercise price of $0.22 per share.

(10) Includes: (a) options to purchase 12,572 shares granted under the 1991 Stock Option Plan at the exercise price of $.003 per share; (b) options to purchase 2,000 shares granted under the 1996 Stock Option Plan, 1,000 of which have an exercise price of $0.8125 per share, 1,000 of which have an exercise price of $0.938 per share; and (c) Outside Director Repriced Options (see Note 13 below) to purchase 12,000 shares, which have an exercise price of $0.22 per share.

(11) Includes: (a) 564,729 shares held of record by the Steiner Family Partnership (Mr. Steiner owns a 25% interest in, and is the managing partner of, The Steiner Family Partnership and, therefore, may be deemed to beneficially own all shares held of record by such partnership. Except for the 141,182 shares resulting from his 25% ownership interest in The Steiner Family Partnership, Mr. Steiner disclaims beneficial ownership of all such shares); (b) options to purchase 2,000 shares under the 1996 Stock Option Plan, 1,000 of which have an exercise price of $0.8125 per share, and 1,000 of which have an exercise price of $0.938 per share; and
       (c) Outside Director Repriced Options (see Note 13 below) to purchase 17,000 shares, which have an exercise price of $0.22 per share.

(12) The total shares beneficially owned by all directors and executive officers as a group was calculated by taking the sum of all shares beneficially-owned by each director and executive officer, as reflected in the table, except for the shares beneficially owned by Catherine Britton and Robert T. Giaimo. In order not to double-count the shares beneficially owned by Ms. Britton and Mr. Giaimo, Ms. Britton was attributed 2,475,612 beneficially owned shares for the purpose of totaling all shares (excludes 809,065 shares beneficially owned by Mr. Giaimo) and Mr. Giaimo was attributed 809,065 beneficially owned shares (excludes 2,475,612 shares beneficially owned by Ms. Britton).

(13) Pursuant to resolutions unanimously approved by the company's Board of Directors on December 13, 2001, certain option holders, including Ms. Britton and Messrs. Collier, Kaplan, Neeb and Steiner, agreed to surrender for cancellation certain options and the board agreed to grant to each such individual new options (the "Outside Director Repriced Options") under the 1996 Stock Option Plan on July 31, 2002, exercisable for the same number of shares as those that were canceled, and having the same vesting and termination dates as the canceled options, but with exercise prices equal to $0.22, the market value of the shares on July 31, 2002.

(14) Pursuant to resolutions unanimously approved by the company's Board of Directors on December 13, 2001, certain option holders, including Messrs. Giaimo, Meskell and Von Hengst, agreed to surrender for cancellation certain options and the board agreed to grant to each such individual new options (the "Executive Officer Repriced Options") under the 1996 Stock Option Plan on July 31, 2002 (or February 1, 2003, as applicable), exercisable for the same number of shares as those that were canceled, and having the same vesting and termination dates as the canceled options, but with exercise prices equal to the market value (or in the case of Mr. Giaimo, 110% of the market value) of the shares on July 31, 2002 (or February 1, 2003, as applicable), provided that Messrs. Giaimo, Meskell and Von Hengst each had the right, at any time prior to July 31, 2002, to elect, for federal income tax purposes, to delay until February 1, 2003 issuance of a portion of his Executive Officer Repriced Options. None of Messrs. Giaimo, Meskell and Von Hengst delayed the issuance of his Executive Officer Repriced Options, and so the market value of the shares on July 31, 2002, namely $0.22 per share, was applied.

(15) Same assumptions made as in Note 2, except Beneficial Ownership of each Beneficial Owner was reduced by the number of pre-reverse stock split shares each Beneficial Owner is anticipated to receive cash for in lieu of any fractional post-reverse stock split shares.

(16) Same assumptions made as in Note 3, except that the total number of shares outstanding used in calculating the denominator was adjusted from that used in Note 3 by subtracting from such denominator the number of shares that are anticipated to be cashed out following the reverse stock split, which cashed-out shares are anticipated to aggregate 2,684,102 pre-reverse stock split shares.

(17) Assumes 3,609 shares directly held by Ms. Britton and 4,065 shares directly held by Mr. Giaimo will be cashed out following the reverse stock split.

(18) Assumes 1,658 shares directly held by Mr. Collier will be cashed out following the reverse stock split.

(19) Assumes 3,609 shares directly held by Ms. Britton and 4,065 shares directly held by Mr. Giaimo will be cashed out following the reverse stock split.

(20) Assumes 3,881 shares directly held by Mr. Von Hengst will be cashed out following the reverse stock split.

(21) Assumes no shares directly held by Mr. Kaplan will be cashed out following the reverse stock split.

(22) Assumes 2,570 shares directly held by Mr. Meskell will be cashed out following the reverse stock split.

(23) Assumes no shares directly held by Mr. Neeb will be cashed out following the reverse stock split.

(24) Assumes 4,729 shares held by the Steiner Family Partnership will be cashed out following the reverse stock split.

(25) As of July 16, 2002, all directors and executive officers as a group directly held an aggregate of 4,727,810 shares, excluding any options exercisable within 60 days of such date, which 4,727,810 shares represent 39.29% of the company's total shares issued and outstanding (12,032,469). Following the reverse stock split, such officers and directors as a group are anticipated to directly hold an aggregate of 4,705,000 shares in pre-reverse stock split shares, excluding any options owned by such group, after making adjustments for any cashed-out shares as described in footnote 13, which 4,705,000 shares represent 50.59% of the company's total shares anticipated to be issued and outstanding following the reverse stock split (see footnote 16).

                              ELECTION OF DIRECTORS

DIRECTORS

The board currently consists of eight directors whose terms continue until the next annual meeting of shareholders, or until their respective successors are elected and have qualified. At each annual meeting, directors are elected for a term of one year to succeed those directors whose term expires.

The election of each director requires the affirmative vote by holders of a plurality of the outstanding shares present and entitled to be voted at the Meeting. The persons named in the proxy solicited by the board will vote, unless the proxy is marked otherwise, to elect the persons identified in the table below. If a nominee is unable to serve as a director, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not currently contemplated that any nominee will be unable to serve. The board recommends that shareholders vote FOR the nominees listed below.


                                                  Director
           Name                       Age           Since                       Position
           ----                       ---           -----                       --------
Robert T. Giaimo                      50            1996        Chairman of the Board, President, Chief
                                                                Executive Officer, and Treasurer
Catherine Britton                     48            1996        Director
Michael Collier                       47            1999        Director
Ype Von Hengst                        51            1996        Director, Vice President, Executive Chef,
                                                                and Secretary

Edward H. Kaplan                      63            1996        Director
Patrick Meskell                       49            2002        Director, Executive Vice President,
                                                                Operations
Louis P. Neeb                         63            1996        Director
Charles M. Steiner                    60            1996        Director

Robert T. Giaimo has been the company's Chairman of the Board, President, Chief Executive Officer and Treasurer since March 1996. In 1987 Mr. Giaimo developed and popularized the Silver Diner concept with Ype Von Hengst after conducting a one-year national tour of diner-style restaurants. Mr. Giaimo has been the Co-Founder, Director, President, Chief Executive Officer and Treasurer of Silver Diner Development, Inc. since its inception in 1987. Mr. Giaimo was president, chief executive officer and director of Monolith Enterprises, Inc. ("Monolith") from 1971 to January 1987. From 1972 through 1976, Mr. Giaimo co-founded and operated, through Monolith, Blimpies Restaurant in Georgetown. In 1977, Mr. Giaimo co-founded and operated, through Monolith, The American Cafe restaurant, an innovative, award-winning restaurant chain that was one of the first restaurants to promote "American cuisine" and helped popularize the croissant sandwich. In 1985, Mr. Giaimo sold The American Cafe to W.R. Grace & Co. Mr. Giaimo graduated from the Business School of Georgetown University in 1974 and Harvard University's Smaller Company Management Program in 1982. He is a member of the Young President's Organization and serves as a Director and Co-chairman of Development. In 1993, Mr. Giaimo received an "Entrepreneur of the Year" award from Inc. Magazine in conjunction with Ernst & Young and Merrill Lynch. Mr. Giaimo is married to Catherine Britton. Mr. Giaimo currently serves on the board of directors of Panera Bread Co., a publicly traded company headquartered in St. Louis, Missouri, with annual sales in excess of $200 million.

Catherine Britton has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from July 1995 until March 1996. She assisted with marketing and design of Silver Diner restaurants and has been involved with menu development and concept evolution since Silver Diner Development, Inc.'s inception. She also participated extensively in the development of Silver Diner restaurants. Ms. Britton graduated from Georgetown University in 1975, receiving a Bachelor of Arts degree in Philosophy. Ms. Britton earned a Masters Degree in Special Education from George Washington University in 1978. Ms. Britton is married to Robert T. Giaimo.

Michael Collier has been a Director since March 1999. Mr. Collier is the President of Uniwest Group, Inc. and Uniwest Construction, Inc., companies which are in the real estate development and general contracting business and serve as the developer and general contractor for the company's diners. He is also President of Atlantic Environmental Services, Incorporated, a full-service environmental company.

Ype Von Hengst has been a Director, Vice President, Executive Chef and Secretary since March 1996 and co-founder, director, vice president of culinary operations, and executive chef of Silver Diner Development, Inc. since 1987. Mr. Hengst was a director of operations of "Dominiques" restaurant in Washington, D.C. from May through September 1987. From 1984 to 1987, Mr. Hengst was corporate executive chef and director for Food Service for The American Cafe and was responsible for the central kitchen and bakeshop, menu changes, and food preparation for all seven American Cafe restaurants. From 1981 to 1984, Mr. Hengst was corporate executive chef for Restaurant Associates in New York, New York, where he supervised over fifteen diverse full-service restaurants. From 1976 to 1981, Mr. Hengst held executive chef positions in Charlotte, North Carolina, Cleveland, Ohio, Houston, Texas, and New York, New York. Prior to 1976, Mr. Hengst worked as a chef in Europe.

Edward H. Kaplan has been Director since March 1996 and was a director of Silver Diner Development, Inc. from 1987 until March 1996. He is a real estate developer and investor and has served since 1983 as a Director of Palmer National Bank, Washington, D.C. and subsequently, its successor, George Mason Bankshares until April 2, 1998, when George Mason merged into United Bankshares and now serves on the board of directors of United Bank of Virginia. Mr. Kaplan received his B.A. from the University of Pennsylvania, Wharton School in 1961. He currently is a member of the Maryland Public Television Commission and the Maryland Public Television Foundation board of directors.

Patrick Meskell has been a Director since May, 2002, and has been Executive Vice President, Operations, since May 2001. From January 1996 to May 2001 he held the position of Senior Vice President, Human Resources. Mr. Meskell was an independent consultant to institutions, specializing in the areas of risk management system design and implementation from 1988 to 1992 and Director of Organizational Development & Management & Operations Training for the Student Loan Marketing Association from 1992 to 1995. Mr. Meskell graduated with a degree in European studies from the University of Limerick in 1977 and owned and managed software companies in Ireland.

Louis P. Neeb has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from 1994 until March 1996. Mr. Neeb is currently President of Neeb Enterprises, Inc., a corporation that provides management consulting services and Chairman of the Board of Mexican Restaurants, Inc., a position he has held since 1995. He was the president and chief executive officer of The Spaghetti Warehouse, Inc. from July 1991 until January 1994 and of Geest Food USA from 1989 until 1991. From 1982 until 1987, he served as president and chief executive officer of Creative Food N Fun, a subsidiary of W.R. Grace & Co. From 1985 until 1987, he served as president and chief executive officer of a W.R. Grace & Co., affiliate; Taco Villa, Inc. Mr. Neeb was employed by The Pillsbury Company from 1973 until 1982. From 1980 to 1982, he served as an executive vice president of The Pillsbury Company and as chairman and chief executive officer of its affiliate, Burger King Corporation. In 1973, he was director of operations at Steak & Ale Restaurants, Inc., another affiliate of The Pillsbury Company. His leadership role with Steak & Ale Restaurants, Inc. continued until 1980, after serving as vice president of operations and eventually president and chief operating officer. Currently, Mr. Neeb serves as a director of CEC Entertainment, a publicly-traded company. He was previously a director of Franchise Finance Corporation of America, Inc., a publicly-traded company, until its sale in 2001 to GE Capital. Mr. Neeb received a BBA in marketing from the University of Notre Dame in 1961 and an MBA from George Washington University in 1969.

Charles M. Steiner has been a Director since March 1996. Mr. Steiner was a director of Silver Diner Development, Inc. from 1987 until March 1996. He was the chief executive officer of Branch Group, Inc., an electric parts distributor. In 1975, Mr. Steiner founded IMARK, an electric cooperative, and in 1991 founded EDIC, a distribution insurance company. He is a former director and officer of the National Association of Electric Distributors (NAED). He received a B.B.A. in Accounting from the University of Pittsburgh in 1963. Mr. Steiner is currently a private investor.

There is no family relationship between any of the company's directors or officers except that Catherine Britton is the wife of Robert T. Giaimo. There are no arrangements between any director of the company and any other person pursuant to which he was selected as a director. Except for Patrick Meskell, who is a citizen of Ireland, each of the directors is a citizen of the United States. None of the directors has been convicted in a criminal proceeding in the past five years, and none of the directors has been subject to a civil proceeding during the past five years that has resulted in any enjoinments or prohibitions regarding federal or state securities laws.

Meetings of the Board of Directors

The board held three (3) meetings (including telephonic meetings) during the year ended December 31, 2001. During the year ended December 31, 2001, each director attended at least 75% of the aggregate of the total number of meetings of the board (held during the period for which he/she was a director) and the total number of meetings held by all board committees on which he/she served (during the periods that he/she served as a member). The board has a standing audit committee, and a standing compensation committee, but it does not have a standing nominating committee.

Audit Committee

The audit committee is composed of Messrs. Steiner, Chairman, Neeb and Kaplan, each of whom is independent as defined in Rule 4310(c)(26)(B)(i) of the National Association of Securities Dealers' listing standards. The audit committee had three (3) meetings (as defined in the Audit Committee Charter) during the year ended December 30, 2001. The principal functions of the audit committee are to make recommendations to the board regarding the selection of the company's independent accountants, to consult with the company's independent accountants and financial and accounting staff, to review and report to the board with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls, to review all quarterly and annual financial statements prior to filing them with the Securities and Exchange Commission and to discuss such statements, together with the annual auditor report, with management.

Audit Committee Report

The following constitutes the report of the audit committee:

The audit committee oversees the company's financial process on behalf of the board. Management is responsible for the company's financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the company's financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the company's financial statements are presented in accordance with generally accepted accounting principles, that the audit or our company's financial statements has been carried out in accordance with generally accepted auditing standards or that our company's independent accountants are in fact "independent."

The audit committee discussed with the company's independent auditor the overall scope and plans for the audit. The audit committee met with the independent auditor, with and without management present, to discuss the results of the auditor's examination, the auditor evaluation of the company's internal controls and the overall quality of the company's financial reporting.

The audit committee reviewed with the independent auditor the quality, and not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditor the auditor's independence from management and the company.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 30, 2001 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Charles M. Steiner, Chairman
Louis P. Neeb, Audit Committee
Member
Edward H. Kaplan, Audit Committee
Member
Compensation Committee

The compensation committee, composed of Messrs. Steiner, Chairman, Collier and Neeb, held one (1) meeting during the year ended December 31, 2001. The principal functions of the compensation committee are to review and make recommendations to the board on all compensation and hiring issues that relate to officers and senior staff members.

Section 16(a) Beneficial Ownership Compliance

To the company's knowledge, based solely upon a review of reports and other information furnished to it by its directors, officers, greater than 10% beneficial owners of the company, and other persons subject to the reporting requirements (collectively, the "Reporting Persons"), all reports required to be filed by such Reporting Persons under Section 16(a) of the Securities Exchange Act of 1934, as amended, were duly filed during the year ended December 31, 2001, with one exception. Michael Collier, a director, exercised an option for 8,861 shares on August 6, 2001 but did not file a Form 4 during September 2001 reporting such exercise. A Form 4 covering this transaction was filed on February 15, 2002.

                             EXECUTIVE COMPENSATION

The following table sets forth summary information concerning compensation paid by the company to each of the company's executive officers whose aggregate annual cash compensation exceeded $100,000 for fiscal year 2001.

                           Summary Compensation Table

                                         Annual Compensation                                      Long-Term Compensation
                                         -------------------                                      ----------------------
                                                                                     Awards                             Payouts
                                                                                     ------                             -------
                                                                                   Securities
                                                                     Restricted    Underlying
 Name and Principal                                  Other Annual      Stock        Options/        LTIP            All Other
      Position       Year   Salary($)    Bonus($)   Compensation($)   Award(s)       SARS($)     Payouts($)     Compensation($)
      --------       ----   ---------    --------   ---------------   --------       -------     ----------     ---------------
Robert T. Giaimo    2001    278,043             0      18,000(12)          0              0(1)         0            67,842(2)
  Chairman of the   2000    268,697             0      18,000(12)          0              0            0            57,827(2)
  Board,
  President, Chief  1999    258,315             0      18,000(12)          0              0            0            57,061(2)
  Executive Officer
  and Treasurer

Ype Von Hengst      2001    158,495        20,000       6,000(12)          0              0(3)         0            32,135(5)
  Director, Vice    2000    153,029        20,000       6,000(12)          0              0            0            27,535(5)
  President,
  Executive Chef    1999    145,173        20,000       6,000(12)          0        150,000(4)         0            27,535(5)
  and Secretary

Patrick Meskell     2001    140,857             0       6,000(12)          0              0(6)         0                 0
  Executive VP,     2000    109,769             0       6,000(12)          0              0            0                 0
  Operations        1999    101,769         5,000       6,000(12)          0        200,000(7)         0                 0

Jon Abbott          2001    138,481(11)         0       2,500(12)          0              0            0            32,500(10)
  Vice President,   2000    103,846             0       4,500(12)    100,000(8)     100,000(9)         0                 0
  Operations        1999          0             0           0              0              0            0                 0

(1) Pursuant to resolutions unanimously approved by the company's Board of Directors on December 13, 2001, Mr. Giaimo agreed to surrender for cancellation options for 400,000 shares exercisable at $1.2375 per share, expiring on December 14, 2003 and which would have become 100% exercisable at December 29, 2001. The Board agreed to grant Mr. Giaimo new options for 400,000 shares on July 31, 2002, which options (i) have an exercise price equal to 110% of the fair market value of the shares on July 31, 2002 ($0.242 per share), (ii) vested 100% on July 31, 2002 and (iii) expire on July 30, 2007.

(2) Represents the annual premiums the company paid on a $3,000,000 split dollar life insurance policy on the life of Mr. Giaimo.

(3) Pursuant to resolutions unanimously approved by the board on December 13, 2001, Mr. Von Hengst agreed to surrender for cancellation options for an aggregate of 355,000 shares, as follows: (i) an option for 150,000 shares, which would have become 100% exercisable at $1.125 per share on December 29, 2001 and expiring on December 28, 2007: (ii) an option for 55,000 shares, exercisable at $0.625 per share on December 31, 2005 and expiring on December 15, 2008; and (iii) an option for 150,000 shares, exercisable at $1.00 per share, with 60% becoming exercisable on January 1, 2002, 80% on January 1, 2003 and 100% on January 1, 2004, and expiring on December 7, 2009. The board agreed to grant Mr. Von Hengst new options for an aggregate 355,000 shares on July 31, 2002, which options (i) have an exercise price equal to the fair market value of the shares on July 31, 2002 ($0.22) and
     (ii) vest on the same dates and expire on the same dates as would have the previously-described canceled options.

(4) Option was canceled pursuant to resolutions approved by the board on December 13, 2001, as described in Note 3.

(5) Represents the annual premiums the company paid on a $1,500,000 split dollar life insurance policy on the life of Mr. Von Hengst.

(6) Pursuant to resolutions unanimously approved by the board on December 13, 2001, Mr. Meskell agreed to surrender for cancellation options for an aggregate of 430,012 shares as follows: (i) an option for 100,000 shares, which would have become 100% exercisable at $1.125 per share on December 29, 2001 and expiring on December 28, 2007; (ii) an option for 55,000 shares, exercisable at $0.625 per share on December 31, 2005 and expiring on December 15, 2008; (iii) an option for 200,000 shares, exercisable at $1.00 per share, with 60% becoming exercisable on January 1, 2002, 80% on January 1, 2003 and 100% on January 1, 2004 and expiring on December 7, 2009; and (iv) an option for 75,012 shares exercisable at $4.05 per share on the date of cancellation and expiring on December 30, 2005. The board agreed to grant Mr. Meskell new options for an aggregate 430,012 shares on July 31, 2002, which options (i) have an exercise price equal to the fair market value of the shares on July 31, 2002 ($0.22 per share) and (ii) vest on the same dates and expire on the same dates as would have the previously-described canceled options.

(7) Option was canceled pursuant to resolutions approved by the board on December 13, 2001 as described in Note 6.

(8) Mr. Abbott acquired 100,000 shares in connection with his initial employment in March of 2000 by the company, for an aggregate purchase price of $50,000, representing 50% of the fair market value of the shares on March 24, 2000, i.e. 50% of $1.00 per share. Under the terms of Mr. Abbott's employment agreement, the company had the right to buy back the shares at their purchase price within 60 days if Mr. Abbott terminated his employment with the company during the first three years. Also, the company had the right to apply up to 55,000 of the shares purchased by Mr. Abbott from the company, at the original purchase price of $0.50 per share, to repay the outstanding balance on a non-interest bearing promissory note from Mr. Abbott to the company in the amount of $32,500, if Mr. Abbott terminated his employment with the company prior to December 31, 2001. The proceeds of the promissory note were used by Mr. Abbott to defray moving expenses. Following the termination of Mr. Abbott's employment by the company on May 24, 2001, the company elected not to purchase any of the foregoing shares and waived repayment by Mr. Abbott of any outstanding balance due under the foregoing promissory note.

(9) Consists of an option to purchase 100,000 shares at $1.00 per share through March 23, 2010, which vested as follows: 30,000 shares on December 31, 2001, 20,000 shares on December 31, 2002, 20,000 shares on December 31, 2003, and 30,000 shares on December 31, 2004. The option expired on May 24, 2001, upon the termination of Mr. Abbott's employment on that date.

(10) Upon the termination of Mr. Abbott's employment on May 24, 2001, the company forgave the $32,500 promissory note referenced in note 8 above.

(11) Mr. Abbott's employment terminated on May 24, 2001. Per the terms of his employment contract, Mr. Abbott's salary was continued until November 18, 2001. $72,115 of his salary was paid after the May 24, 2001 termination.

(12) Each of these executives is required, as part of his or her job, to visit each of the restaurants. The Company provides compensation of $500.00 per month ($6,000 per annum) to meet the expenses associated with their travel. In addition, Mr. Giaimo receives an education allowance of $1,000.00 per month ($12,000 per annum). This allowance covers reimbursements of up to $12,000 of his annual expenses related to participation in local and national chapters of a professional organization.

   Stock Options

   No stock appreciation rights have been granted or are outstanding. No stock options were granted to the company's executive officers during the year ended December 31, 2001.

   Pursuant to resolutions unanimously adopted by the board as of December 13, 2001, the company granted options to the following individuals on July 31, 2002 for the following numbers of shares: (i) Robert T. Giaimo: 400,000 shares; (ii) Ype Von Hengst: 355,000 shares; and (iii) Patrick Meskell:
   430,012 shares. The company agreed to grant these options, which are more fully described in Notes 1, 3 and 6 of the Summary Compensation Table included in this Proxy Statement, in connection with the cancellation of equal numbers of options held by the foregoing individuals. The following table provides information as to the outstanding options at December 31, 2001 held by the following executive officers. No stock appreciation rights are outstanding.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year End Option/SAR Values

                                                            Number of Securities Underlying            Value of Unexercised
                                                   Unexercised Options/SARS at Fiscal Year     In-the-money Options/SARs at
                                                                     End                            Fiscal Year End(*)
                                                                     ---                            ------------------
                            Shares
                          Acquired On       Value
           Name           Exercise (#)   Realized ($)   Exercisable (#)   Unexercisable (#)   Exercisable   Unexercisable($)
           ----           ------------   ------------   ---------------   -----------------   -----------   ----------------
Robert T. Giaimo                     0              0                 0                   0             0                  0
Ype Von Hengst                       0              0                 0                   0             0                  0
Patrick Meskell                      0              0            25,004                   0         4,993                  0



(*) Represents the difference between the fair market value of the shares subject to the options, based on the closing price of $0.20 for the shares on December 28, 2001 (the final trading day for the fiscal year ended December 30, 2001), and the exercise prices of the options.

Benefit Plans

The company provides insurance benefits to its officers and other employees, including health, dental, and life insurance, subject to certain deductibles and co-payments by employees.

Employment Agreements

Founder's Employment Agreement. The company and Robert T. Giaimo entered into a Founder's Employment Agreement on August 28, 1995, effective as of March 27, 1996, and amended on November 9, 1998. The base compensation under the Founder's Employment Agreement is $240,000 per annum, increased annually at a minimum amount equal to the increase in the Consumer Price Index for the Washington, D.C., Maryland, and Virginia metropolitan area (the "Base Compensation"). Mr. Giaimo's 2001 base salary was $278,075 per annum, and increased to $286,417 in 2002. Benefits under the agreement include four weeks paid vacation, health and dental insurance, life and disability insurance, director and officer liability insurance and a $3,000,000 "split-dollar" life insurance agreement. Perquisites include an up to $500 per month car allowance, an education fee of $1,000 per month, and free shift meals.

The Founder's Employment Agreement had an initial term of five years and, starting on its first anniversary, was renewable for five years from each anniversary. If at any such anniversary the Board does not renew, the agreement will expire five years from such anniversary (the five-year period beginning on such anniversary is referred to as the "Expiration Term"). The Founder's Employment Agreement was renewed on December 15, 1999 and, as renewed, expires in March 2005.

During the Expiration Term, Mr. Giaimo may, upon at least sixty days prior written notice, terminate the Founder's Employment Agreement immediately and such termination shall be an "Involuntary Resignation." If an Involuntary Resignation occurs, Mr. Giaimo shall be entitled to a severance amount equal to:
(i) his base compensation, including all bonuses, for the immediately preceding fiscal year (the "Annual Amount"), (ii) divided by 365, and (iii) multiplied by the number of days remaining in the Expiration Term, provided that the severance amount paid to Mr. Giaimo due to an Involuntary Resignation shall not exceed three times the Annual Amount.

Mr. Giaimo may also terminate the agreement by reason of a material breach by the company (as specified in the Founder's Employment Agreement). If Mr. Giaimo terminates the Founder's Employment Agreement within the first five years of the agreement for a material breach by the company, he shall be entitled to receive the Annual Amount multiplied by ten. If the material breach occurs after the first five years of the agreement, the Annual Amount shall be multiplied by five. Additionally, if a termination for a material breach occurs prior to the earlier of (i) the end of the first five years of the agreement, or (ii) the completion of an underwritten public offering of the company's shares from which it realizes $15,000,000, then the company shall be obligated, at the employee's option, to purchase all of Mr. Giaimo's shares at fair market value.

The company may terminate the agreement upon the death or disability of Mr. Giaimo or for cause. If terminated for death, the Mr. Giaimo's estate shall be entitled to receive all accrued compensation plus a severance amount equal to one year's Base Compensation (as adjusted to the date of death). The decedent's family will also be provided health insurance for one year from date of death. If terminated for disability, Mr. Giaimo shall be entitled to receive all accrued compensation plus a severance amount equal to his then current Base Compensation for a period of five years, but reduced dollar for dollar by all amounts received by the employee under disability insurance. If terminated for cause, Mr. Giaimo shall be entitled to receive all accrued compensation.

Executive Employment Agreement. The company and Ype Von Hengst entered into an Employment Agreement effective as of November 9, 1998. The base salary under the Employment Agreement is $125,000 per annum through December 31, 1998, $150,000 per annum from January 1, 1999 through December 31, 1999, and increased annually at a minimum amount equal to the increase in the Consumer Price Index for the Washington, D.C., Maryland, and Virginia metropolitan area beginning January 1, 2000 (the "Base Salary"). Mr. Von Hengst's base salary for 2001 was $158,375 per annum, and increased to $163,126 in 2002. Benefits under the agreement include health and dental insurance, life and disability insurance, and participation in stock options, bonus plans and other benefit plans customarily made available to executive employees of the company.

In consideration of Mr. Von Hengst entering into the agreement, the company extended a $100,000 non-recourse loan (the "Loan") to Mr. Von Hengst, subject to his execution of a promissory note and secured by his 182,881 shares in the company (the "Collateral"). Beginning December 31, 1999, Mr. Von Hengst is also entitled to an annual bonus of an amount equal to $20,000 plus accrued and unpaid interest on the Loan (the "Bonus"). The Bonus is not paid directly to Mr. Von Hengst, but is applied to repay the outstanding principal and interest under the Loan. The term of the Employment Agreement is from November 9, 1998 to December 31, 2003.

Under the Employment Agreement, Mr. Von Hengst agrees, except as required by the performance of his duties, not to disclose or use any Confidential Information of the company or its affiliates, which is defined as all information disclosed to him or known by him as a consequence of or through his employment with the company where such information is not generally known in the trade or industry and where such information refers or relates in any manner to the business activities of the company. During the term of the Employment Agreement and for a period of twelve consecutive months after the termination of the Employment Agreement, Mr. Von Hengst agrees, except as required by the performance of his duties, not to induce, attempt to induce, counsel, advise, solicit or encourage any person to leave the employ of the company or, with respect to any person who had left the employ of the company within the previous six months, not to engage in any of the above activities in connection with such former employee's acceptance of employment with any person or entity other than the company. For a period of twelve consecutive months after the termination of the Employment Agreement for any reason other than a termination without cause, Mr. Von Hengst agrees not to (i) engage in the "diner business" anywhere in the United States;
(ii) engage in competition with the company within a 10 mile radius of any company owned or franchised facility or planned facility; or (iii) directly or indirectly, either individually or in any other capacity, work for, consult with or otherwise assist Movenpick, its parent corporation, affiliates and subsidiaries, in the development of "diners."

Mr. Von Hengst may terminate his Employment Agreement at any time upon sixty days written notice ("Voluntary Resignation"). Upon receipt of such notice, the company may elect to relieve Mr. Von Hengst of any or all of his duties or terminate him immediately. The company may terminate the agreement for cause (as that term is defined in the Employment Agreement), upon the death or disability of Mr. Von Hengst, or without cause. If the agreement is terminated by Voluntary Resignation or for cause, (i) the company's obligation to pay the Base Salary, Bonus and medical benefits shall cease immediately on the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest immediately with the company. If the agreement is terminated for death (i) the company's obligation to pay the Base Salary, Bonus and medical benefits shall cease immediately on the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs). If terminated for disability, defined as the inability to perform the essential function of the job, with or without accommodation, for at least 180 consecutive days, (i) Mr. Von Hengst's right to the Base Salary and Bonus shall cease on the date of termination, (ii) the company shall make the medical benefits available to Mr. Von Hengst for a period of eighteen months following termination, the costs of which shall be paid by the company for the first twelve months of such period; and (iii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs). If terminated without cause, (i) Mr. Von Hengst shall be entitled to the Base Salary, Bonus, and medical benefits for a one year period commencing with the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs).

Officer Employment Agreements. The company has an employment agreement with Patrick Meskell through March 4, 2004. Although the agreement was not amended, Mr. Meskell was promoted from Senior Vice President, Human Resources, to Executive Vice President, Operations with an increase in his base salary to $150,000, with future adjustments to his base salary to be determined by the board. In addition, he is entitled to (i) participate in bonus and stock option plans made available to executive employees of the company; (ii) receive a $500 per month car allowance, (iii) receive life insurance coverage of $500,000; (iv) participate in group health and dental plans generally offered to employees of the company; (v) receive long term disability insurance coverage in amount of approximately 60% of the employee's base salary per month, subject to a 90 day initial waiting period; (vi) receive three weeks paid vacation that does not accrue or carry over from one year to the next; and (vii) receive sick leave and other benefits, in accordance with the company's policies for its executives. The employee has a confidentiality and non-competition agreement with the company.

The agreement is terminable at any time by either party thereto. However, if the company terminates the agreement, the company will pay the employee all base salary earned but unpaid on the date of resignation plus three months base salary. If the employee resigns and provides at least three months notice, the company will pay the employee all base salary earned but unpaid on the date of resignation plus three months base salary payable after resignation on the same schedule as the salary that was paid before resignation. If the employee resigns without providing at least three months prior notice, (i) all stock options and all stock purchase rights granted under the Stock Option Plan to the employee
(a) subsequent to March 1, 1999, (b) on December 15, 1997, and (c) to Mr. Meskell on December 29, 1997 will be terminated on the date of resignation; and
(ii) the employee will sell and the company will purchase all shares of the company acquired by the employee pursuant to stock options or stock purchase rights within six months prior to the date of resignation at a purchase price equal to the price paid for the shares.

Non-Employee Director Compensation

During the year ended December 31, 2001, each of the company's non-employee directors received an option to purchase 4,000 shares on June 15, 2001 under the 1996 Non-Employee Director Stock Option Plan Such options were exercisable at a price equal to 100% of the fair market value on the date of grant, and were to vest at any time, in whole or in part for period of ten years beginning one year after the date of the grant. Pursuant to resolutions unanimously approved by the company's Board of Directors on December 13, 2001, each non-employee director agreed to surrender for cancellation options for an aggregate of 12,000 shares under the 1996 Non-Employee Director Stock Option Plan, including the foregoing options, as follows: (i) an option for 4,000 shares, fully vested, exercisable at $1.00 per share and expiring on June 17, 2009; (ii) an option for 4,000 shares, fully vested, exercisable at $0.844 per share and expiring on June 15, 2010; and (iii) an option for 4,000 shares, exercisable at $0.40 per share beginning on June 15, 2002 and expiring on June 14, 2011. In addition, Mr. Kaplan and Mr. Steiner each also agreed to surrender for cancellation an option under the Second Amended and Restated 1991 Stock Option Plan for 5,000 shares, fully vested, exercisable at $4.05 per share and expiring on December 30, 2005. The board agreed to grant each non-employee director new options under the 1996 Stock Option Plan on July 31, 2002, exercisable for the same number of shares as those that were canceled, and having the same vesting and termination terms as the canceled options, but with exercise prices equal to the fair market value of the shares on July 31, 2002 ($0.22 per share). Also pursuant to the foregoing resolutions, all non-employee directors, except for Mr. Collier, each agreed to cancel the following options for an aggregate of 2,000 shares under the 1996 Non-Employee Director Stock Option Plan in exchange for new options under the 1996 Stock Option Plan with similar vesting and exercise prices, but which do not expire until December 18, 2011: (i) a fully vested option for 1,000 shares exercisable at $0.8125 per share and expiring December 31, 2001; and (ii) a fully vested option for 1,000 shares exercisable at $0.938 per share and expiring March 31, 2002. Mr. Collier agreed to the cancellation of his option for 1,000 shares under the 1995 Non-Employee Director Stock Option Plan, fully vested and exercisable at $0.938 per share and expiring March 31, 2002, in exchange for a new option for 1,000 shares under the 1996 Stock Option Plan, fully vested on the date of grant, exercisable at $0.938 per share and which expires on December 18, 2011. A total of 70,000 options were surrendered for repricing by non-employee directors.

Other than the option grants and the reimbursement of certain expenses, non-employee directors received no other compensation for service as directors for the year ended December 31, 2001. Mr. Louis Neeb received $2,000 in 2001 as payment for consulting services.

Compensation Committee Report to Shareholders

The compensation committee of the board is composed solely of non-employee directors. The compensation committee determines all aspects of the compensation to be paid to the company's executive officers. The compensation committee report follows:

The company's executive compensation program is designed to promote the following objectives: (i) to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long term success of the company; (ii) to align management's interests with the company's by tying a portion of the executive's compensation to the company's performance; and (iii) to align management's interests with shareholders by including long term equity incentives as part of the executive's compensation. The compensation of the company's executive officers includes cash compensation, long-term incentive compensation in the form of stock options, and participation in various benefit plans, most of which are generally available to employees of the company.

Cash Compensation. Cash compensation of the company's executive officers consists of a base salary and, if earned, an annual performance bonus. The compensation committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. In formulating these recommendations, the Chief Executive Officer considers the overall performance of the company and base salaries of executive officers at similarly situated restaurant companies, taking into consideration the individual experience of these officers, and conducts an informal evaluation of individual officer performance. Final decisions on any adjustments to the base salary for executives, other than the Chief Executive Officer, are made by the committee in conjunction with the Chief Executive Officer. The Committee's evaluation of the recommendations by the Chief Executive Officer considers the same factors outlined above and is subjective with no particular weight assigned to any one factor. The committee considers the factors outlined above in evaluating the base salary of Robert T. Giaimo, the company's Chief Executive Officer.

The company's management, including executive officers, are eligible to receive annual incentive awards based on the company's financial performance and the efforts of its executives. Performance is measured based on restaurant-level profitability, control of corporate overhead expenses and timely achievement of store development schedule. No executive officer received a cash bonus for the year ended December 31, 2001, other than Ype Von Hengst who received a bonus which is applied to repay outstanding principal and interest on a loan made by the company to Mr. Hengst in 1999. See "Executive Compensation."

Stock Options. The executive officers, as well as other key employees, are eligible to participate in the company's Stock Option Plan. The purpose of the Stock Option Plan is to provide increased incentives to salaried employees, to encourage new employees to become affiliated with the company and to align the interests of such persons with those of the company's shareholders. The Stock Option Plan is administered by the compensation committee. The compensation committee has the authority to determine the individuals to whom the stock options are awarded, the terms upon which option grants shall be made and the number of shares subject to each option, all subject to the terms and conditions of the Stock Option Plan.

In the year ended December 31, 2001, no options were granted to executive officers. However, pursuant to resolutions unanimously adopted by the board as of December 13, 2001, the company agreed to grant options to the following individuals on July 31, 2002, or on February 1, 2003, if the individual elected to defer the grant date of a portion of the options to enable the options to qualify for federal income tax purposes as incentive stock options, for the following numbers of shares: (i) Robert T. Giaimo: 400,0000 shares; (ii) Ype Von
Hengst: 355,000 shares; and (iii) Patrick Meskell: 430,012 shares. The company agreed to grant these options in connection with the cancellation of equal numbers of options held by the foregoing individuals. The exercise prices of these options was to be based on the fair market value of the underlying shares on the dates such options were granted, except in the case of Mr. Giaimo, whose options were to have an exercise price equal to 110% of the fair market value of the underlying shares on the date of grant. None of the executive officers deferred the grant date, and thus the fair market value on July 31, 2002, namely $0.22 per share, has been used as the exercise price or, in the case of Mr. Giaimo, as the basis for the calculation of the exercise price.

Other Compensation. The company provides certain other benefits to the executive officers, such as health insurance, that are generally available to company employees. In addition, officers and key employees of the company may be eligible to receive supplemental disability coverage, automobile allowance and insurance benefits.

                                     THE COMPENSATION COMMITTEE

                     Charles M. Steiner, Compensation Committee Chairman Michael Collier, Compensation Committee Member Louis P. Neeb, Compensation Committee Member

Performance Graph

Set forth below is a line graph comparing the total cumulative return on the shares from December 27, 1996 through December 30, 2001 with the CRSP Total Returns Index for U.S. companies traded on the Nasdaq Stock Market (the "Market Group") and an index group of peer companies, the CRSP Total Returns Index for U.S. Nasdaq Stocks for (SIC 5800-5899) eating and drinking companies (the "Peer Group"). The companies in each of the Market Group and the Peer Group were weighted by market capitalization. Returns are based on monthly changes in price and assume reinvested dividends. These calculations assume an initial investment of $100 in the shares, the Market Group and the Peer Group, with the reinvestment of all dividends paid thereafter. The company's shares were traded on the OTC Bulletin Board under the symbol FDTR until March 27, 1996 when it began trading on the Nasdaq National Market under the symbol SLVR. The company's shares ceased to trade on the Nasdaq National Market on May 7, 2001 when the shares began trading, once again, on the OTC Bulletin Board under the symbol SLVR.OB.

                             Comparison of Six Year
                             Cumulative Total Return

                              [GRAPH APPEARS HERE]

Total Returns Index                         12/27/96    12/28/97    01/03/99    01/02/00   12/31/00    12/30/01
-------------------                         --------    --------    --------    --------   --------    --------
Silver Diner, Inc.                            100.00       31.89       20.73       30.93      37.17        9.52
The Market Group                              100.00      102.69      154.03      149.38     141.30      145.11
The Peer Group                                100.00      117.76      172.43      313.73     193.11      149.06

Related Party Transactions

       Silver Diner Potomac Mills, Inc. Pursuant to lease agreements dated October 14, 1991 and May 27, 1992, the company leases the Silver Diner restaurant in Potomac Mills, Virginia (the ("Potomac Mills Restaurant") from Silver Diner Potomac Mills, Inc ("SDPMI"), a corporation wholly owned by Robert
T. Giaimo, the Chairman and President of the company. The leases require the payment of an annual base rent, with annual adjustments based on the Consumer Price Index, and the payment of percentage rent based on gross receipts. Percentage rent is calculated by multiplying the gross receipts by eight percent and subtracting the quotient obtained by dividing the annual base rent by thirteen percent. Any positive difference is payable as percentage rent. To date, the Company has not paid any percentage rent and is unlikely to do so in the foreseeable future. The leases expire in late 2011. For the years ended December 30, 2001, December 31, 2000 and January 2, 2000, occupancy costs were $515,050, $356,000 and $360,000 respectively, under terms of the leases. Current annual base rent is $384,362.

Robert Giaimo Development, Inc. On June 17, 1997, the company purchased from Robert Giaimo Development, Inc. ("RGDI"), a corporation wholly owned by Robert
T. Giaimo, the Chairman and President of the company, an undivided 70% interest in the parcel of land used as a parking lot for the Potomac Mills Restaurant. The total purchase price of the land was $408,000, of which $267,000 was borrowed from a bank, secured by the land, bearing interest at the prime rate (4.75% at December 31, 2001), and matures in June 2003.

The company is obligated under a management agreement originally entered into between Silver Diner Limited Partnership ("SDLP"), an entity in which the Company was and currently is the sole General Partner and now holds 100% of the partnership interest, and SDPMI (the "Management Agreement"). The Management Agreement provides that the company is the exclusive manager of the Potomac Mills Restaurant is entitled to receive all of the revenues, subject to all of the expenses from the operations of such restaurant. The Management Agreement was entered into prior to the construction of the Potomac Mills restaurant, and was entered into to provide SDLP with the opportunity to operate the Potomac Mills restaurant, the acquisition of which was financed by RGDI, since SDLP did not have the financial ability to acquire land and to construct the restaurant. The Management Agreement is unlimited in duration and can only be terminated by mutual agreement of the company and SDPMI, or following notice that the company failed to meet its management obligations and responsibilities. RGDI has granted the company an option to purchase the Potomac Mills Restaurant for an amount equal the fair market value, on the date of purchase, as determined by an appraisal.

Loan To Ype Von Hengst. In connection with his entering into an employment agreement with the company on November 9, 1998, Ype Von Hengst, a Director and officer of the company, received a $100,000 loan from the company, secured by his 182,881 shares in the company and bearing interest at 5.25% annually. The loan and accrued interest is to be repaid annually by applying an annual bonus received by Mr. Von Hengst beginning December 31, 1999. At December 30, 2001 $40,000 was outstanding.

Michael Collier And Uniwest Group, Inc. And Affiliates. The company has from time to time entered into contracts with Michael Collier, a Director, and with Uniwest Group, Inc., a construction company and certain of its affiliates, of which Michael Collier is President and a shareholder. In 2001, the company paid $193,191 to Uniwest Construction for miscellaneous construction and renovation of the existing diners and, in 2000, approximately $1,050,000 for the construction of the Virginia Beach, Virginia and Gaithersburg, Maryland locations and for miscellaneous construction and renovation to the existing diners. The company paid Uniwest Management Inc., which manages the real estate operations for the Merrifield diner, approximately $210,000 for rent and real estate taxes in 2001, and in 2000 approximately $189,500 as rent on the Merrifield lease. No consulting fees were paid to Mr. Collier in 2001, but in 2000 the company paid approximately $5,400 for real estate consulting services provided to the Company during fiscal year 2000. At December 30, 2001, $11,796 was payable to the Director and affiliates of the Director.

In 1995, the company entered into a ground lease with 2909 Gallows LC, landlord, covering the Merrifield facility. The landlord is a partnership in which Michael Collier owns a significant limited partnership interest. The lease provides for minimum annual rent of $110,000 in 1998 with fixed escalations in rent payments over the lease term through 2012. Rent payments in 2001 were $186,667. Annual rent payments in 2002 will be $206,667.

In January 2000, as an agent for Interface Properties, Inc., the landlord, the company entered into a construction contract with Uniwest Construction, Inc. for the construction of the Virginia Beach, VA Silver Diner. The contract was a fixed fee contract in the amount of $800,000. Pursuant to the lease agreement, the landlord is liable for all payments and terms under the construction contract agreement.

In February 2000, the company entered into a construction contract with Uniwest Construction, Inc. for the construction of the Lakeforest Mall Silver Diner. The contract was a fixed fee contract in the amount of $735,000. Uniwest Construction, Inc. acted as the general contractor and was paid a fee for coordinating and supervising the development of both facilities. All work and materials were provided by subcontractors whose prices are subject to bid.

Uniwest Construction, Inc. acted as the general contractor for the construction of the diner on the Merrifield property. Michael Collier was not a director of the company when the lease and construction contract were entered into.

Affiliated Stock Purchases. The company and the company's directors have made the following purchases since January 1, 2000.

                                          Date of                                                   Price Per
Name                       Position       Purchase       Nature of Transaction        # Shares        Share
----                       --------       --------       ---------------------        --------        -----
Michael Collier            Director          8/06/01    Stock option exercise          8,801          $ 0.003
                                             3/22/02    Stock option exercise         17,268          $ 0.003
Edward Kaplan              Director          5/05/00    Open market                    2,600          $0.9062
Edward Kaplan              Director          5/05/00    Open market                    3,400          $0.9375
Company                    N/A               1/21/00    Open market                    7,000          $ 1.031
Company                    N/A               5/15/00    Open market                    1,500          $ 0.936
Company                    N/A               8/25/00    Open market                    6,900          $  1.03
Company                    N/A               8/28/00    Open market                    2,500          $  1.03
Company                    N/A               8/31/00    Open market                    5,000          $  1.03

                             INDEPENDENT ACCOUNTANTS

Reznick Fedder & Silverman P.C. served as the company's independent auditors during fiscal years 2000 and 2001. Representatives of Reznick are expected to attend the Meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the shareholders. The audit committee has recommended, and the Board has approved, the selection of Reznick to serve as the company's independent auditors for the year ending December 29, 2002.

The table below sets forth the aggregate fees billed to the company for the year ended December 30, 2001 by Reznick. The audit committee has considered whether the provision of non-audit services is compatible with maintaining Reznick's independence, and concluded that providing such non-audit services does not interfere with Reznick's independence.

Reznick Compensation for 2001

                                                                 Amount

(approximate)
-------------

Annual Audit Fees and Quarterly Report Review                           $ 72,000
Financial Information Systems, Design and Implementation Fees                  0
All Other Fees                                                            39,000
                                                                        --------

          Total                                                         $111,000

                                  OTHER MATTERS

The Board knows of no other business which may come before the Meeting. If, however, any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                              SHAREHOLDER PROPOSALS

If shareholders approval of the reverse stock split is obtained and the company effects the reverse stock split, the company will no longer be subject to the proxy rules of the Securities Exchange Act of 1934. Consequently, the company will no longer be seeking proposals pursuant to those proxy rules, and shareholders may find it more difficult to make proposals for future annual meetings.

However, if we do not effect the reverse stock split, any proposal of a shareholder to be presented at the company's annual meeting of shareholders in 2003, including the nomination of persons to serve on the Board, must be received not later than February 10, 2003 to be considered timely for inclusion in the proxy materials for that meeting. Shareholders submitting proposals should submit them in writing and direct them to the company's secretary at the company's principal executive offices via certified mail, return receipt requested, to ensure timely delivery.

                          METHOD OF PROXY SOLICITATION

The entire cost of this solicitation of proxies will be borne by the company. The company's directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals. If the company adjourns the shareholders' meeting and if new proxies are required under applicable law, new proxies will be solicited in accordance with this paragragh.

                           INCORPORATION BY REFERENCE

The annual report on Form 10-K/A, which contains the audited financial statements of the company for the three years ended December 30, 2001, and the quarterly reports on Form 10-Q which contains the unaudited financial statements of the company for the first quarter ended April 21, 2002 and for the quarter ended July 14, 2002, are hereby incorporated by reference.

                                                        By Order of the Board,

                                                        Ype Von Hengst Secretary

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               SILVER DINER, INC.

Silver Diner, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify the following:

FIRST: The Certificate of Incorporation is hereby amended by deleting the first paragraph of Article FOURTH and inserting the following three new paragraphs in lieu thereof, which three paragraphs shall precede the current subparagraph A of Article

FOURTH:

            Upon the filing of this amendment with the office of the Secretary of State of the State of Delaware (the "Effective Date"), each Five Thousand shares of Common Stock then issued, which are the only voting securities of the Corporation issued and outstanding, shall be automatically reclassified into one share of Common Stock. For each holder that would be entitled to receive a fraction of one share of Common Stock after such reclassification, the Corporation shall pay cash in an amount equal to the fractional amount of the share multiplied by $0.32 per share.

            From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. The par value of a share of Common Stock shall remain unchanged after the reverse Stock Split at $0.00074 per share.

            From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 250,000, of which 200,000 shares shall be Common Stock of the par value of $0.00074 and 50,000 shares shall be Preferred Stock of the par value of $0.001 per share.

            SECOND: The Corporation's directors adopted resolutions which set forth the foregoing amendment, declared that this amendment is advisable and directed that this amendment be submitted for action by the Corporation's stockholders.

         THIRD: In accordance with Section 222 of the General Corporation Law of the State of Delaware, an annual meeting was called and a majority of outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, approved the foregoing amendment.

FOURTH: The foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.


IN WITNESS WHEREOF, Silver Diner, Inc. has caused this Certificate of Amendment to be signed and executed in its name and behalf by its duly authorized President in accordance with Section 103(a)(2) of the General Corporation Law of the State of Delaware.

DATED: September___, 2002                                     SILVER DINER, INC.

                                 Robert T. Giamo
                      President and Chief Executive Officer

                                    EXHIBIT B

                                   MEMORANDUM

TO:     Silver Diner Board of Directors

From:   Special Committee

Subject: Range of Fair Prices

The Committee was established for the purpose of recommending to the board a range of fair prices to be paid for shares to be acquired as a part of the reverse split of the outstanding shares of the Company's common stock. This memorandum summarizes the results of our review, the analysis performed, and includes a recommendation for the full Board's consideration.

For analysis, the Committee selected four conventional methods for determining a fair valuation. The four considered were those most prevalent in the industry, and deemed most appropriate for use in accomplishing the independent valuation objective. They included:

1. Comparable market value of publicly traded companies 2. Recent merger and acquisition activity for similar residual values in the restaurant sector 3. Discounted Cash Flow analysis 4. Liquidation value analysis

As stated these four were deemed appropriate because of their use in the restaurant industry. They are also appropriate for the Company given its' five-year history of earnings and cash flow, its' lack of a proven growth vehicle, and the nature of the transaction under consideration.

To determine value using the four methods, management was asked to provide the actual results of the company for a trailing 12 month period ended April 21, 2002 (TTM). These numbers were adjusted to remove one- time charges that would not be incurred on an ongoing basis. In addition, management was asked to provide their projections for fiscal year 2002 (FY 2002) with actual results through April 21 and their projections for the remaining nine periods of 2002. Finally, management was asked to provide projections through fiscal 2006. These later projections were standardized beginning in 2003 to remove the effects of inflation on sales and costs. For purposes of the discounted cash flow analysis, the projections were then straight lined to 2011.

Attached to this report under Tab 3, is a five-page valuation summary covering each of the above methods and showing the result of that analysis. We have also provided the actual results and projections provided by management. In addition, under Tab 11 we have provided the stock trading history between January 1, 2002 and May 3, 2002. Finally, we have included under Tabs 7,8,9, and the first two pages under Tab 3, the actual detailed analysis behind each of the four valuation methods.

For the discounted cash flow analysis we asked the Company's analyst to provide an analysis of the calculation of the appropriate standard discount rate to use for evaluating projected future cash flows. We then asked that the result be adjusted to reflect the lack of liquidity in the stock and the inherent risk in the Company's cash flow. This was necessary given the Company's history of inconsistent cash flow in prior years. This resulted in both a conceptual and a more realistic rate evaluation result. The range of per share values was $0.17 to $0.28 with an average of $0.23 per share.

For both the public company analysis, and merger and acquisition analysis, we asked for calculations to be prepared by the analyst based on both the trailing 12 months actual results of the Company, and the actual / projected management fiscal 2002 projections. For calculations using the actual/projected management fiscal year 2002 numbers we applied a 10 percent discount to the historical industry numbers to reflect the projected use of Company numbers against actual industry numbers. Calculations were then prepared on the enterprise value (cash paid plus debt less cash) method. We also reviewed the equity value method (stock times cash price per share), but discounted it due to the lack of consideration of the effect of debt on company valuations. After reviewing the enterprise value calculations, we then had the analyst compute valuations on the two sets of Company numbers by multiplying the resulting EBITDA by the median multiple from the respective comparable groupings under the respective survey results. For the public company grouping we used market values of less than $25 million. The public company analysis resulted in a per share value of $0.11 using the trailing 12 months on the equity method, and a per share value of $0.26 on both the equity and the enterprise value using fiscal year 2002 projections.

For the merger and acquisition grouping we asked that calculations be based on residual interest acquisitions since January 1, 2001. Using this date provided a degree of comfort that we were using current real valuations for purposes of comparison. To test it we also asked to see if going back to January 1, 1999 would change the resulting calculations. There was only one comparable transaction prior to January 1, 2001, and including it did not make a material change in the resulting analysis. For valuation purposes, the committee again placed emphasis on the total enterprise valuation since it reflects the most complete evaluation of the actual total price paid by a buyer, and is not distorted by the effects of different degrees of debt leverage on prices paid for companies. The merger and acquisition calculation resulted in a per share value of $0.08 using the trailing 12 months on the equity method, and a range of per share values of $0.20 to $0.25 using fiscal year 2002 projections.

During the review of actual merger and acquisition results the Committee also reviewed the premium paid over market in actual comparable transactions. For this analysis we asked for calculations based on applying the average premium paid one month prior to announcement to the actual 30-day average trading price of the company's stock. Again this was calculated for comparable transactions in the more recent period (since January 1, 2001), the longer period (since January 1, 1999), and for all transactions and remaining interest transactions. There was no material difference in the median under any of the categories. The value for our company using a closing price of $0.24 and applying an actual purchase price premium of 35% was $0.33 per share. We feel the average premium over the 30 day period one month prior to announcement is the appropriate comparable because it avoids any market distortions leading up to the announcement of a transition.

For the liquidation value analysis we asked that the analyst begin with the Company financial asset book values as of March 24, 2002. These were then adjusted by asset category to reflect industry experience on the residual values that would occur in the event of a liquidation of the Company. For this analysis the assumption was made that the Company could be liquidated without regard to restrictions that exist in the current leases for the majority of the. Company properties. To the extent that a landlord such as Rockville refused a lease assignment, this liquidation value projection would be significantly reduced. Also, the values calculated were reduced by bank debt (which takes priority in any liquidation) and increased by available cash.

The liquidation value calculated was $0.19 per share. We have asked that this analysis be updated when the April 21, 2002 balance sheet is completed. The committee was aware that the accounting book value was $0.98 per share as of April 21, 2002. However, the committee felt this was only an accounting convention, and did not reflect an actual liquidation valuation of the company.

Based on the various analysis used, the stock price on May 3, 2002, and the Committee judgment, we recommend to the Board a range of prices between $0.28 and $0.33 per share. A price of $0.32 per share is approximately 33% over the 30 day ended April 19, 2002 average trading price of the Company stock of $0.24, and 33% over the $0.24 per share closing price on May 3, 2002. This valuation equates to an Enterprise Value/EBITDA multiple of approximately 5.7 times using the actual/projected fiscal 2002 numbers provided by management, and an Enterprise Value/EBITDA multiple of 15.5 times the TTM. Finally, these compare to the actual median Enterprise Value/EBITDA multiple of 5.4 times for the comparable companies reviewed under the merger and acquisition analysis.

                                    EXHIBIT C

                    PROJECTED CONDENSED FINANCIAL STATEMENTS

The projections and the assumptions supporting the projections are based on future events and circumstances that may or may not arise and are referred to as forward-looking information. Such forward-looking information is based on assumptions of the company's historical operations and changes in operating costs, capital spending, financial sources and the effects of competition, customer satisfaction, and inflationary and general economic conditions. Such forward-looking information is subject to changes and variations which are not reasonably predictable and which could significantly affect future results. Accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company due to various factors. These factors include changes in economic conditions, both nationally and in our primary market area, development and construction activities, if any, acceptance of the Silver Diner concept, increased competition in the restaurant industry, weather conditions, the quality of the company's restaurant operations, the adequacy of operating and management controls, dependence on discretionary consumer spending, dependence on existing management, inflation and general economic conditions, and changes in federal or state laws or regulations. There will usually be differences between projected and actual results because events and circumstances frequently do not occur as expected and those differences may be material.

The projections prepared by management reflect the views of the special committee and the board. The special committee and the board recognized that the company's operating performance for the five years ended December 30, 2001 reflected on average negative same store customer counts and approximately flat same store sales. The special committee and the board also recognized the company's unpredictable operating performance and the uncertainty as to future growth. The special committee and the board believe that the most reasonable estimate of the company's operating performance over the next five years is that it will be nearly the same as the company's combined actual and estimated performance for the current fiscal year. Except as specifically noted, no adjustments were made for inflation.

Silver Diner, Inc.
Five-Year Projected Condensed Balance Sheet

Fiscal Period Ending Date                      2001           2002           2003           2004           2005           2006
                                               ----           ----           ----           ----           ----           ----
ASSETS

Current assets:
   Cash and marketable securities         $  1,839,091   $  2,732,704   $  2,554,210   $  2,262,494   $  1,992,386   $  1,744,266
   Inventory                                    99,846        115,223        115,223        115,223        115,223        115,223
   Prepaid expenses and other                  133,281        321,153        321,153        321,153        321,153        321,153
                                          ------------   ------------   ------------   ------------   ------------   ------------

           Total current assets              2,072,218      3,169,080      2,990,586      2,698,870      2,428,762      2,180,642

Property, equipment & improvements:         20,278,029     20,585,765     20,961,993     21,388,469     21,814,945     22,241,422
   Less accumulated depreciation            (7,036,242)    (8,373,252)    (9,709,508)   (10,877,176)   (11,960,343)   (13,028,675)
                                          ------------   ------------   ------------   ------------   ------------   ------------

                                            13,241,787     12,212,513     11,252,485     10,511,293      9,854,602      9,212,747

Due from affiliates                             40,000         48,937         48,937         48,937         48,937         48,937
Goodwill, net                                1,745,599      1,745,599      1,745,599      1,745,599      1,745,599      1,745,599
Deposits and other                             370,778        349,791        349,791        349,791        349,791        349,791

           Total assets                   $ 17,470,382   $ 17,525,920   $ 16,387,398   $ 15,354,490   $ 14,427,691   $ 13,537,716
                                          ============   ------------   ------------   ------------   ------------   ------------

LIABILITIES AND EQUITY

Current liabilities:
   Account payable and accrued expenses   $  2,118,345   $  2,454,184   $  2,454,184   $  2,454,184   $  2,454,184   $  2,454,184
   Current maturities of long-term debt        184,466        434,467        517,800        517,800        517,800        517,800
                                          ------------   ------------   ------------   ------------   ------------   ------------

           Total current liabilities         2,302,811      2,888,651      2,971,984      2,971,984      2,971,984      2,971,984

Deferred rent liability                      1,150,991      1,036,799        976,799        916,799        856,799        796,799
Long-term debt, less current maturities      2,557,317      2,622,851      2,105,051      1,587,251      1,069,451        551,651
                                          ------------   ------------   ------------   ------------   ------------   ------------

   Total liabilities                         6,011,119      6,548,300      6,053,834      5,476,034      4,898,234      4,320,434

Stockholders' equity:
   Common stock                                  8,687          8,739          8,739          8,739          8,739          8,739
   Additional paid-in capital               30,797,207     30,742,682     30,742,682     30,742,682     30,742,682     30,742,682
   Accumulated deficit                     (19,346,631)   (19,773,801)   (20,417,857)   (20,872,965)   (21,221,964)   (21,534,139)
                                          ------------   ------------   ------------   ------------   ------------   ------------

           Total stockholders' equity       11,459,263     10,977,620     10,333,564      9,878,456      9,529,457      9,217,282

           Total liabilities and equity   $ 17,470,382   $ 17,525,920   $ 16,387,398   $ 15,354,490   $ 14,427,691   $ 13,537,716
                                          ============   ------------   ------------   ------------   ------------   ------------

Silver Diner, Inc.
Five-Year Projected Condensed
Income Statement

Fiscal Period Ending Date                             2001                           2002                            2003
                                                      ----                           ----                            ----
Number of units, beginning                             13                         12                          12
New units                                              (1)                         -                           -
                                              -----------                -----------                 -----------
Number of units, period end                            12                         12                          12
Net sales                                     $31,833,254    100.0%      $31,802,858     100.0%      $31,802,858     100.0%
Restaurant operating margin                     6,506,304     20.4%        7,076,199      22.3%        6,837,614      21.5%
Occupancy                                       3,556,401     11.2%        3,361,936      10.6%        3,361,936      10.6%
Preopening                                        109,099      0.3%                -       0.0%                -       0.0%
Depreciation & amortization                     1,253,410      3.9%        1,201,484       3.8%        1,222,410       3.8%
                                                ---------      ---       -----------       ---       -----------       ---

Restaurant operating income                     1,587,394      5.0%        2,512,779       7.9%        2,253,268       7.1%
General and administrative                      2,873,327      9.0%        2,684,023       8.4%        2,684,023       8.4%
                                                ---------      ---       -----------       ---       -----------       ---

   Operating income (loss)                     (1,285,933)    -4.0%         (171,244)     -0.5%         (430,755)     -1.4%
Interest expense, net                             125,513      0.4%          135,534       0.4%           99,455       0.3%
Other                                             153,350      0.5%                -       0.0%                -       0.0%
Depreciation and amortization                     334,653      1.1%          135,526       0.4%          113,846       0.4%
                                                  -------      ---       -----------       ---       -----------       ---

Net income (loss)                             $(1,899,449)    -6.0%      $  (442,304)     -1.4%      $  (644,055)     -2.0%
                                              ============    ----       -----------      ----       -----------       ---

Earnings per share                            $     (0.16)               $     (0.04)                $     (0.05)
                                              ===========                -----------                 -----------

   Weighted average shares                     11,705,187                 11,756,666                  11,756,666

Operating cash flow                           $  (202,287)               $   894,706                 $   692,201
                                              ===========                -----------                 -----------

Borrowing capacity                            $  (778,027)               $ 3,441,176                 $ 2,662,310
                                              ===========                -----------                 -----------

Actual borrowing, period end                  $ 2,741,783                $ 3,057,317                 $ 2,622,851
                                              ===========                -----------                 -----------

Cash, period end                              $ 1,839,091                $ 2,732,704                 $ 2,554,210
                                              ===========                -----------                 -----------

Fiscal Period Ending Date                      2004                       2005                         2006
                                               ----                       ----                         ----
Number of units, beginning                             12                         12                          12
New units                                               -                          -                           -
                                              -----------                -----------                 -----------
Number of units, period end                            12                         12                          12
Net sales                                     $31,802,858    100.0%      $31,802,858     100.0%      $31,802,858     100.0%
Restaurant operating margin                     6,837,614     21.5%        6,837,614      21.5%        6,837,614      21.5%
Occupancy                                       3,361,936     10.6%        3,361,936      10.6%        3,361,936      10.6%
Preopening                                              -      0.0%                -       0.0%                -       0.0%
Depreciation & amortization                     1,064,810      3.3%          984,612       3.1%          978,408       3.1%
                                                ---------      ---           -------       ---       -----------       ---

Restaurant operating income                     2,410,868      7.6%        2,491,066       7.8%        2,497,270       7.9%
General and administrative                      2,684,023      8.4%        2,684,023       8.4%        2,684,023       8.4%
                                                ---------      ---         ---------       ---       -----------       ---

   Operating income (loss)                       (273,155)    -0.9%         (192,957)      0.6%         (186,753)     -0.6%
Interest expense, net                              79,096      0.2%           57,487       0.2%           35,499       0.1%
Other                                                   -      0.0%                -       0.0%                -       0.0%
Depreciation and amortization                     102,858      0.3%           98,555       0.3%           89,924       0.3%
                                                  -------      ---            ------       ---       -----------       ---

Net income (loss)                             $  (455,109)    -1.4%      $  (348,999)     -1.1%      $  (312,175)     -1.0%
                                              ===========     ====       -----------      ----       -----------       ---

(Earnings per share)                          $     (0.04)               $     (0.03)                $     (0.03)
                                              ===========                -----------                 -----------

   Weighted average shares                     11,756,666                 11,756,666                  11,756,666

Operating cash flow                           $   712,559                $   734,168                 $   756,157
                                              ===========                -----------                 -----------

Borrowing capacity                            $ 2,740,613                $ 2,823,725                 $ 2,908,294
                                              ===========                -----------                 -----------

Actual borrowing, period end                  $ 2,105,051                $ 1,587,251                 $ 1,069,451
                                              ===========                -----------                 -----------

Cash, period end                              $ 2,262,494                $ 1,992,386                 $ 1,744,266
                                              ===========                -----------                 -----------

   Silver Diner, Inc. Five-Year Projected Condensed Statement of Cash Flows

Fiscal Period                                          2001         2002          2003          2004         2005         2006
                                                       ----         ----          ----          ----         ----         ----
Cash Flows From Operations:
Net income (loss)                                 $ (1,899,449) $  (442,304)  $  (644,055)  $  (455,109) $  (348,999)  $  (312,175)
Depreciation and amortization                        1,588,063    1,167,668     1,083,167     1,068,332    1,083,167     1,068,332
Changes in other operating assets and
liabilities                                            509,429       30,448       (60,000)      (60,000)     (60,000)      (60,000)
                                                  ------------  -----------   -----------   -----------  -----------   -----------

        Net cash provided by operations           $    198,043  $   755,812   $   379,112   $   553,223  $   674,168   $   696,157

Cash Flows From Investing Activities:
Maturities of short-term investments              $          -  $         -   $         -   $         -  $         -   $         -
Purchases of property and equipment - new stores             -            -             -             -            -             -
Purchases of property and equipment - existing
stores                                                (425,642)    (347,555)     (376,228)     (426,476)    (426,476)     (426,476)
New unit cost in excess of projections                       -            -             -             -            -             -
                                                  ------------  -----------   -----------   -----------  -----------   -----------

        Net cash used in investing activities     $   (425,642) $  (347,555)  $  (376,228)  $  (426,476) $  (426,476)  $  (426,476)

Cash Flows From Financing Activities
Long-term borrowings (payments)                   $  1,482,200  $   315,534   $  (434,467)  $  (517,800) $  (517,800)  $  (517,800)
Sale/(purchase) of common stock                         39,259            -             -             -            -             -
Other                                                        -          480             -             -            -             -
                                                  ------------  -----------   -----------   -----------  -----------   -----------

        Net cash provided by financing activities $  1,521,459  $   316,014   $  (434,467)  $  (517,800) $  (517,800)  $  (517,800)

Net Increase/Decrease in Cash                     $  1,293,860  $   893,613   $  (178,494)  $  (291,717) $  (270,108)  $  (248,120)

Cash and Marketable Securities, Beginning         $    545,231  $ 1,839,091   $ 2,732,704   $ 2,554,210  $ 2,262,494   $ 1,992,386
                                                  ------------  -----------   -----------   -----------   ----------   -----------

Cash and Marketable Securities, Ending            $  1,839,091  $ 2,732,704     2,554,210   $ 2,262,494  $ 1,992,386   $ 1,744,266
                                                  ============  -----------   -----------   -----------  -----------   -----------

Assumptions to Five-Year Projected Condensed Financial Statements

1. The projected condensed financial statements for the five years ending December 31, 2006, were prepared by the management of the company and reflect the views of the special committee and the board. The financial statement for the year ended December 30, 2001, is based on the actual results of operations for the period then ended. The audited financial statements of the company for the three years ended December 30, 2001, and notes thereto, are contained in the company's annual report on Form 10-K/A which accompanies this proxy statement. Also accompanying this proxy statement are the company's quarterly report on Form 10-Q which contains the unaudited financial statements of the company for its first quarter ended April 21, 2002 and the company's quarterly report on Form 10-Q which contains the unaudited financial statements of the company for its first quarter ended July 14, 2002.

2. The projected condensed financial statements for the year ending December 29, 2002, is based on the results of the company's operations for the first quarter ended April 21, 2002, and projected operations for the remaining nine months of the current fiscal year, which is based on historical trends in sales and on margins. The period ended April 21, 2002 is not necessarily indicative of operations for the full fiscal year 2002 for several reasons. First, the company experienced significant increases in management salaries and workman's compensation, and these expenses are now higher than reflected in the results of operations for the first quarter. Second, net revenues during the first quarter were significantly higher than normal because of the moderate weather in the Eastern part of the United States during January, February and March, 2002. Traditionally, this time of year results in lower net revenues than are achieved in other periods of the year because of winter weather conditions.

3. Projected net sales for the years 2003 to 2006 are projected to remain the same and have not been adjusted to reflect price increases or inflation.

4. Labor costs and costs of goods (specifically food and other restaurant consumables) could increase as a result of inflationary or other conditions, which would result in increased operating costs and thus increased net loss. However, it was concluded that any increases in operating costs would most likely be offset by increases in menu prices, with the result that net income
(loss) over the five-year period should remain relatively consistent. It should be noted that, historically, operating and other expenses increase sooner than the company can increase menu prices in each of its restaurants and increase at rates higher than the company is able to pass through to customers. The result is that net revenues generally lag behind increases in operating and other expenses since the company is unable to pass on price increases immediately. It was also noted that as menu prices increase, the number of customers can sometimes decrease as customers turn to other alternative eating establishments.

5. Restaurant operating margins for fiscal year 2002 are estimated to be approximately 22.3%, which is 1.2% higher than the average results for fiscal years 1997 through 2001. The projections assume that this margin will not continue in subsequent years, but that it is not reasonable to assume that restaurant operating margins will be closer to the company's historical experience. Restaurant operating margin for fiscal years 2003 to 2006 is assumed to be 21.5%, which reflects an improvement of 0.4% over the average results for fiscal years 1997 through 2001.

6. Occupancy costs are assumed to remain constant. The majority of the company's locations use a constant rent expense throughout the year. Annual fixed or CPI invoices in our base rent are not reflected in the projected consolidated financial projections, since these projections also do not reflect inflationary increases, which tend to offset each other.

7. Although the company may (but has no plans at this time) open restaurants in 2004 and beyond, the company has no plans at this time to open any new restaurants and therefore the projections do not reflect pre-opening costs or capital expenditure related to such development.

8. Depreciation and amortization are based on actual results for the first quarter of fiscal year 2002 and projections for the balance of the fiscal year. Depreciation and amortization for each of the succeeding years are based on the current asset base and estimated asset expenditures over the next four years.

9. General and administrative expenses reflect a reduction from general administrative expenses from prior fiscal years of approximately $200,000 and reflect management's feeling that improved efficiency and cost controls will result in reduced expenses. General administrative expenses for the remaining four years are projected to be approximately the same. Inflationary or other economic conditions have not been considered. General administrative expenses do not reflect any costs associated with the reverse stock split or any savings that may result if the reverse stock split is implemented.

10. Interest expense assumes payment on the company's outstanding debt pursuant to the terms of the loan agreement.

11. Earnings per share is based on the weighted average number of shares outstanding at December 30, 2001, and does not reflect any reduction for the reverse stock split.

12. Operating cash flow represents net income (loss) plus non-cash expenses, primarily depreciation and amortization.

13. Borrowing capacity reflects the notes payable outstanding at April 21, 2002, adjusted to reflect amortization of the loan pursuant to existing loan repayment schedules.

14. As set forth below, certain separate line items in the company's annual report on Form 10K/A were condensed, renamed or moved in the projected financial statements. In particular, we note that the "Operating income (loss)" in the projected condensed financial statements is $600,000 less than the "Operating loss" in the Annual Report on Form 10K/A because the line items corporate "Amortization and depreciation" and "Write off of abandoned site costs" have not been included in the calculation of "Operating income (loss)" in the projected financial statements. None of the differences affect the analysis or conclusions of the special committee or the board in determining a fair price to be paid in lieu of fractional shares.

         Annual Report on Form 10K/A                                               Projected Financial Statements
Balance Sheet:

"Incentive rebates" and "Prepaid expenses and other current assets"             Combined in "Prepaid expenses and other"
"Loss from diner closing"                                                       Named "Preopening"
"Deferred charges and other"                                                    Named "Deposits and other"
"Treasury stock" and "Accumulated deficit"                                      Combined in "Accumulated deficit"

Income Statement:

"Cost of Sales" "Labor" "Operating"                                             Combined in calculation of "Net Restaurant Operating
"Depreciation and amortization"                                                 Margin" Moved to below "Operating income (loss)"
"Write off of abandoned site costs" "Net proceeds from fire insurance"          Combined in "Other" below "Operating income
                                                                                (loss)"
"Interest expense" and "Investment income, net"                                 Combined in "Interest expense, net"

Statement of Cash Flows:

"Loss on diner closing" "Compensation expense"                                  Combined in "Changes in other operating assets
"Changes in operating assets and liabilities" and sub-line items                and liabilities"
"Proceeds from issuance of common stock" and "Proceeds from                     Combined in "Sale/(purchase) of common stock"
issuance of treasury stock"
"Proceeds from long-term debt" and "Payment of long-term debt"                  Combined in "Long-term borrowings (payment)"

                               SILVER DINER, INC.

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 27, 2002.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SILVER DINER, INC. (THE "COMPANY"). The undersigned holder of shares of Common Stock of the company (the "Shares") hereby appoints Robert T. Giaimo, Chairman of the Board, President, Chief Executive Officer and Treasurer, or failing him, Ype Von Hengst, Director, Vice President, Executive Chef and Secretary, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting of shareholders of the company to be held on September 27, 2002 at 10:00 a.m. (Eastern time), at the [Homewood Suites Hotel, 8130 Porter Road, Falls Church, Virginia 22042], and at any adjournments thereof (the "Meeting"), and hereby revokes any proxy previously given by the undersigned. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the company.

Without limiting the general powers hereby conferred, with respect to the following company proposals, the Shares represented by this proxy are to be voted:

Vote On Directors

1. The nominees for Directors are:
                                                       For  Withhold  For All  To withhold authority to vote, mark "For all Except"
    01)  Robert T. Giaimo    05)  Edward H. Kaplan     All    All     Except   and write the nominee's number on the line below
    02)  Catherine Britton   06)  Patrick Meskell
    03)  Michael Collier     07)  Louis P Neeb         [_]    [_]      [_]     ________________________________________
    04)  Ype Von Hengst      08)  Charles M. Steiner

2.  Vote on Proposal

To amend the company's Certificate of Incorporation, as amended, to effectuate a reverse split (the "reverse stock split") of the outstanding shares of the
company's Common Stock (the "Shares"). Pursuant to the reverse stock split all        FOR           AGAINST         ABSTAIN
of the Shares held by each shareholder will be converted into a lesser number of
shares, based on a ratio of 5,000 outstanding Shares being converted into one         [_]             [_]             [_]
share, with no fractional shares being issued as a result of the reverse stock split. Each shareholder who would otherwise be entitled to receive a fractional share post reverse stock split shall receive $0.32 per share for each share held before the reverse stock split that would result in a fractional share. The amendment will also reduce the authorized capital stock from 21,000,000 shares, of which 20,000,000 are common stock and 1,000,000 are preferred stock issuable in series, to 200,000 shares of common stock and 50,000 shares of preferred stock issuable in series.


3. In their discretion on any other matters that may properly come before the meeting or any adjournment thereof, including any decision to adjourn the meeting for the purpose of soliciting additional proxies.

   Yes         No

   [_]         [_]

             (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

(CONTINUED FROM PREVIOUS SIDE)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in favor of each of the proposals set forth above.

Please sign exactly as name appears below. When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated                    , 2002

                                                                   Signature

                                                      Signature, if Held Jointly

Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.